UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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MSC INDUSTRIAL DIRECT CO., INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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75 Maxess Road
Melville, New York 11747

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the shareholders of MSC Industrial Direct Co., Inc.:

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of MSC Industrial Direct Co., Inc., a New York corporation, will be held on January 15, 2015 at 9:00 a.m., local time, at the Hilton Long Island/Huntington, 598 Broad Hollow Road, Melville, New York 11747, for the following purposes:

1.	to elect eight directors to serve for one-year terms;
2.	to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2015;
3.	to approve, on an advisory basis, the compensation of our named executive officers;
4.	to approve our 2015 Omnibus Incentive Plan;
5.	to approve the amendment and restatement of our Associate Stock Purchase Plan to (i) increase the number of shares available for sale thereunder by 350,000 shares of our Class A common stock and (ii) extend the term of the plan by an additional six years, through October 31, 2024; and
6.	to consider and act upon such other matters as may properly come before the annual meeting or any adjournments or postponements thereof.

Only shareholders of record at the close of business on November 26, 2014 are entitled to vote at the annual meeting and any adjournments or postponements thereof.

All shareholders are cordially invited to attend the annual meeting. However, to assure your representation at the annual meeting, you are urged to vote on the Internet, by telephone or by completing, signing and dating the enclosed proxy card as promptly as possible, and returning it in the postage-paid envelope provided. Any shareholder attending the annual meeting may vote in person even if he or she has already voted on the Internet, by telephone or by returning a proxy.

By Order of the Board of Directors,

Steve Armstrong
Senior Vice President, General Counsel and
Corporate Secretary

Melville, New York
December 5, 2014

IMPORTANT:

The prompt return of proxies will ensure that your shares will be voted. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed within the United States.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDERS MEETING TO BE HELD ON JANUARY 15, 2015.

Our Proxy Statement and Annual Report are available online at:
https://materials.proxyvote.com/553530

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75 Maxess Road
Melville, New York 11747

2014 PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in our proxy statement. This summary does not contain all of the information that you should consider. You should read the entire proxy statement carefully before voting.

Annual Meeting

Date and Time	9:00 a.m., January 15, 2015
Location	The Hilton Long Island/Huntington, 598 Broad Hollow Road, Melville, New York 11747
Record Date	November 26, 2014
Voting	Record and beneficial shareholders as of the record date are entitled to vote. Holders of our Class A common stock and our Class B common stock vote together as a single class, with each holder of Class A common stock entitled to one vote per share of Class A common stock and each holder of Class B common stock entitled to ten votes per share of Class B common stock.

Meeting Agenda and Voting Matters

Proposal	Board Voting Recommendation	Page Reference (for more detail)
Election of eight directors	FOR EACH NOMINEE	Page 5
Ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2015	FOR	Page 19
Advisory vote to approve the compensation of our named executive officers	FOR	Page 56
Approval of the MSC Industrial Direct Co., Inc. 2015 Omnibus Incentive Plan	FOR	Page 57
Approval of the amendment and restatement of the MSC Industrial Direct Co., Inc. Associate Stock Purchase Plan	FOR	Page 68

Board Nominees

Name	Age	Director Since	Principal Occupation	Independent	Committee Memberships
					AC	CC	N&CG
Jonathan Byrnes	66	2010	Senior Lecturer at Massachusetts Institute of Technology	✓	✓	✓	✓
Roger Fradin	61	1998	Vice Chairman of Honeywell International Inc.	✓	✓	✓	✓
Erik Gershwind	43	2010	President and Chief Executive Officer of the company
Louise Goeser	61	2009	President and Chief Executive Officer of Grupo Siemens S.A. de C.V.	✓	✓	✓	✓C
Mitchell Jacobson (Board Chair)	63	1995	Non-executive Chairman of the Board of Directors of the company
Denis Kelly	65	1996	Managing Partner of Scura Paley LLC	✓	✓	✓C	✓
Philip Peller (Lead Director)	75	2000	Independent Director; Retired Partner of Arthur Andersen LLP	✓	✓C	✓	✓
David Sandler	57	1999	Executive Vice Chairman of the Board of Directors of the company

AC	Audit Committee
CC	Compensation Committee
N&CG	Nominating and Corporate Governance Committee
C	Chairman

Corporate Governance Highlights

Independence	• 5 out of our 8 director nominees are independent.
• The independent directors regularly meet in private executive sessions without management.
• We have an independent Lead Director, who serves as the presiding director at the executive sessions of the independent directors.
• All committees of our Board of Directors (referred to in this proxy statement as the Board) are composed exclusively of independent directors.

Board Oversight of Risk Management

•

The Board is responsible for the oversight of the company’s risk management and reviews our major financial, operational, compliance, reputational and strategic risks, including steps to monitor, manage and mitigate such risks.

• Each Board committee is responsible for oversight of risk management practices for categories of risks relevant to its functions.

Stock Ownership Requirements	• Our independent directors must own at least $210,000 of our common stock within five years of joining the Board.
• Our Non-executive Chairman, Executive Vice Chairman and Chief Executive Officer must own at least 6 times such individual’s annual salary in our common stock.

•

Within five years of attaining the position, each of our Executive Vice Presidents must own at least three times his or her annual base salary in our common stock, each of our Senior Vice Presidents must own at least two times his or her annual base salary in our common stock and each of our Vice Presidents must own at least one times his or her annual base salary in our common stock.

Board Practices and Accountability	• Our Board and each Board committee conduct annual assessments of their effectiveness as a group.
• All directors stand for election annually.

Other Corporate Governance Practices	• In the event of a significant restatement of financial results, the Board may recoup cash incentive bonuses and equity awards granted to our executive officers.
• Company management has in the past engaged in a wide-ranging dialogue with our major institutional investors and is committed to continuing this dialogue in the future.

Fiscal Year 2014 Company Performance

In fiscal year 2014, we successfully executed on our strategic plan, which focused on investment in infrastructure and strategic growth spending, building a foundation for long-term growth as our industry consolidates and as the economy continues to recover. Sales growth in our base business improved steadily throughout fiscal 2014, and we completed the integration of our Class C Solutions Group business which we acquired in April 2013, positioning our company for strong top-line growth in fiscal 2015. In addition, we have been growing our business in value-added, high retention channels through offerings in metalworking, Class C, e-Commerce, vending and overall inventory management solutions. At the same time, we offset some of the challenges related to gross margin with strong expense management.

Net sales increased 13.4% to $2.79 billion from $2.46 billion in fiscal 2013. Operating income in fiscal 2014 was $383.2 million, representing a decrease of 0.6% from operating income of $385.5 million in fiscal 2013. Our operating income was impacted by our growth investments as well as by $11.8 million of non-recurring integration and restructuring costs associated with the Class C Solutions Group acquisition, $3.0 million in executive separation costs and $2.6 million of non-recurring operating expenses related to the establishment of our co-located headquarters in Davidson, North Carolina. Diluted earnings per share increased 0.3% to $3.76 from $3.75 in fiscal 2013.

Fiscal Year 2014 Compensation Decisions

Consistent with our pay-for-performance compensation philosophy, the Compensation Committee of our Board took the following key actions with respect to the compensation of the named executive officers for fiscal 2014. Please see “Compensation Discussion and Analysis” on page 23 of this proxy statement:

•	Annual Incentive Bonus Payouts at Reduced Target Payout Levels. We exceeded the target adjusted EPS level under our bonus plan and management successfully executed on our strategic plan for fiscal 2014. However, because the target EPS level represented flat EPS growth versus fiscal 2013, the target bonus payout levels under our fiscal 2014 bonus plan were reduced to 80% of normal target payout levels, or below the median of the competitive market data. Annual bonus payouts were paid at 98% of the reduced target payout levels, representing 78.4% of the normalized target payout levels.

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•	Total Cash Compensation Generally Below Or Approximates 25th Percentile. Total cash compensation generally remained below or approximated the 25th percentile of the market data, with the exception of Mr. Jones. Mr. Gershwind’s total cash compensation was 16.7% below the 25th percentile of the competitive market data; Messrs. Kaczka’s and Cox’ total cash compensation approximated the 25th percentile; and Mr. Jones’ total cash compensation was slightly higher than the 25th percentile of the competitive market data.
•	Overall Total Direct Compensation Below 25th Percentile. We calculate total direct compensation as the sum of base salary, annual incentive bonuses and long-term equity awards granted in respect of performance for the fiscal year (other than for Mr. Cox, for whom we use the prior year’s equity awards). For fiscal 2014, Mr. Gershwind’s total direct compensation was 20.5% below the 25th percentile of the competitive market data; Mr. Kaczka’s total direct compensation approximated the 25th percentile; and Messrs. Jones’ and Cox’ total direct compensation approximated the median of the competitive market data. Overall, these named executive officers’ total direct compensation was below the 25th percentile of the competitive market data.

Compensation Summary

The following table shows the compensation for the following individuals for the fiscal years ended August 30, 2014 and August 31, 2013. For an explanation of the amounts in the table below, see “Summary Compensation Table” on page 44 of this proxy statement.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Erik Gershwind	2014	648,491	499,962	679,987	666,400	19,758	2,514,598
President and Chief Executive Officer	2013	547,500	269,991	479,999	200,000	18,930	1,516,420
David Sandler	2014	775,030	—	—	—	270,046	1,045,076
Executive Vice Chairman	2013	780,192	—	—	—	350,852	1,131,044
Jeffrey Kaczka	2014	423,664	249,940	349,993	196,000	21,152	1,240,749
Executive Vice President and Chief Financial Officer	2013	415,359	199,975	349,987	52,242	20,687	1,038,250
Douglas Jones	2014	368,670	199,985	349,993	158,303	18,230	1,095,181
Executive Vice President, Chief Supply Chain Officer	2013	361,439	199,975	349,987	49,248	97,239	1,057,888
Thomas Cox(1)	2014	355,159	199,985	299,989	167,927	11,796	1,034,856
Former Executive Vice President, Sales	2013	348,192	259,989	472,819	52,242	11,290	1,144,532
Eileen McGuire(2)	2014	205,584	1,209,772	735,351	—	530,740	2,681,447
Former Executive Vice President, Human Resources	2013	323,317	259,989	240,000	49,248	65,997	938,551

(1)	Mr. Cox resigned effective November 14, 2014.
(2)	Ms. McGuire resigned effective February 28, 2014.

Ratification of Appointment of Independent Registered Public Accounting Firm (Proposal No. 2)

Our Audit Committee has appointed the firm of Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal year 2015. Our Board considers it desirable for shareholders to pass upon the selection of the independent registered public accounting firm. Our Board recommends that you vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2015. Please see “Ratification of Appointment of Independent Registered Public Accounting Firm (Proposal No. 2)” on page 19 of this proxy statement.

Advisory Vote on Executive Compensation (Proposal No. 3)

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. This vote is advisory, which means that this vote on executive compensation is not binding on the company, our Board or our Compensation Committee. Based on company and individual performance, our Compensation Committee believes that compensation levels for fiscal year 2014 were appropriate and consistent with the philosophy and objectives of the company’s compensation programs. Our Board recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement. Please see “Advisory Vote on Executive Compensation (Proposal No. 3)” on page 56 of this proxy statement.

Approval of our 2015 Omnibus Incentive Plan (Proposal No. 4)

Our Board, upon the recommendation of our Compensation Committee, adopted, subject to shareholder approval, the MSC Industrial Direct Co., Inc. 2015 Omnibus Incentive Plan (referred to in this proxy statement as the 2015 Omnibus Plan). The 2015 Omnibus Plan, if approved by our shareholders, will become effective upon such approval and will replace our existing 2005 Omnibus Incentive Plan (referred to in this proxy statement as the Prior Plan). The purpose of the 2015 Omnibus Plan is to attract and retain highly qualified associates, non-executive directors and consultants, promote the growth and success of the company’s business by providing incentives to such individuals for outstanding performance, and align the long-term interests of associates and non-executive directors with those of our shareholders. If the 2015 Omnibus Plan is approved by our shareholders, subject to adjustment in accordance with the 2015 Omnibus Plan, the maximum aggregate number of shares of our Class A common stock that may be issued under the 2015 Omnibus Plan will be 6,000,000 shares, minus (i) three (3.0) shares for each share subject to a full value award granted under the Prior Plan after August 30, 2014 and (ii) one (1.0) share for each share subject to an award, other than a full value award, granted under the Prior Plan after August 30, 2014. Our Board recommends that you vote “FOR” the approval of the 2015 Omnibus Plan. Please see “Approval of the 2015 Omnibus Incentive Plan (Proposal No. 4)” on page 57 of this proxy statement.

Approval of the Amendment and Restatement of our Associate Stock Purchase Plan (Proposal No. 5)

Our Board adopted, subject to shareholder approval, an amendment and restatement of our Associate Stock Purchase Plan (referred to in this proxy statement as the Stock Purchase Plan) to (i) increase the number of shares available for sale thereunder by 350,000 shares of our Class A common stock to an aggregate of 1,500,000 shares of our Class A common stock and (ii) extend the term of the plan by an additional six years, through October 31, 2024. As of November 26, 2014, only 4,288 shares of our Class A common stock were available for future sale under the Stock Purchase Plan. Our Compensation Committee, in consultation with our Board and senior management, believes that the ability of our associates to purchase shares of our Class A common stock under the Stock Purchase Plan helps achieve our short and long-term compensation objectives and that the amendment and restatement is necessary to ensure that we will have a sufficient reserve of our Class A common stock available under the Stock Purchase Plan. Our Board recommends that you vote “FOR” the amendment and restatement of our Stock Purchase Plan. Please see “Approval of the Amendment and Restatement of our Associate Stock Purchase Plan (Proposal No. 5)” on page 68 of this proxy statement.

75 Maxess Road
Melville, New York 11747

PROXY STATEMENT

FOR

Annual Meeting of Shareholders
to be held on January 15, 2015

INFORMATION ABOUT THE MEETING

We are furnishing this proxy statement to you in connection with the solicitation of proxies by our Board of Directors, which we refer to as the Board, to be used at our 2015 annual meeting of shareholders, or at any adjournments or postponements thereof. This proxy statement describes the matters to be presented at the meeting and related information that will help you vote at the meeting. References in this proxy statement to “the company,” “we,” “us,” “our” and similar terms mean MSC Industrial Direct Co., Inc.

We have elected to take advantage of the “notice and access” rule of the Securities and Exchange Commission (which we refer to as the SEC) that allows us to furnish proxy materials to shareholders online. We believe that electronic delivery expedites the receipt of proxy materials, while significantly lowering costs and reducing the environmental impact of printing and mailing full sets of proxy materials. As a result, on or about December 5, 2014, we mailed to our shareholders of record as of the close of business on November 26, 2014, either (i) a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials online and how to request paper copies of our proxy materials or (ii) a printed set of proxy materials, which includes the notice of annual meeting, this proxy statement, our 2014 annual report to shareholders and a proxy card. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the materials unless you specifically request one. If your shares are held in the MSC Industrial Direct Co., Inc. 401(k) Plan, you will receive a printed set of proxy materials and the enclosed proxy will serve as a voting instruction card for the trustee of our 401(k) Plan, T. Rowe Price Trust Company, who will vote all shares of Class A common stock of the company allocated to your 401(k) account in accordance with your instructions. If you hold your shares through a broker, bank or other nominee, rather than directly in your own name, your intermediary will either forward to you printed copies of the proxy materials or will provide you with instructions on how you can access the proxy materials electronically.

When and where is the annual meeting?

Our 2015 annual meeting of shareholders will be held at the Hilton Long Island/Huntington, 598 Broad Hollow Road, Melville, New York 11747, on January 15, 2015 at 9:00 a.m., local time.

What am I voting on?

You are voting on the following proposals:

•	to elect eight directors to serve for one-year terms;
•	to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2015;

•	to approve, on an advisory basis, the compensation of our named executive officers;
•	to approve our 2015 Omnibus Incentive Plan;
•	to approve the amendment and restatement of our Associate Stock Purchase Plan to (i) increase the number of shares available for sale thereunder by 350,000 shares of our Class A common stock and (ii) extend the term of the plan by an additional six years, through October 31, 2024; and
•	to consider and act upon such other matters as may properly come before the annual meeting or any adjournments or postponements thereof.

What are the voting recommendations of the Board of Directors?

Our Board recommends that you vote “FOR” each of the director nominees, “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2015, “FOR” the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement, “FOR” the approval of our 2015 Omnibus Incentive Plan, and “FOR” the approval of the amendment and restatement of our Associate Stock Purchase Plan.

Who is entitled to vote?

Only shareholders of record of our Class A common stock and our Class B common stock at the close of business on November 26, 2014, the record date, are eligible to vote at the annual meeting. On that date, we had outstanding 48,505,096 shares of our Class A common stock and 13,295,747 shares of our Class B common stock.

What is a shareholder of record?

You are a shareholder of record if you are registered as a shareholder with our transfer agent, Computershare Shareholder Services.

What is a beneficial shareholder?

You are a beneficial shareholder if a brokerage firm, bank, trustee or other agent holds your shares in their name for your benefit. This form of ownership is often called ownership in “street name,” since your name does not appear in our records. If you are a beneficial shareholder, you may vote by following the voting instructions provided by your broker, bank, trustee or other nominee included with your proxy materials or with the instructions on how to access the proxy materials electronically.

What is a broker non-vote?

If you hold shares beneficially in street name and do not provide your broker, bank or other agent with voting instructions, your shares could constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and the beneficial owner does not provide instructions.

If you are a beneficial owner whose shares are held in the name of a broker, and you do not provide your broker with voting instructions, the broker has the authority to vote your shares for or against certain “routine” matters. The proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2015 is the only routine matter being considered at the 2015 annual meeting.

We encourage you to provide instructions to your broker or other nominee so that your shares may be voted. If you do not provide instructions to your broker or other nominee, your shares will not be voted in the director elections, on the advisory vote on executive compensation, the vote on the approval of our 2015 Omnibus Incentive Plan, or the vote on the approval of the amendment and restatement of our Associate Stock Purchase Plan.

What is a quorum?

A quorum is the minimum number of shares required to hold a shareholders meeting. Under New York law and our By-Laws, the presence in person or by proxy of the holders of a majority of the total shares of our Class A common stock and our Class B common stock that are entitled to vote is necessary to constitute a quorum at the annual meeting.

What is the vote required for each proposal?

The election of each nominee for director requires the affirmative vote of a plurality of the votes cast in person or by proxy at the annual meeting. Except in the case of Proposal Nos. 4 and 5, abstentions will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained. With respect to each of Proposal Nos. 4 and 5, which are subject to New York Stock Exchange shareholder approval rules, abstentions are counted as votes cast and therefore will have the same effect as votes against the proposal. Broker non-votes are not counted for any purpose in determining whether a matter has been approved, but, along with abstentions, are considered present and entitled to vote for purposes of determining a quorum.

On all matters to be voted upon at the annual meeting and any adjournments or postponements thereof, the record holders of our Class A common stock and our Class B common stock vote together as a single class, with each holder of Class A common stock entitled to one vote per share of Class A common stock and each holder of Class B common stock entitled to ten votes per share of Class B common stock.

How do I vote?

If you are a shareholder of record, you may vote in person at the 2015 annual meeting, on the Internet, by telephone or by signing, dating and mailing your proxy card. Detailed instructions for Internet voting are provided in the Notice of Internet Availability and instructions for Internet voting and telephone voting are provided in the printed proxy card. If you are a beneficial shareholder, you must follow the voting procedures provided by your broker, bank, trustee or other nominee included with your proxy materials or with the instructions on how to access the proxy materials electronically.

If you are a record holder and you sign your proxy card without giving specific instructions, your shares will be voted in accordance with the recommendations of our Board (“FOR” all eight of our nominees to the Board, “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2015, “FOR” the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement, “FOR” the approval of our 2015 Omnibus Incentive Plan, and “FOR” the approval of the amendment and restatement of our Associate Stock Purchase Plan).

If your shares are held in the MSC Industrial Direct Co., Inc. 401(k) Plan, the enclosed proxy will serve as a voting instruction card for the trustee of our 401(k) Plan, T. Rowe Price Trust Company, who will vote all shares of Class A common stock of the company allocated to your 401(k) account in accordance with your instructions. If the voting instruction card is returned without choices marked, and if not otherwise directed, the shares in your 401(k) account that are represented by the voting instruction card will not be voted.

What will happen if another matter properly comes before the annual meeting?

Our Board does not intend to bring any matter before the annual meeting except as specifically indicated in the accompanying notice and these proxy materials, nor does our Board know of any matters that anyone else proposes to present for action at the annual meeting. However, if any other matters are properly presented at the meeting for a vote, the enclosed proxy card confers discretionary authority to the individuals named as proxies to vote the shares represented by proxy as to those matters.

If I plan to attend the annual meeting, should I still vote by proxy?

All shareholders are cordially invited to attend the annual meeting. However, to assure your representation at the annual meeting, we urge you to vote your shares as promptly as possible either by Internet, by telephone or by completing, signing and dating a printed proxy card and returning it in the postage-paid envelope provided. Any shareholder attending the annual meeting may vote in person, even if he or she has already voted or returned a proxy card.

If you vote by Internet, telephone or proxy and also attend the meeting, you do not need to vote again at the meeting, unless you want to change your vote. Written ballots will be available at the meeting for shareholders of record. Beneficial shareholders who wish to vote in person at the meeting must request a proxy from their broker or other nominee and bring that proxy to the annual meeting.

Who pays the cost for the solicitation of proxies?

We will pay any expenses for the solicitation of proxies for the annual meeting. Such solicitation may be made in person or by telephone by officers and associates of the company. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses that they incur in forwarding material to the beneficial owners of shares of our Class A common stock.

How do I change my vote?

Shareholders of record may revoke their proxies and change their vote by giving written notice of revocation to our Corporate Secretary before the annual meeting, by delivering later-dated proxies (either in writing, by telephone or over the Internet), or by voting in person at the meeting. Beneficial shareholders may change their vote by following the instructions of their broker, bank, trustee or other nominee.

How may I obtain a separate set of proxy materials or request a single set for my household?

For registered shareholders who receive paper copies of this proxy statement, copies of our 2014 annual report to shareholders are being mailed simultaneously with this proxy statement. All other registered shareholders will receive a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials and annual report online and how to request paper copies of our proxy materials and annual report. If you are a registered shareholder and want to save us the cost of mailing more than one copy of our proxy materials and annual report or Notice of Internet Availability of Proxy Materials, as applicable, to the same address, we will discontinue, at your request to the Corporate Secretary of the company, mailing the duplicate copy to the account or accounts you select. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports or Notice of Internet Availability of Proxy Materials, as applicable, and who wish to receive a single copy of such materials in the future, will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address.

If you are the beneficial owner, but not the record holder, of shares of our Class A common stock, your broker, bank or other nominee may deliver only one copy of this proxy statement and our 2014 annual report or instructions on how to access the proxy materials electronically, as applicable, to multiple shareholders who share an address, unless that nominee has received contrary instructions from one or more of the shareholders. If you are a beneficial holder and wish to receive multiple copies of such materials in the future, you will need to contact your broker, bank or other nominee to request multiple copies.

We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and our 2014 annual report or Notice of Internet Availability of Proxy Materials, as applicable, to any registered shareholder at a shared address to which a single copy of the document or documents was delivered. A registered shareholder who wishes to receive a separate copy of the proxy statement and annual report or Notice of Internet Availability of Proxy Materials, as applicable, now or in the future, should submit this request by writing to Corporate Secretary, MSC Industrial Direct Co., Inc., 75 Maxess Road, Melville, New York 11747, or calling (516) 812-2000.

What is the address of your principal executive office?

The mailing address of our principal executive office is 75 Maxess Road, Melville, New York 11747. We also maintain a co-located headquarters at 525 Harbour Place Drive, Davidson, North Carolina 28036.

ELECTION OF DIRECTORS
(PROPOSAL NO. 1)

Eight directors will be elected at our 2015 annual meeting of shareholders for a term of one year expiring at the 2016 annual meeting, and will serve until their respective successors have been elected, or until their earlier resignation or removal. Each of the nominees for director was previously elected a director of the company by our shareholders.

Each nominee has indicated that he or she is willing to serve as a member of our Board, if elected, and our Board has no reason to believe that any nominee may become unable or unwilling to serve. In the event that a nominee should become unavailable for election for any reason, the shares represented by a properly executed and returned proxy will be voted for any substitute nominee who shall be designated by the current Board. There are no arrangements or understandings between any director or nominee for director and any other person pursuant to which such person was selected as a director or nominee for director of the company.

Our Nominating and Corporate Governance Committee has reviewed the qualifications and independence of the nominees for director and, with each member of the Nominating and Corporate Governance Committee abstaining as to himself or herself, has recommended each of the other nominees for election to our Board.

Qualifications of Nominees

We are one of the largest direct marketers and distributors of a broad range of metalworking and maintenance, repair and operations (MRO) supplies to industrial customers throughout North America. We operate primarily in the United States, with customers in all 50 states, through a network of twelve customer fulfillment centers and 103 branch offices. Our business strategy is to provide an integrated, lower cost solution to the purchasing, management and administration of our customers’ MRO needs. We believe that we add value to our customers’ purchasing process by reducing their total costs for MRO supplies, taking into account both the direct cost of products and the administrative, personnel and financial cost of obtaining and maintaining MRO supplies.

Our Nominating and Corporate Governance Committee is responsible for assessing the composition and performance of the Board of Directors and Committees of the Board and for recruiting, evaluating and recommending candidates to be presented for appointment or election to serve as members of the Board. In evaluating our Board, our Nominating and Corporate Governance Committee has considered that our directors have a wide range of experience as senior executives of large publicly traded companies, and in the areas of investment banking, accounting, business education and business management consulting. In these positions, they have also gained experience and knowledge in core management skills that are important to their service on our Board, such as business-to-business distribution, supply chain management, mergers and acquisitions, strategic and financial planning, financial reporting, compliance, risk management, intellectual property matters and leadership development. Several of our directors also have experience serving on the boards of directors and board committees of other public companies, which provides them with an understanding of current corporate governance practices and trends and executive compensation matters. Our Nominating and Corporate Governance Committee also believes that our directors have other key attributes that are important to an effective board of directors, including the highest professional and personal ethics and values, a broad diversity of business experience and expertise, an understanding of our business and industry, a high level of education, broad-based business acumen and the ability to think strategically.

In addition to the qualifications described above, the Nominating and Corporate Governance Committee also considered the specific skills and attributes described in the biographical details that follow in determining whether each individual nominee should serve on our Board.

2014 Nominees for Director

Name of Nominee	Principal Occupation	Age	Director Since
Jonathan Byrnes	Senior Lecturer at Massachusetts Institute of Technology	66	March 2010
Roger Fradin	Vice Chairman of Honeywell International Inc.	61	July 1998
Erik Gershwind	President and Chief Executive Officer of the company	43	October 2010
Louise Goeser	President and Chief Executive Officer of Grupo Siemens S.A. de C.V.	61	January 2009
Mitchell Jacobson (Board Chair)	Non-executive Chairman of the Board of the company	63	October 1995
Denis Kelly	Managing Partner of Scura Paley LLC	65	April 1996
Philip Peller (Lead Director)	Independent Director; Retired Partner of Arthur Andersen LLP	75	April 2000
David Sandler	Executive Vice Chairman of the Board of the company	57	June 1999

Jonathan Byrnes

Business Experience:  Dr. Byrnes has been a Senior Lecturer at MIT since 1992. In this capacity, he has taught graduate courses in Supply Chain Management and Integrated Account Management and programs for business executives, and he has supervised thesis research. He has been president of Jonathan Byrnes & Co., a consulting company, since 1976. Dr. Byrnes earned a doctorate at Harvard University, and is a former President of the Harvard Alumni Association. He also served a two-year term on Harvard University’s Advisory Committee on Shareholder Responsibility, and he is currently serving a three-year term on the Board of Directors of Harvard Magazine.

Specific Experience:  Dr. Byrnes is a recognized expert in the areas of supply chain and integrated account management, areas which are critical to industrial distribution. Dr. Byrnes provides our Board with key perspectives relating to our operations and business strategy.

Roger Fradin

Business Experience:  Mr. Fradin became Vice Chairman of Honeywell International Inc. in April 2014. He previously served as the President and Chief Executive Officer of the Automation and Control Solutions Division of Honeywell International Inc. from January 2004 until April 2014. Previously, he was President and CEO of the Security and Fire Solutions Division of Honeywell International Inc. From 1987 until 2000, Mr. Fradin served as the President of the ADEMCO Group.

Specific Skills and Attributes:  Mr. Fradin’s operational expertise and broad experience as a senior executive of a major diversified technology and manufacturing company makes him a valued asset to the Board. In addition, he provides critical insight and perspective relating to our customer base.

Other Directorships:  Mr. Fradin is also a director and member of the Audit Committee and Finance Committee of Pitney Bowes Inc.

Erik Gershwind

Business Experience:  Mr. Gershwind was appointed our President and Chief Executive Officer effective January 1, 2013. From October 2009 to October 2011, Mr. Gershwind served as our Executive Vice President and Chief Operating Officer and from October 2011 to January 2013, he served as our President and Chief Operating Officer. Mr. Gershwind was elected by the Board to serve as a director in October 2010. Previously, Mr. Gershwind served as our Senior Vice President, Product Management and Marketing from December 2005 and our Vice President of Product Management from April 2005. From August 2004 to April 2005, Mr. Gershwind served as Vice President of MRO and Inventory Management. Mr. Gershwind has held various positions of increasing responsibility in Product, e-Commerce and Marketing. Mr. Gershwind joined the company in 1996 as manager of our acquisition integration initiative.

Specific Skills and Attributes:  Mr. Gershwind has held senior management positions responsible for key business functions of the company and is a key contributor to our current strategy and success. In addition, as our Chief Executive Officer, he brings critical perspectives to our Board on our strategic direction and growth strategy.

Mr. Gershwind is the nephew of Mitchell Jacobson, our Non-executive Chairman of the Board, and the son of Marjorie Gershwind Fiverson, Mr. Jacobson’s sister. Mr. Jacobson and Ms. Gershwind Fiverson are also our principal shareholders. There are no other family relationships among any of our directors or executive officers.

Louise Goeser

Business Experience:  Ms. Goeser is President and Chief Executive Officer of Grupo Siemens S.A. de C.V. and is responsible for Siemens Mesoamérica. Before accepting this position in March 2009, Ms. Goeser served as President and Chief Executive Officer of Ford of Mexico from January 2005 to November 2008. Prior to that, she served as Vice President, Global Quality for Ford Motor Company, a position she had held since 1999. Prior to 1999, she served as Vice President for Quality at Whirlpool Corporation, and served in various leadership positions with Westinghouse Electric Corporation.

Specific Skills and Attributes:  Ms. Goeser has extensive experience in senior executive positions and as a director of large public companies, and she possesses the knowledge and expertise necessary to contribute an important viewpoint on a wide variety of governance and operational issues, as well as the reporting and other responsibilities of a public company.

Other Directorships:  Ms. Goeser is also a director and a member of the Compensation, Governance and Nominating Committee of PPL Corporation.

Mitchell Jacobson

Business Experience:  Mr. Jacobson was appointed our President and Chief Executive Officer in October 1995 and held both positions until November 2003. He continued as our Chief Executive Officer until November 2005. Mr. Jacobson was appointed our Chairman of the Board in January 1998 and became Non-executive Chairman of the Board effective January 1, 2013. Previously, Mr. Jacobson was President and Chief Executive Officer of Sid Tool Co., Inc., our predecessor company and current wholly-owned and principal operating subsidiary, which we refer to as Sid Tool, from June 1982 to November 2005.

Specific Skills and Attributes:  Mr. Jacobson has been instrumental to our past and ongoing growth, which reflects the values, strategy and vision that Mr. Jacobson contributes. His leadership as Chairman, experience in industrial distribution and strategic input are critically important to our Board. In addition, as one of our principal shareholders, Mr. Jacobson provides critical insight and perspective relating to the company’s shareholders.

Other Directorships:  Mr. Jacobson previously served as a director of HD Supply Holdings, Inc. from October 2007 to December 2013.

Denis Kelly

Business Experience:  Mr. Kelly has served as a Managing Partner of Scura Paley LLC, a private investment banking firm, since 2001. From 1993 to 2000, he was a Managing Director of Prudential Securities Inc. Previously, he served as the President of Denbrook Capital Corporation, a merchant banking firm, from 1991 to 1993. From 1980 to 1991, Mr. Kelly held various positions at Merrill Lynch, including Managing Director of Mergers and Acquisitions and Managing Director of Merchant Banking. Mr. Kelly began his investment banking career at Lehman Brothers in 1974.

Specific Skills and Attributes:  Mr. Kelly’s varied investment banking career, including extensive mergers and acquisitions experience, along with his service on other public and private boards of directors provide the Board with expertise in finance, business development and corporate governance.

Other Directorships:  Mr. Kelly is also a director of Plymouth Financial Company, Inc. and Chairman of the Board of Directors of Ashburn Hill Corporation. During the last five years, Mr. Kelly previously served as a director and member of the Audit Committee of Kenneth Cole Productions, Inc., which is no longer a public company.

Philip Peller

Business Experience:  Mr. Peller, who has served as our Lead Director since December 2007, was a partner of Andersen Worldwide S.C. and Arthur Andersen LLP from 1970 until his retirement in 1999. He served as Managing Partner of Practice Protection and Partner Affairs for Andersen Worldwide S.C. from 1998 to 1999 and as Managing Partner of Practice Protection from 1996 to 1998. He also served as the Managing Director of Quality, Risk Management and Professional Competence for Arthur Andersen’s global audit practice.

Specific Skills and Attributes:  Mr. Peller’s extensive experience in global audit, financial, risk and compliance matters provides invaluable expertise to our Board. In addition, Mr. Peller’s accounting background and experience allow him to provide the Board with unique insight into public company accounting issues and challenges, and also qualify him to serve as the Board’s Audit Committee financial expert, as defined in applicable SEC rules.

Other Directorships:  During the last five years, Mr. Peller previously served as a director and Chairman of the Audit Committee of Kenneth Cole Productions, Inc., which is no longer a public company.

David Sandler

Business Experience:  Mr. Sandler was appointed our Executive Vice Chairman of the Board effective January 1, 2013, when he transitioned from his role of Chief Executive Officer in furtherance of the Company’s previously disclosed management succession plan. Mr. Sandler served as our President and Chief Executive Officer from November 2005 until October 2011, when he relinquished his role as President, as our President and Chief Operating Officer from November 2003 to November 2005, and as our Executive Vice President and Chief Operating Officer from November 2000 to November 2003. In June 1999, he was also appointed as a member of our Board. From May 1999 to November 2000, he was Executive Vice President of the company. From 1998 to 1999, Mr. Sandler served as our Senior Vice President, Administration. From 1989 to 1998, he held various positions of increasing responsibility for several departments throughout the company, including Information Systems, Product Management, Purchasing, Corporate Development, Human Resources and Finance. In 1989, Mr. Sandler joined the company as a result of our acquisition of Dancorp Inc., a New England-based industrial supply distributor, where he was a founder and served as President and Chief Executive Officer.

Specific Skills and Attributes:  Mr. Sandler’s long service with our company and extensive leadership and management experience in our operations provide invaluable perspective to our Board. In addition, as our Executive Vice Chairman of the Board, Mr. Sandler provides an important perspective in Board discussions about our business and strategic direction.

Director Qualifications

The chart below demonstrates how the Board’s nominees for election at our 2015 annual meeting of shareholders provide the skills, experiences and perspectives that the Nominating and Corporate Governance Committee and the Board consider important for an effective board of directors.

Name	Industry Knowledge		Business Management Experience			Financial/Accounting Experience
	Business to Business Distribution	Supply Chain Management	Senior Executive Management	Public Company Corporate Governance and Compensation	Mergers and Acquisitions	Financial Literacy	Financial Reporting
Jonathan Byrnes	X	X			X	X
Roger Fradin	X	X	X	X	X	X	X
Erik Gershwind	X	X	X	X	X	X
Louise Goeser		X	X	X	X	X
Mitchel Jacobson	X	X	X	X	X	X	X
Denis Kelly			X	X	X	X	X
Philip Peller			X	X	X	X	X
David Sandler	X	X	X	X	X	X

The Board recommends a vote “FOR” the re-election of each of Ms. Goeser and
Messrs. Byrnes, Fradin, Gershwind, Jacobson, Kelly, Peller and Sandler.

CORPORATE GOVERNANCE

Director Independence

Pursuant to New York Stock Exchange listing standards, a majority of the members of our Board must be independent. The Board must determine that each independent director has no material relationship with the company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). The Board follows the criteria set forth in Section 303A of the New York Stock Exchange listing standards to determine director independence. Our independence criteria are also set forth in Section 1.1 of our Corporate Governance Guidelines, a copy of which is available on our website at www.mscdirect.com/corporategovernance. In addition to applying these guidelines, the Board will consider all relevant facts and circumstances in making an independence determination.

The Board undertakes a review of director independence on an annual basis and as events arise which may affect director independence. Based upon this review, the Board determined that Ms. Goeser and Messrs. Byrnes, Fradin, Kelly and Peller are independent in accordance with Section 303A.02 of the New York Stock Exchange listing standards and Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, as well as under our Corporate Governance Guidelines.

In evaluating the independence of Ms. Goeser, the Board considered that Ms. Goeser is the President and Chief Executive Officer of Grupo Siemens S.A. de C.V., an affiliate of Siemens AG, and is responsible for Siemens Mesoamérica. Siemens AG is a customer and supplier of our company. In addition, the Board considered that Ms. Goeser is a director of PPL Corporation, which is also one of our customers. Sales to such companies and purchases from Siemens AG were made in the ordinary course of business and amounted to significantly less than 0.5% of the recipient company’s gross revenues during its most recent fiscal year.

In evaluating the independence of Mr. Fradin, the Board considered that Mr. Fradin is the Vice Chairman of Honeywell International Inc., which is a customer and supplier of our company. In addition, the Board considered that Mr. Fradin is a director of Pitney Bowes, which is also one of our customers and suppliers. Sales to and purchases from such companies were made in the ordinary course of business and amounted to significantly less than 0.5% of the recipient company’s gross revenues during its most recent fiscal year.

In evaluating the independence of Mr. Byrnes, the Board considered that Mr. Byrnes is a Senior Lecturer at MIT, which is a customer of our company. Sales to MIT were made in the ordinary course of business and amounted to significantly less than 0.5% of the company’s gross revenues during our most recent fiscal year.

Board Meetings and Attendance

The standing committees of our Board are the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. The table below provides the current membership for each of these committees and the number of meetings held by the Board and each committee in our 2014 fiscal year.

Name	Board	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Jonathan Byrnes	X	X	X	X
Roger Fradin	X	X	X	X
Erik Gershwind	X
Louise Goeser	X	X	X	X (CHAIR)
Mitchell Jacobson	X (CHAIR)
Denis Kelly	X	X	X (CHAIR)	X
Philip Peller	X (LEAD)	X (CHAIR)	X	X
David Sandler	X
Fiscal 2014 Meetings	8	7	9	5

During our 2014 fiscal year, each of the directors attended at least 75% of the aggregate number of meetings of our Board and of the committees of our Board on which he or she served.

Board Committees

The following chart summarizes the principal functions of each of the standing committees of our Board:

Name of Committee	Principal Functions of the Committee

Audit Committee	• Assists in Board oversight of:
    ➢  the preparation and integrity of our financial statements
    ➢  our compliance with our ethics policies and legal and regulatory requirements;
    ➢  our independent registered public accounting firm’s qualifications, performance and independence; and
    ➢  the performance of our internal audit function.
•    Appoints (and is responsible for terminating) our independent registered public accounting firm.
•    Recommends to the Board that the audited financial statements be included in our Annual Report on Form 10-K for filing with the SEC.
•    Prepares an annual Audit Committee report to be included in our annual proxy statement.
• Undertakes an annual evaluation of its performance.

Compensation Committee	• Reviews and approves corporate goals and objectives relevant to the compensation of our Chief Executive Officer.
•    Evaluates our Chief Executive Officer’s performance in light of those goals and objectives.
•    Determines and approves our Chief Executive Officer’s compensation level based on its evaluation of his performance.
•    Sets the compensation levels of all of our other executive officers, including with respect to our incentive compensation plans and equity-based plans.
•    Recommends to our Board the compensation of our non-executive directors.
•    Has the sole responsibility to retain and terminate the compensation consultant.
•    Administers our equity incentive plans.
•    Prepares a Compensation Committee report on executive compensation to be included in our annual proxy statement.
• Undertakes an annual evaluation of its performance.

Nominating and Corporate Governance Committee	• Identifies individuals qualified to become members of our Board consistent with criteria approved by our Board.
•    Reviews the qualifications and independence of the nominees for director.
•    Recommends to our Board nominees for membership on our Board. Only those candidates recommended by the Nominating and Corporate Governance Committee
     will be considered by our Board as nominees for director.
•    Develops and recommends to our Board corporate governance principles and other corporate governance polices that are applicable to our company.
•    Reviews and approves any related party transaction proposed to be entered into and, if appropriate, ratifies any such transaction previously commenced and ongoing.
•    Oversees the evaluation of our Board and our management.
• Undertakes an annual evaluation of its performance.

Audit Committee

Composition and Charter

The Audit Committee is currently comprised of Ms. Goeser and Messrs. Byrnes, Fradin, Kelly and Peller, each of whom the Board has determined to be independent under both the rules of the SEC and the listing standards of the New York Stock Exchange and to meet the financial literacy requirements of the New York Stock Exchange. Mr. Peller is the Chairman of the Audit Committee. The Board has determined that Mr. Peller qualifies as an “audit committee financial expert” within the meaning of the rules of the SEC.

The Audit Committee has the responsibilities and functions mandated by Sections 303A.06 and 303A.07 of the New York Stock Exchange listing standards and Rule 10A-3 promulgated under the Exchange Act, as set forth in the Audit Committee’s current charter, a copy of which is available on our website at www.mscdirect.com/corporategovernance. The Audit Committee has the authority to engage independent counsel and other advisors as it deems necessary to carry out its duties. We are obligated to provide appropriate funding for the Audit Committee for these purposes.

Policy on Service on Other Audit Committees

Under our corporate governance guidelines, members of the Audit Committee may not serve as members of an audit committee for more than three public companies, including the Audit Committee of our Board.

Compensation Committee

Composition and Charter

Our Compensation Committee is currently comprised of Ms. Goeser and Messrs. Byrnes, Fradin, Kelly and Peller, each of whom is an independent director. Mr. Kelly is the Chairman of the Compensation Committee. The Compensation Committee has adopted a written charter, a copy of which is available on our website at www.mscdirect.com/corporategovernance.

Delegation of Authority

The Compensation Committee does not delegate its responsibilities to any other directors or members of management. Under our 2005 Omnibus Incentive Plan, the Compensation Committee is permitted to delegate its authority under such plan. However, as a matter of policy, the Compensation Committee authorizes all grants of equity awards under the 2005 Omnibus Incentive Plan.

Compensation Processes and Procedures

The Compensation Committee makes all compensation decisions for our executive officers. The views and recommendations of Mitchell Jacobson, our Chairman of the Board, David Sandler, our Executive Vice Chairman of the Board, and Erik Gershwind, our President and Chief Executive Officer, are, and will continue to be, considered by the members of the Compensation Committee in its review of the performance and compensation of individual executives. Mr. Jacobson and Mr. Sandler also provided input on Mr. Gershwind’s compensation. In addition, the Compensation Committee obtains input from Mr. Gershwind on the compensation of the other named executive officers (other than our Executive Vice Chairman) and other executive officers and senior officers. Our Human Resources department and our recently appointed Senior Vice President, Chief People Officer, Ms. Kari Heerdt, assists the Chairman of the Compensation Committee in developing the agenda for committee meetings and works with the Compensation Committee in developing agenda materials for the committee’s review, including coordinating and presenting management’s proposals and recommendations to the Compensation Committee with respect to executive and non-executive director compensation. Ms. Heerdt, Mr. Sandler and Mr. Gershwind regularly attend Compensation Committee meetings, excluding portions of meetings where their own compensation is discussed. The Compensation Committee considers, but is not bound by, management’s proposals and recommendations with respect to executive compensation.

The Compensation Committee has the sole authority to retain and terminate any third-party compensation consultant and to obtain advice and assistance from internal and external legal, accounting and other advisors. In connection with compensation decisions made by the Compensation Committee in October 2013 and 2014, the committee relied on competitive market data and analysis prepared by its independent compensation consultant, Frederic W. Cook & Co., Inc., a compensation consulting firm that we refer to in this proxy statement as F.W. Cook. F.W. Cook provides research, market data and survey information and makes recommendations to the Compensation Committee regarding our executive compensation programs and our non-executive director compensation programs. F.W. Cook advises the Compensation Committee on the competitiveness of our compensation arrangements and provides input, analysis and recommendations for the compensation paid to our named executive officers, other executives and non-management directors. F.W. Cook provides data and analysis with respect to public companies having similar characteristics (including size, profitability, geography, business lines and growth rates) to those of our company. As discussed under “Compensation Risk Assessment” below, F.W. Cook also updated and confirmed the comprehensive risk assessment of our incentive-based compensation plans which F.W. Cook conducted in 2013 to assist the Compensation Committee in its compensation risk assessment. In connection with the Committee’s consideration of the 2015 Omnibus Incentive Plan, F.W. Cook advised the Committee on the design of the plan provisions and the appropriate number of shares to be issuable under the plan. The Compensation Committee considers, but is not bound by, the consultant’s proposals and recommendations with respect to executive and non-executive director compensation.

During fiscal year 2014, the Compensation Committee reviewed the independence of F.W. Cook, its other advisors and the individuals employed by such advisors who furnish services to us, which included a consideration of the factors required by New York Stock Exchange listing standards. Based on its review, the Compensation Committee determined that F.W. Cook, its other advisors and the individuals employed by such advisors who furnish services to us are independent and that their service does not raise any conflicts of interest that would prevent them from providing independent and objective advice to the committee.

Compensation Committee Interlocks and Insider Participation

During our 2014 fiscal year, each of Ms. Goeser and Messrs. Byrnes, Fradin, Kelly and Peller served as members of our Compensation Committee. None of the members of the Compensation Committee was, during or prior to fiscal year 2014, an officer of the company or any of our subsidiaries or had any relationship with us other than serving as a director and as a de minimis shareholder. In addition, none of our directors has interlocking or other relationships with other boards, compensation committees or our executive officers that would require disclosure under Item 407(e)(4) of Regulation S-K.

Nominating and Corporate Governance Committee

Composition and Charter

Our Nominating and Corporate Governance Committee is currently comprised of Ms. Goeser and Messrs. Byrnes, Fradin, Kelly and Peller, each of whom is an independent director. Ms. Goeser is the Chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee has adopted a written charter, a copy of which is available on our website at www.mscdirect.com/corporategovernance.

Policy Regarding Shareholder Nominations for Director

The Nominating and Corporate Governance Committee of our Board believes that the best director candidates will be those who have a number of qualifications, including independence, knowledge, judgment, integrity, character, leadership, skills, education, experience, financial literacy, standing in the community and an ability to foster a diversity of backgrounds and views and to complement our Board’s existing strengths. There are no specific, minimum or absolute criteria for Board membership. The Nominating and Corporate Governance Committee seeks to achieve a balance and diversity of knowledge, experience and capability on our Board, while maintaining a sense of collegiality and cooperation that is conducive to a productive working relationship within the Board and between the Board and management. The Nominating and Corporate Governance Committee also believes that it is important for directors to have demonstrated an ethical and successful career. Such a career may include:

▪	experience as a senior executive of a publicly traded corporation, a management consultant, an investment banker, a partner at a law firm or registered public accounting firm or a professor at an accredited law or business school;

▪	experience in the management or leadership of a substantial private business enterprise, educational, religious or not-for-profit organization; or
▪	such other professional experience as the Nominating and Corporate Governance Committee determines qualifies an individual for Board service.

At all times, the Nominating and Corporate Governance Committee will make every effort to ensure that our Board and its committees include at least the required number of independent directors, as that term is defined by applicable standards promulgated by the New York Stock Exchange and the SEC. Backgrounds giving rise to actual or perceived conflicts of interest are undesirable. In addition, prior to nominating an existing director for re-election to our Board, the Nominating and Corporate Governance Committee will consider and review such existing director’s attendance and performance, independence, experience, skills and contributions as an existing director to our Board.

The Nominating and Corporate Governance Committee may employ third-party search firms to identify director candidates, if so desired. The Nominating and Corporate Governance Committee will review and consider recommendations from a wide variety of contacts, including current executive officers, directors, community leaders and shareholders, as a source for potential director candidates.

The Nominating and Corporate Governance Committee will consider qualified director candidates recommended by shareholders in compliance with our procedures and subject to applicable inquiries. The Nominating and Corporate Governance Committee does not have different standards for evaluating nominees depending on whether they are proposed by our directors or by our shareholders. Any shareholder may recommend a nominee for director at least 120 calendar days prior to the one year anniversary of the date on which our proxy statement was released to shareholders in connection with the previous year’s annual meeting, by writing to Corporate Secretary, MSC Industrial Direct Co., Inc., 75 Maxess Road, Melville, NY 11747, and providing the following information:

•	the name, company shareholdings and contact information of the person making the nomination;
•	the candidate’s name, address and other contact information;
•	any direct or indirect holdings of our securities by the nominee;
•	any information required to be disclosed about directors under applicable securities laws and/or stock exchange requirements;
•	information regarding related party transactions with the company and/or the shareholder submitting the nomination;
•	any actual or potential conflicts of interest; and
•	the nominee’s biographical data, current public and private company affiliations, employment history and qualifications and status as “independent” under applicable securities laws and stock exchange requirements.

All of these communications will be reviewed by our Senior Vice President, General Counsel and Corporate Secretary and forwarded to Ms. Goeser, the Chairman of the Nominating and Corporate Governance Committee, for further review and consideration in accordance with this policy. Any such shareholder recommendation should be accompanied by a written statement from the candidate of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director.

Board Leadership Structure; Executive Sessions of the Independent Directors

Our Board currently consists of eight directors, each of whom, other than Messrs. Gershwind, Jacobson and Sandler, is independent under our Corporate Governance Guidelines and the applicable rules of the New York Stock Exchange. Mr. Sandler has served as our Executive Vice Chairman since January 1, 2013 and as a member of our Board since June 1999. Mr. Gershwind, has served as our President and Chief Executive Officer since January 1, 2013 and as a member of our Board since 2010. Mr. Jacobson, who is one of our principal shareholders, has served as our Non-executive Chairman since January 1, 2013 and as our Chairman since 1998. Mr. Jacobson previously served as our President from October 1995 through

November 2003, and as our Chief Executive Officer from October 1995 through November 2005. The Board has separated the roles of Chairman and Chief Executive Officer since 2005 and has appointed a non-management, lead director since 2007.

Our Board of Directors believes that the most effective Board leadership structure for our company at the present time is for the roles of Chief Executive Officer and Chairman of the Board to be separated and for Mr. Sandler to serve as Executive Vice Chairman of the Board. Under this structure, our Chief Executive Officer is generally responsible for setting the strategic direction for our company and for providing the day-to-day leadership over our operations, while the Executive Vice Chairman of the Board provides guidance to the Chief Executive Officer, and the Chairman of the Board sets the agenda for meetings of the Board and presides over Board meetings. In addition, our independent directors meet at regularly scheduled executive sessions without members of management present. Mr. Peller, who has served as our Lead Director since 2007, serves as the presiding director at the executive sessions of the independent directors. The Lead Director also has such other duties and responsibilities as determined by the Board from time to time. Those additional duties and responsibilities include:

•	making recommendations to the Board regarding the structure of Board meetings;
•	recommending matters for consideration by the Board;
•	determining appropriate materials to be provided to the directors;
•	serving as an independent point of contact for shareholders wishing to communicate with the Board;
•	assigning tasks to the appropriate Board committees with the approval of the Nominating and Corporate Governance Committee; and
•	acting as a liaison between management and the independent directors.

The Board retains the authority to modify this leadership structure as and when appropriate to best address our unique circumstances at any given time and to serve the best interests of our shareholders.

Role of the Board in Risk Oversight

Our Board’s role in risk oversight involves both the full Board and its committees. The full Board is responsible for the oversight of risk management and reviews our major financial, operational, compliance, reputational and strategic risks, including steps to monitor, manage and mitigate such risks. In addition, each of the Board committees is responsible for oversight of risk management practices for categories of risks relevant to their functions. For example, the Audit Committee discusses with management our major financial risk exposures and the steps that have been taken to monitor and mitigate such exposures, including with respect to risk assessment and risk management. Similarly, the Nominating and Corporate Governance Committee has oversight responsibility over governance and compliance matters and the Compensation Committee has oversight responsibility for our overall compensation structure, including review of its compensation practices, in each case with a view to assessing associated risks. See “Compensation Risk Assessment” on page 42 of this proxy statement.

The Board as a group is regularly updated on specific risks in the course of its review of corporate strategy, business plans and reports to the Board by management and its respective committees. The Board believes that its leadership structure supports its risk oversight function by providing a greater role for the independent directors in the oversight of our company.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines, which are available on our website at www.mscdirect.com/corporategovernance.

Director Attendance at Shareholder Meetings

We encourage attendance by the directors at our annual meeting of shareholders. All of our current directors attended the annual meeting held on January 16, 2014, either in person or by telephone.

Non-Employee Director Stock Ownership Guidelines

To more closely align the interests of our non-employee directors with those of our shareholders, our Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, adopted stock ownership guidelines for all of our non-employee directors on November 15, 2011. The ownership guidelines provide for each of our non-employee directors to own a minimum number of shares having a value equal to five times his or her base annual retainer, or $210,000. All shares held by our non-employee directors, including unvested restricted shares, count toward this guideline. The guidelines provide for our non-employee directors to reach this ownership level within the later of five years from the date on which the guidelines were adopted or five years from the date on which the director is first appointed or elected. Once a non-employee director has attained his or her minimum ownership requirement, he or she must maintain at least that level of ownership. If a non-employee director has not satisfied his or her proportionate minimum stock ownership guideline, the director must retain an amount equal to 100% of the net shares received as a result of the exercise of stock options or the vesting of restricted shares or restricted stock units. All of our non-employee directors are in compliance with their current stock ownership guidelines.

Code of Ethics and Code of Business Conduct

We have adopted a Code of Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer and senior financial officers and a Code of Business Conduct that applies to all of our directors, officers and associates. The Code of Ethics and the Code of Business Conduct are available on our website at www.mscdirect.com/corporategovernance. We intend to disclose on our website, in accordance with all applicable laws and regulations, amendments to, or waivers from, our Code of Ethics and our Code of Business Conduct.

Shareholder Communications Policy

Any shareholder or other interested party who desires to communicate with our Chairman of the Board, Lead Director or non-management members of our Board may do so by writing to: Board, c/o Philip Peller, Lead Director of the Board, MSC Industrial Direct Co., Inc., 75 Maxess Road, Melville, NY 11747. Communications may be addressed to the Chairman of the Board, the Lead Director, an individual director, a Board committee, the non-management directors or the full Board.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own beneficially more than 10% of our Class A common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Based solely on our review of the copies of such forms furnished to us and written representations from our executive officers, directors and such beneficial owners, we believe that all filing requirements of Section 16(a) of the Exchange Act were timely complied with during the fiscal year ended August 30, 2014, except that a conversion of shares of Class B Common Stock to Class A Common Stock on August 15, 2014 was reported late on a Form 4 filed for Mr. Jacobson on August 20, 2014.

EXECUTIVE OFFICERS

The following individuals are our executive officers as of December 5, 2014:

Name of Officer	Position	Age	Executive Officer Since
Erik Gershwind	President and Chief Executive Officer	43	December 2005
David Sandler	Executive Vice Chairman of the Board	57	January 1998
Steve Armstrong	Senior Vice President, General Counsel and Corporate Secretary	56	October 2008
Charles Bonomo	Senior Vice President and Chief Information Officer	49	July 2007
Christopher Davanzo	Vice President of Finance and Corporate Controller	51	October 2010
Kari Heerdt	Senior Vice President, Chief People Officer	47	August 2014
Douglas Jones	Executive Vice President, Chief Supply Chain Officer	50	December 2005
Jeffrey Kaczka	Executive Vice President and Chief Financial Officer	55	April 2011

Please refer to the section entitled “Election of Directors (Proposal No. 1)” on page 5 of this proxy statement for the biographical data for Messrs. Gershwind and Sandler.

Steve Armstrong

Mr. Armstrong was appointed our Senior Vice President, General Counsel and Corporate Secretary in October 2012. Previously, he served as our Vice President, General Counsel and Corporate Secretary from October 2008 until October 2012. From 2006 to 2008, he was a legal consultant based in New York, New York performing services for Thomson Reuters and NBC Universal. Mr. Armstrong was the Executive Vice President and General Counsel of the Home Shopping Network in Tampa, Florida from 2002 to 2006. From 2000 to 2002, he was the Senior Vice President and General Counsel of Agilera, Inc., a technology company in Denver, Colorado. Prior to 2000, Mr. Armstrong was the Vice President, General Counsel & Secretary of Samsonite Corporation and a partner in the law firms Paul Hastings and Baker and Hostetler.

Charles Bonomo

Mr. Bonomo was appointed our Senior Vice President and Chief Information Officer in August 2011. Previously, he served as our Vice President and Chief Information Officer from July 2007 through August 2011. From 1999 through 2007 he served as Vice President at Arrow Electronics, Inc., including in the position of Vice President of Infrastructure and Operations from January 2006 to July 2007, and as Vice President and Chief Architect from July 2003 through January 2006. Previously, he was the Director of Clinical Technology at Mount Sinai Medical Center from 1996 to 1998, rising to Vice President and Chief Information Officer of NYU Health System in 1998. Prior to 1996, he held various positions of increasing responsibility at J.P. Morgan in the United States and Europe and at Grumman Aerospace Corp., where he designed and tested software for the F14 Tomcat aircraft.

Christopher Davanzo

Mr. Davanzo was appointed as an executive officer in October 2010 and serves as our Vice President of Finance and Corporate Controller, a position he has held since he joined our company in 2006. From 1993 through 2006, he held various positions of increasing responsibility in the finance department at Olympus America Inc., including the role of Vice President of Finance from 2004 to 2006. Prior to joining Olympus, Mr. Davanzo held several auditing and accounting positions, including with KPMG LLP, Coopers and Lybrand, and Weight Watchers International.

Kari Heerdt

Ms. Heerdt was appointed our Chief People Officer in August 2014. Previously, Ms. Heerdt served as Partner, Strategic Account Executive at Aon Hewitt, the global talent, retirement and health business of Aon Plc (NYSE: AON), where she oversaw one of Aon Hewitt’s largest clients. Prior to that, Ms. Heerdt was a Senior Consultant at Hewitt in the Corporate Restructuring and Change, Talent and Organization Consulting practice, later becoming the Senior Manager, Operations for Cerebrus Capital Management, a leading investment management firm, before becoming the Senior Vice President, Human Resources for two of Cerebrus’ portfolio companies, Mervyn’s LLC and Talecris Biotheraputics, Inc. Ms. Heerdt served as Senior Vice President, Human Resources for Mervyn’s LLC from April 2005 until January 2008. In July 2008, Mervyn’s LLC filed for protection under Chapter 11 of the United States Bankruptcy Code and, later in 2008, was liquidated.

Douglas Jones

Mr. Jones was appointed our Executive Vice President, Chief Supply Chain Officer in October 2014, having previously served as our Executive Vice President, Global Supply Chain Operations since October 2009. Previously, he was our Senior Vice President, Supply Chain Management from April 2008 until October 2009 and our Senior Vice President of Logistics from December 2005 until April 2008. Mr. Jones joined our company in July 2001, as Vice President of Fulfillment. Prior to joining our company, he served as Vice President, Distribution Operations for the Central Region of the United States, at Fisher Scientific from 1998 to 2001. Prior to his role at Fisher Scientific, Mr. Jones was part of the management team at McMaster-Carr Supply Company, based in Chicago. During his tenure with McMaster-Carr, Mr. Jones held various managerial positions of increasing responsibility in fulfillment, finance, purchasing and inventory management.

Jeffrey Kaczka

Mr. Kaczka was appointed our Executive Vice President and Chief Financial Officer in April 2011. From February 2008 to June 2009, Mr. Kaczka served as Chief Financial Officer, International, of Genworth Financial, Inc. (NYSE: GNW), a leading financial services company. From April 2001 to June 2007, he served as Senior Vice President and Chief Financial Officer of Owens & Minor, Inc., a Fortune 500 company that provides distribution, third-party logistics and other supply-chain management services to healthcare providers and suppliers of medical and surgical products. Prior to that, Jeffrey held Chief Financial Officer positions at Allied Worldwide, Inc. and I-Net, Inc. Mr. Kaczka began his career at General Electric, where he spent 14 years, moving through its Financial Management Program and progressing through financial positions at several GE operations.

There are no arrangements or understandings between any executive officer and any other person pursuant to which the executive officer was, or is to be, selected as an officer of our company.

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(PROPOSAL NO. 2)

Our Audit Committee has appointed the firm of Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal year 2015. Although shareholder ratification of the Audit Committee’s action in this respect is not required, our Board considers it desirable for shareholders to pass upon the selection of the independent registered public accounting firm. If the shareholders disapprove of the selection, our Audit Committee intends to reconsider the selection of Ernst & Young LLP as our independent registered public accounting firm.

Ernst & Young LLP has advised us that neither it nor any of its members has any direct or material indirect financial interest in our company. We expect that a representative from Ernst & Young LLP will be present at the annual meeting. This representative will have the opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions.

Principal Accountant Fees and Services

For the fiscal years ended August 30, 2014 and August 31, 2013, Ernst & Young LLP billed us for their services the fees set forth in the table below. All audit and permissible non-audit services reflected in the fees below were pre-approved by the Audit Committee in accordance with established procedures.

	Fiscal Year
	2014	2013
Audit fees(1)	$1,145,654	$1,191,074
Audit-related fees(2)	$39,000	$636,225
Tax fees(3)	$48,627	$64,859
All other fees(4)	$85,659	—
Total	$1,318,940	$1,892,158

(1)	Reflects audit fees for professional services rendered by Ernst & Young LLP for the audit of our annual financial statements, audit of management’s assessment of internal control over financial reporting and the effectiveness of internal control over financial reporting and related opinions, review of financial statements included in our quarterly reports on Form 10-Q, services that were provided in connection with statutory and regulatory filings or engagements and advice on compliance with financial accounting and reporting standards.
(2)	Reflects audit-related fees for assurance and related services by Ernst & Young LLP that were reasonably related to the performance of the audit or review of our financial statements. The nature of the services performed for these fees was the audit of our 401(k) plan in fiscal years 2014 and 2013, and due diligence services provided in connection with acquisitions in fiscal year 2013.
(3)	Reflects tax fees for professional services rendered by Ernst & Young LLP for tax compliance, tax advice and tax planning. The nature of the services performed for these fees was for assistance in United Kingdom and United States federal and state tax compliance and state and local tax consultation and tax advice provided in connection with our equity compensation plans.
(4)	All other fees include primarily advisory services related to other process assessments and consulting assistance related to the company’s conflict minerals compliance program.

Audit Committee Pre-Approval Policy

The Audit Committee is required to pre-approve all audit and non-audit services provided by our independent registered public accounting firm and is not permitted to engage the independent registered public accounting firm to perform any non-audit services proscribed by law or regulation. The Audit Committee may delegate pre-approval authority to the Chairman of the Audit Committee, in which case decisions taken are to be presented to the full Audit Committee at its next meeting.

The Audit Committee of the Board has considered whether, and has determined that, the provision of non-audit services by Ernst & Young LLP is compatible with maintaining auditor independence.

The Board recommends a vote “FOR” the proposal to ratify
the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2015.

AUDIT COMMITTEE REPORT

The information contained under this “Audit Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any filings under the Securities Act of 1933, as amended, which we refer to as the Securities Act, or under the Exchange Act, except to the extent that we specifically incorporate this information by reference into any such filing.

The Audit Committee oversees the company’s financial accounting and reporting processes and systems of internal controls on behalf of our Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The Audit Committee also evaluates the performance and independence of our independent registered public accounting firm. The Audit Committee operates under a written charter, a copy of which is available on our website www.mscdirect.com/corporategovernance. Under the written charter, the Audit Committee must consist of at least three directors, all of whom must be “independent” as defined by the Exchange Act and the rules of the SEC and the requirements of the New York Stock Exchange listing standards. The current members of the committee are Ms. Goeser and Messrs. Byrnes, Fradin, Kelly and Peller, each of whom is an independent director.

Our financial and senior management supervise our systems of internal controls and the financial reporting process. Our independent registered public accounting firm performs an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and expresses an opinion on these consolidated financial statements. In addition, our independent registered public accounting firm expresses its own opinion on the company’s internal control over financial reporting. The Audit Committee monitors these processes.

The Audit Committee has reviewed and discussed with both the management of the company and our independent registered public accounting firm our audited consolidated financial statements for the fiscal year ended August 30, 2014, as well as management’s assessment and our independent registered public accounting firm’s evaluation of the effectiveness of our internal controls over financial reporting. Our management represented to the Audit Committee that our audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

The Audit Committee discussed with our internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their audits, their evaluations of our internal controls, including internal control over financial reporting, and the overall quality of our financial reporting.

The Audit Committee also discussed with our independent registered public accounting firm the matters required to be discussed by the Public Company Accounting Oversight Board’s Auditing Standard No. 16, Communications with Audit Committees. The Audit Committee has also received the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independence of that firm. The Audit Committee has also considered whether the provision of non-audit services by our independent registered public accounting firm is compatible with maintaining the independence of the auditors. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. All audit and permissible non-audit services performed by our independent registered public accounting firm during fiscal year 2014 and fiscal year 2013 were pre-approved by the Audit Committee in accordance with established procedures.

Based on the reviews and discussions referred to above, the Audit Committee recommended to our Board (and our Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended August 30, 2014, which was filed with the SEC on October 29, 2014.

Submitted by the Audit Committee of the Board,

Philip Peller (Chairman)
Jonathan Byrnes
Roger Fradin
Louise Goeser
Denis Kelly

COMPENSATION DISCUSSION AND ANALYSIS

In this section, we discuss the material elements of our compensation programs and policies, including the objectives of our compensation programs and the reasons why we pay each element of our executives’ compensation. Following this discussion, you will find a series of tables containing more specific details about the compensation earned by or awarded to the following individuals, whom we refer to as the named executive officers or NEOs. This discussion focuses principally on compensation and practices relating to the named executive officers for our 2014 fiscal year.

Name	Position
Erik Gershwind	President and Chief Executive Officer
David Sandler	Executive Vice Chairman
Jeffrey Kaczka	Executive Vice President and Chief Financial Officer
Douglas Jones	Executive Vice President, Chief Supply Chain Officer
Thomas Cox	Former Executive Vice President, Sales(1)
Eileen McGuire	Former Executive Vice President, Human Resources(2)

(1)	Mr. Cox resigned effective November 14, 2014.
(2)	Ms. McGuire resigned effective February 28, 2014.

Executive Summary

In fiscal year 2014, we successfully executed on our strategic plan, which focused on investment in infrastructure and strategic growth spending, building a foundation for long-term growth as our industry consolidates and as the economy continues to recover. Sales growth in our base business improved steadily throughout fiscal 2014, and we completed the integration of our Class C Solutions Group business which we acquired in April 2013, positioning our company for strong top-line growth in fiscal 2015. In addition, we have been growing our business in value-added, high retention channels through offerings in metalworking, Class C, e-Commerce, vending and overall inventory management solutions. At the same time, we offset some of the challenges related to gross margin with strong expense management.

Net sales increased 13.4% to $2.79 billion from $2.46 billion in fiscal 2013. Operating income in fiscal 2014 was $383.2 million, representing a decrease of 0.6% from operating income of $385.5 million in fiscal 2013. Our operating income was impacted by our growth investments as well as by $11.8 million of non-recurring integration and restructuring costs associated with the Class C Solutions Group acquisition, $3.0 million in executive separation costs and $2.6 million of non-recurring operating expenses related to the establishment of our co-located headquarters in Davidson, North Carolina. Diluted earnings per share increased 0.3% to $3.76 from $3.75 in fiscal 2013.

Consistent with our pay-for-performance compensation philosophy, the Compensation Committee of our Board (referred to in this discussion as the Committee) took the following key actions with respect to the compensation of the named executive officers for fiscal 2014:

•	Annual Incentive Bonus Payouts at Reduced Target Payout Levels. We exceeded the target adjusted EPS level under our bonus plan and management successfully executed on our strategic plan for fiscal 2014. However, because the target EPS level represented flat EPS growth versus fiscal 2013, the target bonus payout levels under our fiscal 2014 bonus plan were reduced to 80% of normal target payout levels, or below the median of the competitive market data. Annual bonus payouts were paid at 98% of the reduced target payout levels, representing 78.4% of the normalized target payout levels.
•	Total Cash Compensation Generally Below Or Approximates 25th Percentile. Total cash compensation generally remained below or approximated the 25th percentile of the market data, with the exception of Mr. Jones. Mr. Gershwind’s total cash compensation was 16.7% below the 25th percentile of the competitive market data; Messrs. Kaczka’s and Cox’ total cash compensation approximated the 25th percentile; and Mr. Jones’ total cash compensation was slightly higher than the 25th percentile of the competitive market data.

•	Overall Total Direct Compensation Below 25th Percentile. We calculate total direct compensation as the sum of base salary, annual incentive bonuses and long-term equity awards granted in respect of performance for the fiscal year (other than for Mr. Cox, for whom we use the prior year’s equity awards). For fiscal 2014, Mr. Gershwind’s total direct compensation was 20.5% below the 25th percentile of the competitive market data; Mr. Kaczka’s total direct compensation approximated the 25th percentile; and Messrs. Jones’ and Cox’ total direct compensation approximated the median of the competitive market data. Overall, these NEOs’ total direct compensation was below the 25th percentile of the competitive market data.

The table below illustrates how our pay is aligned with our performance by showing the total cash compensation and total direct compensation for each of our NEOs (other than Ms. McGuire) in fiscal 2014 and the competitive positioning of our NEOs’ total cash compensation and total direct compensation against our competitive market data:

Named Executive Officer	Fiscal 2014 Total Cash Compensation ($)(1)	Competitive Positioning of Total Cash Compensation	Fiscal 2014 Total Direct Compensation ($)(2)	Competitive Positioning of Total Direct Compensation
Erik Gershwind	1,341,400	<25th percentile	2,462,319	<25th percentile
David Sandler(3)	775,000	(3)	775,000	(3)
Jeffrey Kaczka	624,645	<25th percentile	1,179,630	approximately 25th percentile
Douglas Jones	529,829	between 25th & 50th percentiles	1,024,741	approximately 50th percentile
Thomas Cox	527,119	approximately 25th percentile	1,027,093	approximately 50th percentile

(1)	Total cash compensation is calculated as the sum of (i) base salary as in effect as of the fiscal year end and (ii) annual incentive bonus.
(2)	Total direct compensation is calculated as the sum of (i) base salary (see Note 1 above), (ii) annual incentive bonus and (iii) long-term equity awards granted in October 2014 in respect of performance for fiscal year 2014 (for Mr. Cox, October 2013 in respect of performance for fiscal year 2013).
(3)	In connection with Mr. Sandler’s retirement as our Chief Executive Officer effective January 1, 2013, Mr. Sandler assumed the position of Executive Vice Chairman and does not participate in our annual incentive bonus plan or receive equity awards under our annual equity award program. Accordingly, the Committee does not benchmark Mr. Sandler’s compensation against our competitive market data. See “— Compensation of Our Executive Vice Chairman” below.

Compensation Philosophy and Objectives

We believe that the quality, skills and dedication of our executive officers are critical factors affecting the company’s performance and shareholder value. Our key compensation goals are to:

•	recruit, retain and motivate highly talented executives;
•	align our executives’ interests with those of our shareholders; and
•	provide performance-based compensation that appropriately rewards our executives.

Accordingly, in determining the amount and mix of compensation, the Committee seeks to provide a competitive compensation package, structure annual and long-term incentive programs that reward achievement of performance goals that directly correlate to the enhancement of sustained, long-term shareholder value, and promote executive retention.

The following table provides information about the key elements of our compensation programs:

Compensation Element	Description	Key Objectives

Base Salary	Fixed Annual Cash	• Attract and retain highly talented executives
• Targeted at or below the median of our competitive market data
• Competitive positioning may vary based upon individual executive’s experience and individual performance

Annual Incentive Bonus	Variable Annual Cash	• Pay for performance design that rewards achievement of rigorous diluted EPS growth targets
• Substantially “at risk” with 75% of target bonus earned only if we achieve pre-established diluted EPS targets
• Maximum payout of 150% of target realized only if we achieve diluted EPS significantly higher than target
• Committee retains negative discretion

Long-Term Incentive Compensation	Variable Equity (stock options and restricted shares)	• Aligns our executives’ interests with our shareholders
• Promotes retention
• Annual grants based on company and individual performance for the prior fiscal year that reinforces our pay for performance philosophy
• Restricted shares vest 50% on the 3rd anniversary of grant, with 25% vesting on each of the 4th and 5th anniversaries
• Stock options vest 25% on each of the 1st through 4th anniversaries of grant
• Restricted share vesting schedule is longer than median 4-year period of peer companies
• Conservative share usage rate and fully diluted equity overhang

Welfare Benefits and Perquisites	Generally tracks broad-based benefits	• No supplemental life insurance, financial planning, country club memberships or special health benefits
Retirement	401(k) plan	• Executives participate on the same basis as all our associates
• No pension or supplemental retirement plans; no deferred compensation arrangements

The Committee does not maintain policies for allocating among current and long-term compensation or among cash and non-cash compensation. Instead, the Committee maintains flexibility and adjusts different elements of compensation based upon its evaluation of the company’s key compensation goals set forth above. However, as a general matter, the Committee seeks to utilize equity-based awards to motivate executives to enhance long-term shareholder value and manages the dilutive effects of equity compensation through the company’s share repurchase program.

While compensation levels may differ among NEOs based on competitive factors and the role, responsibilities and performance of each specific NEO, there are no material differences in the compensation philosophies, objectives or policies for our NEOs. However, as executives assume more responsibility, a greater percentage of their total target cash compensation is allocated to annual incentive bonus compensation, and a greater percentage of their total direct compensation is allocated to equity compensation. We do not maintain a policy regarding internal pay equity. However, the Committee considers internal equity as part of its overall review of our compensation programs.

Our executive officers generally do not have employment agreements, and serve at the will of our Board. Similarly, we generally do not enter into severance agreements with, nor do we have established severance arrangements for, our executive officers as part of the terms of their employment. This enables our Board to remove an executive officer, if necessary, prior to retirement or resignation. When an executive officer retires, resigns or is terminated, our Board exercises its business judgment in approving an appropriate separation or severance arrangement in light of all relevant circumstances, including the individual’s length of employment, past accomplishments and reasons for separation from the company. Compensation that may become payable following a change in control of the company is discussed below under “ — Change of Control Arrangements.”

Alignment with Compensation Best Practices

The Committee reviews our compensation programs, peer company data and best practices in the executive compensation area. In past years, the Committee has recommended and our Board has approved changes in our compensation policies and practices in order to align with best practices. Key features of our compensation programs that the Committee believes align with best practices in executive compensation are:

What we do:

•	We Benchmark Compensation. We benchmark executive compensation against market data developed by F.W. Cook, our independent compensation consultants. Peer companies are reviewed by the Committee annually to assure their appropriateness for benchmarking executive compensation. We generally target the fixed and variable elements of our executives’ compensation at the median of the market data.
•	Our Annual Incentive Bonus Plan Uses Challenging Performance Goals. Our annual incentive cash bonuses are based on rigorous diluted EPS growth targets, with 75% of target bonuses “at risk” and earned only if we achieve pre-established diluted EPS targets. Payout levels are capped at 150% of normalized target bonus amounts and may be earned only when we achieve diluted EPS significantly higher than target.
•	Our Long-Term Equity Grants Have Extended Vesting Periods. Restricted shares vest 50% on the 3rd anniversary of grant, with 25% vesting on each of the 4th and 5th anniversaries. Stock options vest 25% on each of the 1st through 4th anniversaries of grant. These extended vesting periods promote retention and motivate our executives to create sustained, long-term shareholder value.
•	Our Share Usage or “Burn Rate” is Conservative. Our burn rate for fiscal 2014 was 0.8%, at the median of our peer companies; our 3-year average burn rate for fiscal 2012 through fiscal 2014 was 0.8%, at the 25th percentile of our peer companies. These figures reflect a more conservative share usage rate under our equity incentive plans than most of our peers.
•	We Have Robust Stock Ownership Guidelines. We have adopted stock ownership guidelines for our executives and other senior officers and non-executive directors. Our Chairman, Executive Vice Chairman and Chief Executive Officer must own shares having a minimum value of six times such individuals’ annual base salaries.
•	We Have a Clawback Policy. We have adopted an incentive compensation recoupment policy (also referred to as a “clawback” policy) which provides our Board with discretion to obtain recoupment of incentive compensation in the event of a significant financial restatement (whether or not a covered officer engaged in misconduct), as well as in cases of breach of non-competition and other covenants.
•	We Provide Transparent Disclosure. We provide clear and transparent disclosure of our compensation programs and practices, so that our shareholders can understand the elements of our compensation programs, the reasons why we pay them, and how compensation is linked to performance, including our annual incentive performance targets and their achievement.

What we don’t do:

•	We Do Not Enter Into Severance Agreements; No “Gross-Ups.” Our executives do not have severance agreements other than in connection with a change in control. Our change in control agreements do not provide for any tax “gross-ups.”

•	We Have Double-Trigger Equity Vesting in the Event of a Change in Control. Our equity awards do not have “single trigger” accelerated vesting upon a change in control; our unvested equity awards accelerate only if there is both a change in control and either the awards are terminated or the grantee’s employment is terminated following the change in control.
•	We Do Not Allow Option Repricing or Share Recycling. Our equity incentive plans expressly prohibit option repricing (including cash buyouts) of underwater options and share recycling for options and stock appreciation rights.
•	We Do Not Allow Hedging or Margin Accounts; We Limit Pledging of Shares for Non-Margin Account Loans. We prohibit executives and senior officers from engaging in hedging transactions in company stock, trading options or other derivatives, or pledging or holding company shares in margin accounts. We strictly limit pledging of company stock as collateral for non-margin account loans.
•	We Do Not Provide Our Executives with Additional Retirement Benefits. We do not maintain pension plans or supplemental executive retirement plans (SERP), nor do we provide our executives with deferred compensation arrangements.

Shareholder Engagement

In accordance with Section 14A of the Exchange Act, we provide our shareholders with an annual “say on pay” advisory vote on executive compensation. At our 2014 Annual Shareholders Meeting held on January 16, 2014, the advisory vote received the support of 99.6% of the votes cast at the annual meeting.

In its review of our executive compensation programs, the Committee carefully considered the results of the 2014 advisory vote on executive compensation. In addition, we continually monitor the corporate governance and other views of our major institutional shareholders in order to assure alignment of our governance and compensation practices with our institutional shareholders’ standards.

We are committed to continued engagement between shareholders and the company, both through the formal say on pay advisory vote as well as an informal dialogue with our major institutional shareholders. As previously disclosed, we plan to hold the say on pay advisory vote on an annual basis. The Committee will consider feedback from our shareholders along with the results of the advisory vote as it completes its annual review of each pay element and the total compensation packages for our named executive officers with respect to the next fiscal year.

Compensation Committee

The Committee is directly responsible for determining, in consultation with our Board, the goals and objectives of our executive compensation programs and for the ongoing review and evaluation of our compensation programs to determine whether our compensation programs are achieving their intended objectives. The Committee also evaluates the design and mix of our compensation programs and makes adjustments, as appropriate, to manage risk. In consultation with our Board, the Committee has primary responsibility for overseeing and approving all compensation matters relating to, and setting the compensation levels of, the named executive officers and all of our other executive officers and senior officers. The Committee also administers our equity compensation plans. Members of management and independent consultants provide input and recommendations to the Committee, but decisions are ultimately made by the Committee.

How Compensation Decisions Are Made

In August of each year, the Committee receives a formal presentation from F.W. Cook, its independent compensation consultants, who report to the Committee on the competitiveness of the company’s compensation programs, as well as its alignment with the company’s compensation objectives. Based on the benchmarking data prepared by the Committee’s independent compensation consultants and the consultants’ evaluation of the company’s compensation programs, the Human Resources department of the company, with input from our Chief Executive Officer and Chief Financial Officer, compiles management’s recommendations for our annual cash bonus program for the upcoming fiscal year and equity award grants to be made in respect of performance for the prior fiscal year. The Committee generally meets in September to review and consider the preliminary management recommendations and makes its final compensation decisions at its October meeting when the company’s fiscal year financial results are being considered by our Board. At its October meeting, the Committee also reviews achievement of the prior fiscal year’s annual cash bonus program and approves the annual bonus payouts. Base salary adjustments are made for our executive officers and other senior officers at the time of their individual performance reviews. Depending on company or individual circumstances, the Committee also may make other compensation decisions during the year.

Role of Executive Officers in Compensation Decisions

As part of its process, the Committee meets with our Chief Executive Officer, our Chairman and our Executive Vice Chairman to obtain recommendations with respect to the structure of our compensation programs and compensation decisions, including the performance of individual executives. The Committee obtains our Chairman’s and Executive Vice Chairman’s input on the compensation of our Chief Executive Officer, and our Chief Executive Officer provides the Committee with input on the compensation of the other named executive officers (other than our Executive Vice Chairman) and other executive officers and senior officers. Our Human Resources department collects and analyzes relevant data, including comparative compensation data prepared by F.W. Cook, which is used by the Committee to make compensation decisions.

Compensation Consultants

The Committee has the sole authority to retain and terminate any third-party compensation consultant and to obtain advice and assistance from internal and external legal, accounting and other advisors. Beginning in 2009, the Committee has relied on competitive market data and analysis prepared by its independent compensation consultants, F.W. Cook. To assist the Committee with its compensation decisions, F.W. Cook recommends to the Committee peer companies and general industry survey data for benchmarking, and provides competitive compensation data, benchmarking and analysis relating to the compensation of our Chief Executive Officer and other executives and senior officers based on such market data. As explained above in the section “— How Compensation Decisions are Made,” the Committee generally evaluates base salary and target bonuses at the beginning of the fiscal year and makes decisions on equity compensation awards (as well as final annual bonus payouts) after the end of the fiscal year. Equity awards were granted in October 2013 in respect of fiscal 2013 performance and in October 2014 in respect of fiscal 2014 performance.

In connection with the Committee’s consideration of the 2015 Omnibus Incentive Plan, F.W. Cook advised the Committee on the design of the plan provisions and the appropriate number of shares to be issuable under the plan. F.W. Cook also furnishes the Committee with competitive compensation data for non-executive directors. F.W. Cook has not provided any other services to the company and will not provide any other services to the company without the approval of the Committee.

Competitive Positioning

In determining the amounts of base salary, incentive cash bonus opportunities and stock-based compensation for the named executive officers (other than our Executive Vice Chairman’s current compensation), and other executive officers and senior officers, the Committee reviewed and benchmarked the compensation levels of the named executive officers and other executive officers and senior officers against market data developed by F.W. Cook. Market data developed by F.W. Cook was comprised of peer group compensation data for the CEO, CFO and three other most highly compensated executives, as reported in the proxy statements of peer companies, together with compensation data by functional position derived from two third-party general industry surveys. Survey data for each position was collected based on functional matches within a revenue range comparable to the company. For our named executive officers (other than our Executive Vice Chairman), F.W. Cook gave one-third weighting to the peer company proxy compensation data and one-third weighting to the data from each of the two general industry surveys. In the case of Mr. Thomas Cox, one of the general industry surveys did not have relevant information, and accordingly, F.W. Cook gave equal weighting to the peer company proxy compensation data and the applicable general industry survey.

In developing the peer group of companies, F.W. Cook consults with the company’s Human Resources department and the Committee Chair to identify companies similar to the company in size and business mix. In addition, by balancing the peer company data with compensation data from two broad general industry surveys, the Committee believes that the benchmarking data is more representative of the market place for executive talent and less subject to distortion. Peer companies and the two broad general industry surveys selected in 2013 and 2014 are the same. The Committee believes that the competitive market data compiled by F.W. Cook provides an appropriate benchmarking resource.

The current peer group is listed in the chart below, together with comparative information about revenue, net income, market capitalization, total assets and number of employees. The data in the table below is based on publicly available information as reported in SEC filings made prior to August 2014 and represents the material presented by F.W. Cook to the Committee in August 2014. The company’s revenue and total assets are between the 25th percentile and median of the peer group; and the company’s net income and market capitalization are above the 75th percentile of the peer group:

(dollars in millions)
Company	Revenue(1)	Net Income(1),(2)	Total Assets(3)	Market Cap(4)	Employees(5)
Airgas, Inc.	$5,106	$355	$5,872	$8,091	16,000
Anixter International Inc.	6,266	213	3,050	3,300	8,200
Applied Industrial Technologies, Inc.	2,446	115	1,097	2,121	5,109
Beacon Roofing Supply, Inc.	2,248	57	1,432	1,633	2,999
DXP Enterprises, Inc.	1,300	59	986	1,099	3,207
Fastenal Company	3,499	461	2,283	14,687	17,277
Kaman Corporation	1,708	61	1,148	1,170	4,743
Lawson Products, Inc.	275	(7)	138	141	1,540
MRC Global Inc.	5,231	129	3,720	2,884	5,150
Patterson Companies, Inc.	4,064	201	2,865	4,108	7,000
Rush Enterprises, Inc.	3,979	62	2,354	1,366	5,295
ScanSource, Inc.	2,868	41	1,252	1,086	1,400
United Natural Foods, Inc.	6,672	124	2,038	3,232	7,300
Watsco, Inc.	3,842	136	1,991	3,591	4,800
WESCO International, Inc.	7,627	248	4,929	3,839	9,200
W.W. Grainger, Inc.	9,667	790	5,311	17,400	23,700
Summary Percentiles: 16 Companies
75th Percentile	$5,490	$222	$3,218	$3,906	8,450
Median	3,911	127	2,160	3,058	5,223
25th Percentile	2,396	60	1,226	1,317	4,359
MSC Industrial Direct(6)	$2,734	$230	$2,018	$5,969	6,257
- Percentage rank	31%	76%	44%	83%	57%

(1)	Determined as of the most recently reported four fiscal quarters ended prior to August 2014.
(2)	Excludes extraordinary items and discontinued operations.
(3)	Determined as of the most recently reported fiscal quarter end prior to August 2014.
(4)	Determined as of June 30, 2014, as calculated by a third party vendor.
(5)	Determined as of the most recently reported fiscal year end prior to August 2014.
(6)	Data for MSC is with respect to the four fiscal quarters ended May 31, 2014, the company’s last quarter ended prior to August 2014.

Competitive market data prepared by F.W. Cook in late fiscal 2013 was used by the Committee for the following purposes:

•	to benchmark base salary adjustments for fiscal year 2014;
•	to determine equity awards granted in October 2013 in respect of fiscal year 2013 performance;
•	to benchmark threshold, target and maximum award opportunities under our annual cash incentive bonus program for fiscal year 2014; and
•	as part of the Committee’s evaluation of whether the operation of the company’s overall compensation programs achieved their desired objectives based upon actual fiscal year 2013 compensation. In this regard, the Committee evaluated fiscal year 2013 total direct compensation as the sum of (i) base salary, (ii) the annual cash incentive bonus paid in respect of fiscal year 2013 performance, and (iii) the October 2013 equity awards granted in respect of fiscal year 2013 performance.

Competitive market data prepared by F.W. Cook in late fiscal 2014 was used by the Committee for the following purposes:

•	to determine equity awards granted in October 2014 in respect of fiscal year 2014 performance; and
•	as part of the Committee’s evaluation of whether the operation of the company’s overall compensation programs achieved their desired objectives based upon actual fiscal year 2014 compensation. In this regard, the Committee evaluated fiscal year 2014 total direct compensation as the sum of (i) base salary, (ii) the annual cash incentive bonus paid in respect of fiscal year 2014 performance, and (iii) the October 2014 equity awards granted in respect of fiscal year 2014 performance.

In addition, the Committee uses the 2014 F.W. Cook market data to benchmark base salary adjustments for fiscal year 2015, if warranted, and to determine threshold, target and maximum award opportunities under our annual cash incentive bonus program for fiscal year 2015.

The Committee generally seeks to set annual base salary, total target cash compensation (the sum of base salary and target annual bonus) and total target direct compensation (the sum of total target cash compensation and long-term equity compensation) based on achievement of target company performance goals at the median, or 50th percentile, of the market data. Maximum total cash compensation (the sum of base salary and maximum annual bonus) and maximum total direct compensation (the sum of maximum total cash compensation and long-term equity compensation) generally are targeted to approximate the 75th percentile of the market data only when the company significantly overachieves its performance goals. The Committee believes that this competitive positioning is consistent with the goals of the company’s compensation programs, by linking pay to performance and providing top-tier compensation only when the company achieves superior performance.

Secondary Comparative Compensation Data

As secondary comparative compensation data for our named executive officers, the Committee also reviewed the median and average compensation levels of the named executive officers at a geographic peer group comprised of five public companies whose headquarters are located on Long Island, New York. F.W. Cook compiled data derived from the most recent proxy statements of these companies. The Committee does not benchmark compensation against this peer group and uses this data only for reference purposes and as additional validation of the primary market data used for benchmarking. In reviewing the data, the Committee noted that fiscal 2014 total direct compensation for our named executive officers was significantly below the 25th percentile of the geographic peer group.

The geographic peer group is comprised of the following companies:

Arrow Electronics, Inc.	Cablevision Systems Corporation
CA, Inc.	Henry Schein, Inc.
Pall Corporation

Fiscal Year 2014 Executive Compensation

Summary of Fiscal Year 2014 Compensation Decisions

The Committee believes that management performed well in executing our strategy during fiscal year 2014 and positioning the company for future revenue and earnings growth. Construction of our new Customer Fulfillment Center in Columbus, Ohio was completed and we began operations in September 2014. We continued to build our new growth platform in our Class C Solutions Group business, and we continued to move our portfolio of business towards high retention channels, including VMI, vending, Class C and our websites. As anticipated, these investments in our future, as well as a soft pricing environment, constrained earnings growth. For fiscal 2014, the company achieved adjusted diluted earnings per share of $3.93, exceeding the target EPS payout level under our annual cash incentive bonus program.

Consistent with the Committee’s compensation philosophy, base salaries generally remained below the median level of the market data. Mr. Gershwind’s base salary remained below the 25th percentile of the market data. Bonus payouts were paid at 98% of the reduced target payout levels, below the median of the competitive market data. Mr. Gershwind’s total cash compensation in 2014 was 16.7% below the 25th percentile of the market data; Messrs. Kaczka’s and Cox’ total cash compensation approximated the 25th percentile of the market data; and Mr. Jones’ total cash compensation was slightly higher than the 25th percentile of the market data. Equity awards granted to our NEOs in October 2014 were set at levels to result in total direct compensation below the 25th percentile of the market data for Mr. Gershwind, to approximate the 25th percentile of the market data for Mr. Kaczka, and to approximate the median of the market data for Messrs. Jones and Cox.

Based on company and individual performance, the Committee believes that compensation levels for fiscal year 2014 were appropriate and consistent with the philosophy and objectives of the company’s compensation programs.

Compensation of our Executive Vice Chairman

On October 25, 2012 we announced that Mr. Gershwind had been elected President and Chief Executive Officer, effective January 1, 2013, completing our long-term CEO succession announced in October 2010. As part of our succession planning, Mr. Sandler assumed the position of Executive Vice Chairman of the Board. Mr. Sandler’s annual base salary as Executive Vice Chairman is $775,000, and Mr. Sandler does not participate in our annual incentive bonus plan. In addition, as discussed below, Mr. Sandler does not receive equity awards under our annual equity award program. Mr. Sandler otherwise is entitled to participate in all of the benefit plans generally available to our associates. The Committee has determined that Mr. Sandler’s base salary and benefits properly compensate Mr. Sandler for his ongoing leadership and his years of experience serving the company and does not benchmark Mr. Sandler’s compensation against market data.

As part of the Board’s long-term succession planning, on October 19, 2010, the Committee approved a special grant of 183,418 restricted stock units to Mr. Sandler with a grant date value of $9,999,949. Each restricted stock unit represents the right to receive a share of MSC stock upon satisfaction of certain performance and service conditions. The performance condition required that the company have at least $125 million of net income during either fiscal 2011 or fiscal 2012, and was satisfied by fiscal 2011 performance. As the performance condition has been satisfied, two-thirds of the RSU Award will vest if Mr. Sandler continues to serve as Executive Vice Chairman of the Board until December 31, 2014 and as interim Chief Executive Officer at the request of the Board at any time until such date in the event that Mr. Sandler’s successor, Mr. Gershwind, is no longer serving as Chief Executive Officer for any reason. The remaining one-third of the RSU Award will vest if Mr. Sandler satisfies the aforementioned service condition and continues to serve as Executive Vice Chairman of the Board for an additional period of two years. The service condition also initially required Mr. Sandler to continue to serve as Chief Executive Officer through December 31, 2012, subject to such date being accelerated or extended by the Board. All restricted stock units that vest, including dividend equivalents on the vested portion of the grant, are settled in shares of the company’s common stock.

The Committee made this special grant of restricted stock units to Mr. Sandler in order to promote an orderly succession by helping to assure the retention of Mr. Sandler, as well as to incentivize Mr. Sandler to provide succession services. In structuring the RSU Award, the Committee worked with F.W. Cook, its independent compensation consultant. F.W. Cook provided the Committee with competitive data in order to determine the size of the award and the vesting terms. The Committee believes that the RSU Award was competitive and appropriate to achieve the company’s long-term succession goals. In determining the amount and form of the award, the Committee also determined that Mr. Sandler would not receive annual equity incentive awards that Mr. Sandler otherwise would have been eligible to receive in October 2010 and subsequent years and structured the award, in part, to replace these annual equity incentive awards. The RSU Award is subject to the clawback provisions of our Executive Incentive Compensation Recoupment Policy. See “Executive Incentive Compensation Recoupment Policy” below.

Elements of Compensation

We allocate compensation among the following components for our named executive officers (other than our Executive Vice Chairman):

•	base salary;
•	annual incentive cash bonuses;
•	stock-based compensation in the form of stock options and restricted shares; and
•	other benefits.

NEO Compensation Showing Equity Awards Granted for Fiscal 2014 Performance

As described in more detail in “— Long-Term Stock-Based Compensation” below, the Committee’s practice is to grant equity-based awards annually in respect of the prior fiscal year’s performance to achieve the desired total direct compensation for the prior fiscal year. The table below shows the components of total direct compensation for fiscal 2014, based on restricted shares and options granted in October 2014 in respect of fiscal 2014 performance. This table is presented to show the compensation actions taken by the Committee with respect to fiscal year 2014. The table differs substantially from the Summary Compensation Table on page 44 of this proxy statement and is not a substitute for the information presented in the Summary Compensation Table.

Named Executive Officer	Base Salary ($)(1)	Annual Incentive Cash Bonus ($)		Stock Awards ($)(2)		Option Awards ($)(2)		Total Direct Compensation ($)
Erik Gershwind	675,000	666,400		474,932		645,987		2,462,319
David Sandler	775,000	—	(3)	—	(3)	—	(3)	775,000
Jeffrey Kaczka	428,645	196,000		231,239		323,746		1,179,630
Douglas Jones	371,526	158,303		179,926		314,986		1,024,741
Thomas Cox	359,192	167,927		199,985	(4)	299,989	(4)	1,027,093	(4)

(1)	Base salary reflects base salary levels as of the fiscal year end.
(2)	The amounts in this column do not reflect compensation actually received by the named executive officers nor do they reflect the actual value that will be recognized by the named executive officers. Instead, the amounts reflect the grant date fair value for grants made by us on October 22, 2014 (October 23, 2013 in the case of Mr. Cox), calculated in accordance with FASB ASC Topic 718.

(3)	On October 19, 2010, and as part of the Board’s long-term succession planning, Mr. Sandler received a special grant of 183,418 restricted stock units with a grant date value of $9,999,949. Beginning in October 2010, Mr. Sandler has not participated in the annual equity award program. In addition, effective January 1, 2013, Mr. Sandler assumed the position of Executive Vice Chairman and no longer participates in the annual incentive bonus plan.
(4)	Reflects restricted shares and options granted in October 2013 in respect of fiscal 2013 performance. Mr. Cox resigned effective November 14, 2014.

Base Salary

Base salaries for our executive officers are established based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions, as well as salaries paid to the executives’ peers within the company. Base salaries are typically adjusted each year in connection with the executives’ performance evaluations to take into account competitive market data, individual performance and promotions or changed responsibilities. The Committee seeks to target base salary levels at or below the median of the market data. However, in individual cases, base salary levels may differ based upon the executive’s experience, individual performance and other considerations. Mr. Gershwind’s base salary was increased from $600,000 to $675,000 effective January 1, 2014 in order to bring his base salary closer to the 25th percentile of the market data. Messrs. Kaczka’s, Jones’ and Cox’ base salaries were increased by 2%. Base salary levels generally remained below the median of the market data.

Annual Incentive Bonus Program

Our annual incentive cash bonus program has two components: a performance component based on achievement of earnings per share levels, and a discretionary component based on the Committee’s qualitative evaluation of management achievement of strategic business initiatives and individual performance. Key elements of the program are as follows:

•	achievement of threshold, target and maximum bonus awards for the performance component is based on achievement of adjusted diluted earnings per share levels;
•	threshold, target and maximum bonus award levels are set at dollar amounts based on competitive benchmarking;
•	up to 25% of an executive’s target bonus is subject to the Committee’s discretionary evaluation of qualitative factors, including execution of our service model, achievement of strategic business initiatives and individual performance;
•	maximum bonus payouts are capped at 150% of target;
•	for the performance component, the threshold EPS level is set at 90% of target EPS with incremental dollar payouts for each penny of additional EPS between threshold and target EPS levels;
•	for achievement of EPS between target and maximum levels, each penny of additional EPS results in an incremental bonus payout; and
•	the Committee retains negative discretion to reduce annual bonus payouts below the amounts otherwise payable based on EPS performance.

Fiscal 2014 Annual Incentive Awards for NEOs

For fiscal year 2014, the Committee established target payouts based upon the achievement of adjusted diluted earnings per share of $3.89, reflecting the substantial headwinds facing the company at the beginning of fiscal 2014. The fiscal 2014 plan was designed to provide for target payouts based on achievement of adjusted EPS that was aligned with our business plan and required good execution on the part of management. The Committee recognized that the business plan for fiscal 2014 called for significant investment spending to position the company for future growth and that the macro-economic environment continued to present significant challenges.

To account for a target adjusted EPS which represented flat growth versus fiscal year 2013 results, the Committee made several modifications to the plan’s design from prior year programs:

•	first, target bonus payout opportunities for executive officers, including the NEOs, were set at reduced levels representing 80% of normal target bonus levels (normal target bonus levels are generally aligned with the median of the competitive market data);
•	second, the fiscal 2014 plan did not provide for any incremental bonus for achievement of adjusted EPS at levels between 0% and 5.1% growth (at 5.1% growth, the plan provided for a nominal incremental bonus equal to 1.25% of target);
•	third, for achievement of adjusted EPS at levels between 5.1% and 10.2% growth, the plan provided for incremental payouts with the potential to earn back the remaining 20% of normal target bonus levels, so that the normal target bonus only would be paid if 10.2% adjusted year-over-year EPS growth was achieved; and
•	fourth, for achievement of adjusted EPS at levels between 10.2% and 15.1% growth, the plan provided for incremental bonuses with the potential to earn a bonus of up to 150% of the normal target (or 187.5% of the reduced target bonus).

For the named executive officers, the following bar graph shows the payout levels as a percentage of the normalized target bonus at different levels of adjusted EPS (and the corresponding year-over-year adjusted EPS growth), assuming full payout of the discretionary component (25% of the normalized target bonus):

For the named executive officers, the following chart shows the annual bonus payout levels (threshold, target, maximum and actual) as a percentage of the reduced target bonus levels for fiscal year 2014 based upon the achievement of adjusted diluted EPS, assuming full payout of the discretionary component of 31.25% of the reduced target payout:

Annual Incentive Bonus Payout Levels

	Adjusted Diluted EPS		Bonus Payout (% Reduced Target)
Actual	$3.93		98.0%
Maximum	$4.50		187.5%
Target	$3.89	(1)	100.0%
Threshold	$3.50	(2)	31.25%

(1)	At EPS levels between $3.89 and $4.11, no incremental bonus is payable. At an EPS level of $4.11, an additional 1.25% of target is payable. At EPS levels between $4.11 and $4.31, the payout increases in linear progressions until the normal target level is achieved. At EPS levels between $4.31 and $4.50, the payout increases in linear progression with each penny increase in EPS until the maximum payout EPS level of $4.50 is achieved.
(2)	If threshold EPS of $3.50 is not achieved, the executive does not receive any portion of the EPS component of the cash incentive award. At EPS levels above threshold, cash incentive awards increase in linear progression with each penny increase in EPS until the target EPS of $3.89 is achieved.

Based on adjusted diluted EPS of $3.93, the company exceeded the target EPS payout level of the EPS component of our bonus program. As described above, the fiscal 2014 program did not provide for any incremental bonus for achievement of EPS levels between the target EPS level of $3.89 and $4.11. Moreover, as described above, because the target EPS level represented flat EPS growth versus fiscal 2013, the target bonus payout levels for the NEOs were reduced to 80% of normal target payout levels, or below the median of the competitive market data. Based on the Committee’s evaluation of management’s execution of the strategic business initiatives described below, the Committee determined to pay slightly less than the full discretionary component of our bonus program. As a result, for each of Messrs. Gershwind, Kaczka, Jones and Cox, the annual bonus payout represented 98% of the reduced target payout level and 78.4% of the normalized target payout level.

The Committee retains discretion to reduce annual bonus payouts below the amounts otherwise payable based on EPS performance where it determines that circumstances exist that had a negative effect on the company but were not reflected in EPS. The Committee did not make any such adjustments for fiscal year 2014.

Each year, the Committee establishes the values of threshold, target and maximum award opportunities under the annual incentive bonus program. The values of these opportunities are based on comparative compensation data as discussed above under “— Competitive Positioning.” Generally, target bonuses are established so that the executive’s target total cash compensation trends toward the median of the market data, with maximum bonuses intended to position the executive’s total cash compensation at approximately the 75th percentile of the market data. As noted above, for the fiscal 2014 plan, target bonuses were set below the median of the market data. In addition, Mr. Gershwind’s target bonus and total target cash compensation were set to approximate the 25th percentile of the market data based on Mr. Gershwind’s recent promotion to Chief Executive Officer effective January 1, 2013. For threshold, target and maximum dollar amounts of incentive bonus award opportunities under our annual incentive bonus program for the named executive officers (other than our Executive Vice Chairman), please see the Fiscal Year 2014 Grants of Plan-Based Awards table on page 46 of this proxy statement.

In calculating diluted EPS for purposes of determining bonus payouts, we excluded non-recurring integration and restructuring costs associated with the Class C Solutions Group acquisition, non-recurring costs associated with the co-location of the company’s headquarters in Davidson, North Carolina, and non-recurring executive separation costs. The effect of excluding these non-recurring expenses resulted in adjusted diluted EPS of $3.93 versus GAAP diluted EPS of $3.76. Consistent with prior practice, the Committee excludes items which it determines are not related to the company’s ongoing operational performance so that non-recurring items do not interfere with the incentive purpose of the annual bonus program and to achieve comparability of the annual bonus program on a year-to-year basis.

Annual bonus awards for the named executive officers were made under our shareholder-approved 2005 Omnibus Incentive Plan in order to qualify as deductible performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986. Awards under the plan were made at levels of 1% of EBIT for our Chief Executive Officer and 0.6% of EBIT for other executive officers, subject to the Committee’s exercise of discretion to reduce the actual payouts. Consistent with the Committee’s policy, the Committee exercised its discretion to reduce the payouts under the awards so that actual payouts were equal to the payouts determined under our 2014 annual incentive bonus program.

For the discretionary component of the annual incentive bonus program, with the participation of senior management, the Committee establishes annual strategic business initiatives at the beginning of each fiscal year, which are aligned with the company’s five-year business plan. Achievement of these strategic initiatives is tracked regularly by management and management reports to our Board and the Committee on a quarterly basis. The Committee believes that this component of the annual incentive bonus program serves to focus management on the achievement of our long-term business strategies. For fiscal year 2014, strategic initiatives included the following:

•	the successful execution of key infrastructure initiatives, including information technology and completion of and ramping the Columbus, Ohio customer fulfillment center;
•	significantly adding to the number of SKUs offered on mscdirect.com;
•	expanding our outside sales force and improving sales team productivity;
•	enhancing our e-Commerce platform, including layout and functionality;
•	expanding our vending machines signings;
•	integration of our Class C Solutions Group business; and
•	adding to our exclusive brand product offering and increasing exclusive brand sales.

The Committee also evaluates individual performance as part of the discretionary component of the annual incentive bonus program. The individual performance factors considered under the discretionary component of the annual incentive bonus program are the following:

•	the executive’s contribution to team achievement of strategic business initiatives in which he or she participates;
•	the executive’s level of responsibility;
•	the executive’s exhibited individual initiative; and
•	the executive’s effectiveness in managing his or her direct reports or staff members.

The Committee believes that bonuses awarded under our annual incentive bonus program appropriately reflected the company’s performance and appropriately rewarded the performance of the named executive officers.

Long-Term Stock-Based Compensation

At its October 2013 and 2014 meetings, the Committee approved annual equity awards, including awards to the named executive officers and other executive officers and senior officers. As noted above, Mr. Sandler no longer participates in the annual equity award program. The Committee’s practice is to grant awards annually at its October meeting at the time our Board reviews financial results for the prior fiscal year. The annual grants are made in respect of the prior fiscal year’s performance and are used by the Committee to achieve the desired total direct compensation for the prior fiscal year.

The Committee grants stock options and restricted shares under our Omnibus Incentive Plan in order to provide competitive compensation, promote retention, and to align the interests of our executives with those of our shareholders. We believe that providing combined grants of stock options and restricted shares effectively focuses our executives on delivering long-term value to our shareholders. Stock options motivate our executives to increase shareowner value because the options only have value to the extent the price of MSC stock on the date of exercise exceeds the stock price on the date of grant, and thus compensation is realized only if the stock price increases over the term of the award. Restricted share awards reward and retain the executives by offering them the opportunity to receive MSC shares on the date the restrictions lapse so long as they continue to be employed by the company. The Committee does not have a policy on allocating between options and restricted stock awards, but seeks to balance the retentive value of restricted stock awards which have a more stable value as compared with options.

The Committee’s policy in recent years has been to provide for vesting in four equal increments on each of the first four anniversary dates of the date of grant for stock options with terms of seven years. For grants of restricted stock, the Committee’s policy has been to provide for vesting in three increments, with 50% of the grant vesting on the third anniversary and 25% vesting on each of the fourth and fifth anniversaries, which is longer than the median 4-year vesting period of our peer companies. The Committee believes that this aspect of our equity compensation package promotes executive retention and management stability, and fosters focus on long-term growth aligned with building shareholder value.

In granting equity awards, the Committee takes into consideration the dilutive effect on earnings to all of our shareholders once the shares are issued or vested, and seeks to mitigate this effect by repurchasing shares from time to time under our stock buyback program. The Committee also evaluates and benchmarks its annual equity grants as a percentage of outstanding shares and the fully diluted overhang of outstanding equity awards plus shares available for grant. Our burn rate (or the number of shares of Class A common stock subject to equity awards granted during the fiscal year as a percentage of the weighted-average outstanding shares of Class A common stock) for fiscal 2014 was 0.8%, at the median of our peer companies; our 3-year average burn rate for fiscal 2012 through fiscal 2014 was 0.8%, at the 25th percentile of our peer companies. These figures reflect a more conservative share usage rate than most of our peers and evidence our efforts to reasonably manage our equity compensation share pool and the corresponding potential dilutive impact to our shareholders. Our fully diluted equity overhang as of the fiscal 2014 year end is below the 25th percentile of our peer companies.

As discussed below under “— Change of Control Arrangements,” the vesting of outstanding stock options and the lapse of restrictions on restricted stock only accelerate if there is both a change in control of the company and if such awards are not continued, assumed or substituted in connection with the transaction or if there is a termination of employment without cause (or for executives with change in control agreements, a termination by the executive for good reason) within one year (two years for executives with change in control agreements) following the change in control. Because there is no acceleration of awards unless there is both a change in control and, either the awards would be terminated or the grantee’s employment is terminated following the change in control, we consider our outstanding equity awards to be subject to “double trigger” accelerated vesting.

Grants During Fiscal Year 2014 (in Respect of Fiscal Year 2013 Performance)

The number of stock options and restricted shares granted to the named executive officers in fiscal year 2014, and the grant-date fair value of these awards determined in accordance with FASB ASC Topic 718, are shown in the Fiscal Year 2014 Grants of Plan-Based Awards table on page 46 of this proxy statement. These equity awards were granted in respect of fiscal year 2013 performance. Equity awards granted in October 2013 were based on overall company and individual performance of the named executive officers, and resulted in total direct compensation below the 25th percentile of the competitive market data for Mr. Gershwind, approximating the 25th percentile for Messrs. Kaczka and Cox, and between the 50th and 75th percentiles of the market data for Mr. Jones. As discussed above, Mr. Sandler no longer participates in our annual equity award program.

Grants During Fiscal Year 2015 (in Respect of Fiscal Year 2014 Performance)

The number of stock options and restricted shares granted to the named executive officers in fiscal year 2015, and the grant-date fair value of these awards determined in accordance with FASB ASC Topic 718, are shown in the Equity Awards Granted in the First Quarter of Fiscal Year 2015 table on page 48 of this proxy statement. These equity awards were granted in respect of fiscal year 2014 performance. Equity awards granted in October 2014 were based on overall company and individual performance of the named executive officers, and resulted in total direct compensation below the 25th percentile of the competitive market data for Mr. Gershwind, approximating the 25th percentile for Mr. Kaczka, and approximating the median of the market data for Messrs. Jones and Cox. As discussed above, Mr. Sandler no longer participates in our annual equity award program (or annual incentive bonus plan) and his compensation is not benchmarked against the competitive market data.

Administration of Equity Award Grants

The Committee grants options with exercise prices set at the market price on the date of grant, based on the closing market price on the date of grant. Our current policy is that options and restricted share awards to executive officers and other senior officers are granted on an annual basis at the October meeting of the

Committee, which occurs when our Board reviews annual financial results and when the Committee completes its annual compensation review process. The approval process specifies:

•	the individual receiving the grant;
•	the dollar value of stock options, with the number of options to be determined based on a Black-Scholes valuation; and
•	the dollar value of restricted shares, with the number of restricted shares to be determined based on the closing price of our shares on the date of grant.

Grants for associates other than officers also are approved by the Committee and the Committee does not delegate authority for making grants to any member of management. Our current policy provides that off-cycle grants and promotion and new hire grants may be approved at regularly scheduled or special meetings. We do not time our equity award grants relative to the release of material non-public information.

Hedging Policy; Pledging

Under our insider trading policy, short-selling, margin transactions, trading in exchange-traded options and engaging in hedging transactions such as prepaid variable forward contracts, are prohibited. Our insider trading policy also prohibits pledging shares in margin accounts. Associates and directors may only pledge company shares as collateral for a loan outside of a margin account up to 10% of their ownership of company shares (excluding options and unvested restricted shares), provided that shares required to be held pursuant to our stock ownership guidelines may not be pledged. Our Nominating and Corporate Governance Committee retains discretion to permit limited exceptions to the 10% restriction. None of our executive officers or directors currently has pledged any company shares.

Benefits and Perquisites

We provide our executives with certain health and insurance benefits, as well as travel and other perquisites. Our executives can participate in our 401(k) plan (which includes company matching contributions of 50% up to the first 6% of a participant’s contributions), our Associate Stock Purchase Plan and our health benefit and insurance programs on the same basis as all our associates. We also provide our executives with either a car allowance or a leased vehicle. Generally, our travel policies provide that executives travel coach class (domestic) and business class (international) on company business and pay the travel and related expenses of any family member that may accompany them.

We do not provide any other executive perquisites such as supplemental life insurance, financial planning, country club membership, or special health benefits.

Change of Control Arrangements

All of our current named executive officers are parties to “change in control” severance arrangements, other than Mr. Sandler, whose change in control agreement terminated on December 31, 2012. For a description of our executives’ change in control agreements, see the section entitled “Executive Compensation — Potential Payments Upon Termination or Change in Control” on page 51 of this proxy statement.

We believe that such arrangements are important to promote the stability of our business and our key personnel during the transition period following a change in control transaction, and to keep our executives focused on the business rather than on their employment prospects. These arrangements serve to assure the retention of key executives in order to successfully execute a change of control transaction. To this end, the change of control benefits only are provided if the executive remains with the company through the change of control and if there is a termination of employment without cause or by the executive for good reason, commonly referred to as a “double trigger.” See the section entitled “Executive Compensation — Potential Payments Upon Termination or Change in Control — Change in Control Agreements” on page 51 of this proxy statement. We do not have any other severance arrangements with our named executive officers, other than as provided in Mr. Sandler’s restricted stock unit award discussed in such section and in respect of the operation of the acceleration features of our equity plans discussed below.

As discussed in more detail in the section entitled “Executive Compensation — Potential Payments Upon Termination or Change in Control — Equity Award Plans” on page 52 of this proxy statement, since January 2006, all stock options and restricted stock awards have been made under our 2005 Omnibus Incentive Plan. Under our 2005 Omnibus Incentive Plan, in the event of a change in control transaction pursuant to a merger agreement, outstanding stock options and restricted stock awards shall be continued, assumed or substituted if so provided in the merger agreement. If the merger agreement does not provide for continuation, assumption or substitution of equity awards, the vesting of outstanding options shall accelerate and the restrictions applicable to all restricted stock awards shall lapse. In addition, following any change in control, if an associate’s employment is terminated without cause within one year following the change in control, vesting also shall accelerate. For executive officers with change in control agreements, the protection period is extended to two years and vesting also accelerates in cases of termination by the executive for good reason. The Committee believes that these provisions provide our Board with appropriate flexibility to address the treatment of options and restricted shares in a merger or similar transaction that is approved by our Board, while providing appropriate protections to our executives and other associates in transactions which are not approved by our Board. Because there is no acceleration of awards unless there is both a change in control and, either the awards are terminated or the grantee’s employment is terminated following the change in control, we consider our outstanding equity awards to be subject to “double trigger” accelerated vesting.

Separation Agreement with Ms. McGuire

Ms. McGuire resigned from the company effective February 28, 2014. In connection with Ms. McGuire’s resignation, we entered into a separation agreement on January 13, 2014. Under the terms of the separation agreement, in consideration for a general release and subject to compliance with non-competition, non-solicitation, confidentiality and cooperation provisions, Ms. McGuire is entitled to receive (i) cash severance of $1,060,460, payable over a three-year period, (ii) a payment of $500,000 in recognition of Ms. McGuire’s long-standing tenure and contribution, payable over a three-year period, (iii) a pro rata incentive bonus for fiscal year 2014, based on actual company performance, (iv) continued vesting of outstanding restricted stock awards, (v) acceleration of vesting of outstanding stock options, (vi) COBRA health insurance coverage for 18 months, (vii) a lump sum payment of $120,000 for relocation costs, and (vii) continued use of the company-leased automobile for the remainder of the lease term.

Jeffrey Kaczka Retirement and Transition Agreement

For a discussion of Mr. Kaczka’s Retirement and Transition Agreement, please see “Jeffrey Kaczka Retirement and Transition Agreement” on page 54 of this proxy statement.

Thomas Cox Separation Agreement

For a discussion of Mr. Cox’s Separation Agreement, please see “Thomas Cox Separation Agreement” on page 55 of this proxy statement.

Executive Incentive Compensation Recoupment Policy

Upon recommendation of the Committee, our Board adopted in October 2009 an Executive Incentive Compensation Recoupment Policy. The policy covers all executive officers of the company, as well as the company’s corporate controller, and applies to incentive awards under our annual incentive compensation plan and equity awards under our equity plans, granted or awarded after the adoption of the Policy. The policy provides our Board with discretion to obtain recoupment of awards as follows:

•	in the event of a significant restatement of financial results, other than as a result of a change in accounting principles (a “Restatement”), the Board may recoup cash incentive bonuses and equity awards that were paid or that vested to the extent that the amount paid or that vested would have been lower if the financial results had been properly reported;
•	in the event of a Restatement where a covered officer engaged in misconduct that caused or partially caused the need for the Restatement, the Board may take any or all of the following actions with respect to such covered officer: (i) recoup all cash incentive bonuses and equity awards that were paid or that vested based upon the achievement of financial results that were subsequently reduced due to the Restatement, (ii) cancel outstanding equity awards, (iii) recoup any shares received from the vesting or exercise of equity awards, and (iv) recoup any net proceeds from any sale of shares upon or following the vesting or exercise of equity awards; and
•	in the event that following termination of employment, a covered officer breaches his or her non-competition, non-solicitation or non-disclosure covenants owed to the company, the Board may take any or all of the following actions with respect to such covered officer: (i) cancel outstanding equity awards, (ii) recoup any shares received from the vesting or exercise of equity awards during the period beginning two years before and ending two years after the covered officer’s termination of employment, and (iii) recoup any net proceeds from any sale of shares upon or following the vesting or exercise of equity awards during the period beginning two years before and ending two years after the covered officer’s termination of employment.

The Board only may seek recoupment in cases of a Restatement if either the Restatement shall have occurred within 36 months of the publication of the audited financial statements that have been restated, or the Audit Committee of the Board shall have taken steps to consider a Restatement prior to the end of such 36 months and the Restatement occurs within 48 months of the publication of the audited financial statements.

In the event of a change in control, as defined in our Omnibus Incentive Plans, the company’s right to seek recoupment shall terminate.

Executive Stock Ownership Guidelines

To more closely align the interests of our management with those of our shareholders, our Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, adopted in November 2011 stock ownership guidelines for all of our executive officers. The ownership guidelines provide for our Section 16 executive officers to own a minimum number of shares, which (i) for each of our Chairman, Executive Vice Chairman and Chief Executive Officer, is the number of shares having a value equal to at least six times such individual’s annual base salary, (ii) for our Chief Operating Officer, is the number of shares having a value equal to at least four times such executive’s annual base salary, (iii) for any Executive Vice President, is the number of shares having a value equal to at least three times such executive’s annual base salary, (iv) for any Senior Vice President, is the number of shares having a value equal to at least two times such executive’s annual base salary, and (v) for any Vice President, is the number of shares having a value equal to at least one times such executive’s annual base salary. All shares held by our executives, including unvested restricted shares and restricted stock units but not including shares underlying unexercised stock options, count toward these guidelines. The guidelines provide for our executives to reach these goals within the later of five years from the date on which the guidelines were adopted or five years from the date on which the executive is appointed. Once an executive has attained his or her minimum ownership requirement, he or she must maintain at least that level of ownership. If an executive has not satisfied his or her proportionate minimum stock ownership guideline, the executive must retain an amount equal to 100% of the net shares (i.e., after tax withholding and shares sold to pay the exercise price of option) received as a result of the exercise of stock options or the vesting of restricted shares or restricted stock units. All of our executive officers and our Non-Executive Chairman are in compliance with their current stock ownership guidelines. In addition to our stock ownership guidelines, we believe that the extended vesting provisions of our options and restricted stock awards for our executives properly align their interests with those of our shareholders, and encourage and incentivize long-term planning and strategic initiatives to enhance shareholder value.

Federal Income Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986 prevents us from taking a tax deduction for non-performance-based compensation in excess of $1 million in any fiscal year paid to our Chief Executive Officer and the three other most highly compensated executive officers (excluding our Chief Financial Officer). We design our compensation programs to consider the effect of Section 162(m) together with the objectives of our compensation programs. Stock options granted under our equity compensation plans are intended to qualify as performance-based compensation for purposes of Section 162(m), but annual restricted share awards under such plans do not qualify as performance-based compensation, and are therefore subject to the $1 million limit on deductible compensation. Annual cash bonuses under our fiscal year 2014 annual cash incentive program were made under our shareholder-approved 2005 Omnibus Incentive Plan and are intended to qualify as performance-based compensation for purposes of Section 162(m). Although the Compensation Committee may determine it necessary to pay non-deductible compensation to achieve our executive compensation objectives, we do not anticipate that we will pay any material non-deductible compensation.

COMPENSATION RISK ASSESSMENT

The Compensation Committee of our Board engaged F.W. Cook to conduct a comprehensive risk assessment of our incentive-based compensation plans in 2013 to assist the Compensation Committee in its compensation risk assessment. In its report to the Compensation Committee, F.W. Cook determined that our incentive plans were well-aligned with sound compensation design principles. In 2014, at the request of the Compensation Committee, F.W. Cook updated and confirmed its earlier assessment. Based on the Compensation Committee’s review and the F.W. Cook reports, the Compensation Committee believes that our compensation programs do not encourage excessive or inappropriate risk-taking on the part of our associates, including our executive and senior officers. The Compensation Committee believes that the design and mix of our compensation programs appropriately encourage our executive and senior officers to focus on the creation of long-term shareholder value. In its review, the Compensation Committee noted the following features:

•	executive and senior officer pay mix balances fixed and variable cash compensation, cash and equity, and annual and longer-term incentive compensation;
•	our executive incentive bonus plan includes the following design features which the Compensation Committee believes properly incentivize senior management:
➢	target bonuses generally do not exceed 100% of base salary;
➢	maximum payouts are capped at 150% of target;
➢	payout levels generally are calculated on a straight line interpolation basis between threshold and target levels and between target and maximum levels, rather than providing for significantly different payout levels based on small changes in operating results;
➢	25% of the normalized target bonus is subject to the Compensation Committee’s discretionary evaluation of qualitative factors, including individual performance, execution of our service model and achievement of company strategic initiatives, which serves to focus management on longer-term initiatives;
➢	75% of normalized target awards and award levels above target are based on achievement of diluted earnings per share, which the Compensation Committee retains discretion to adjust to account for non-recurring and other similar items; and
➢	the Compensation Committee retains discretion to reduce bonus payouts below the amounts otherwise payable based on performance where it determines that circumstances exist that had a negative effect on the company but were not reflected in earnings per share performance and to award discretionary bonuses above the maximum payout levels to reward extraordinary performance;
•	annual non-management bonus plans for corporate, sales and other business functions allocate a lower percentage of variable cash compensation than for management with bonus awards based on subjective assessment of individual performance;
•	long-term equity awards constitute a significant portion of executives’ and senior officers’ compensation, thereby focusing such individuals on enhancing long-term shareholder value; and
•	equity awards for all associates provide vesting periods of four years for stock options and five years for restricted stock awards.

In addition to the design and mix of our compensation programs, to further align our executive officers’ interests with our shareholders and mitigate risk relating to our compensation programs, we have adopted an Executive Incentive Compensation Recoupment Policy, which is described in the section entitled “Compensation Discussion and Analysis — Executive Incentive Compensation Recoupment Policy,” and stock ownership guidelines for all of our executive officers, which is described in the section entitled “Compensation Discussion and Analysis — Executive Stock Ownership Guidelines.”

COMPENSATION COMMITTEE REPORT

The information contained under this “Compensation Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any filings under the Securities Act, or under the Exchange Act, or be subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate this information by reference into any such filing.

The Compensation Committee of our Board has reviewed and discussed with management the Compensation Discussion and Analysis that precedes this report. Based on this review and discussion, the Committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee of the Board,

Denis Kelly (Chairman)
Jonathan Byrnes
Roger Fradin
Louise Goeser
Philip Peller

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below sets forth the compensation of the following named executive officers for services rendered to the company during the fiscal years ended August 30, 2014, August 31, 2013 and September 1, 2012:

•	Erik Gershwind, our President and Chief Executive Officer;
•	David Sandler, our Executive Vice Chairman;
•	Jeffrey Kaczka, our Executive Vice President and Chief Financial Officer;
•	Douglas Jones and Thomas Cox, who were among the three other most highly compensated executive officers with respect to, and who were serving as executive officers at the end of, the 2014 fiscal year; and
•	Eileen McGuire, who was an executive officer during a portion of the 2014 fiscal year and would otherwise have been included among the three other most highly compensated executive officers.

A detailed description of the plans and programs under which our named executive officers received the following compensation can be found in the section entitled “Compensation Discussion and Analysis” preceding this discussion. Additional information about these plans and programs is included in the additional tables and discussions which follow the Summary Compensation Table.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)		Option Awards ($)(4)		Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Erik Gershwind	2014	648,491	—	499,962		679,987		666,400	19,758	2,514,598
President and Chief Executive Officer	2013	547,500	—	269,991		479,999		200,000	18,930	1,516,420
	2012	440,988	—	259,958		472,814		430,400	19,758	1,623,918
David Sandler	2014	775,030	—	—		—		—	270,046	1,045,076
Executive Vice Chairman	2013	780,192	—	—		—		—	350,852	1,131,044
	2012	810,769	—	—		—		1,136,000	688,403	2,635,172
Jeffrey Kaczka	2014	423,664	—	249,940		349,993		196,000	21,152	1,240,749
Executive Vice President and Chief Financial Officer	2013	415,359	—	199,975		349,987		52,242	20,687	1,038,250
	2012	420,323	100,000	199,937		349,990		250,700	102,605	1,423,555
Douglas Jones	2014	368,670	—	199,985		349,993		158,303	18,230	1,095,181
Executive Vice President, Chief Supply Chain Officer	2013	361,439	—	199,975		349,987		49,248	97,239	1,057,888
	2012	366,433	—	199,937		349,990		236,300	14,354	1,167,014
Thomas Cox(7)	2014	355,159	—	199,985		299,989		167,927	11,796	1,034,856
Former Executive Vice President, Sales	2013	348,192	—	259,989		472,819		52,242	11,290	1,144,532
	2012	352,412	—	259,958		472,814		250,700	13,478	1,349,362
Eileen McGuire(8)	2014	205,584	—	1,209,772	(9)	735,351	(10)	—	530,740	2,681,447
Former Executive Vice President, Human Resources	2013	323,317	—	259,989		240,000		49,248	65,997	938,551
	2012	320,987	—	140,983		236,407		236,300	18,351	953,028

(1)	The amounts shown in this column reflect the executive’s actual base salary, including amounts deferred under our 401(k) plan. Due to the timing of the fiscal period end, salaries for fiscal year 2012 reflect a 53-week fiscal year, which included 27 bi-weekly payroll periods (compared to 52 weeks in each of fiscal years 2014 and 2013).
(2)	The amount in this column for Mr. Kaczka reflects the remaining $100,000 installment of his $200,000 cash signing bonus as part of Mr. Kaczka’s employment package in connection with his April 2011 appointment as our Executive Vice President and Chief Financial Officer.

(3)	The amounts in this column do not reflect compensation actually received by the named executive officers nor do they reflect the actual value that will be recognized by the named executive officers. Instead, the amounts reflect the grant date fair value for grants made by us in fiscal years 2014, 2013 and 2012, calculated in accordance with FASB ASC Topic 718. This valuation method values restricted stock granted during the indicated year, based on the fair market value of our Class A common stock (the closing price as reported on the New York Stock Exchange) on the date of grant. The full grant-date fair value of restricted stock granted in the first quarter of fiscal year 2015 (with respect to fiscal year 2014 performance) is reflected in the Equity Awards Granted in the First Quarter of Fiscal Year 2015 table on page 48 of this proxy statement. Please see footnote 9 for a discussion of the amount reported for Ms. McGuire for fiscal year 2014.
(4)	The amounts in this column do not reflect compensation actually received by the named executive officers nor do they reflect the actual value that will be recognized by the named executive officers. Instead, the amounts reflect the grant date fair value for grants made by us in fiscal years 2014, 2013 and 2012, calculated in accordance with FASB ASC Topic 718. The full grant-date fair value of stock options granted in the first quarter of fiscal year 2015 (with respect to fiscal year 2014 performance) is reflected in the Equity Awards Granted in the First Quarter of Fiscal Year 2015 table on page 48 of this proxy statement. For information regarding assumptions made in calculating the amounts reflected in this column for grants made in fiscal years 2014, 2013 and 2012, please refer to Note 12 to our audited consolidated financial statements, included in our Annual Report on Form 10-K for the fiscal year ended August 30, 2014. Please see footnote 10 for a discussion of the amount reported for Ms. McGuire for fiscal year 2014.
(5)	The amounts in this column reflect amounts earned pursuant to our annual cash incentive awards program for our named executive officers. For more information, see the section entitled “Compensation Discussion and Analysis — Fiscal Year 2014 Executive Compensation — Annual Incentive Bonus Program” on page 33 of this proxy statement.
(6)	See the “Fiscal Year 2014 All Other Compensation” table below for a breakdown of the compensation included in the “All Other Compensation” column for fiscal year 2014.
(7)	Mr. Cox resigned effective November 14, 2014.
(8)	Ms. McGuire resigned effective February 28, 2014.
(9)	This amount represents (i) the grant date fair value for restricted stock grants made in fiscal year 2014, calculated in accordance with FASB ASC Topic 718, plus (ii) the incremental fair value, calculated in accordance with FASB ASC Topic 718, of restricted stock awards modified in fiscal year 2014 to provide for the continued vesting of the restricted stock. The incremental fair value of such restricted stock (which includes restricted stock awarded in fiscal 2014 and unvested restricted stock awarded prior to fiscal year 2014) is computed as the full fair value of all unvested restricted stock as of the date of Ms. McGuire’s separation agreement. Please see “Potential Payments Upon Termination or Change in Control — Eileen McGuire Separation Agreement” on page 55 of this proxy statement.
(10)	This amount represents (i) the grant date fair value for option grants made in fiscal year 2014, calculated in accordance with FASB ASC Topic 718, plus (ii) the incremental fair value, calculated in accordance with FASB ASC Topic 718, of options modified in fiscal year 2014 to provide for accelerated vesting. Please see “Potential Payments Upon Termination or Change in Control — Eileen McGuire Separation Agreement” on page 55 of this proxy statement.

Fiscal Year 2014 All Other Compensation

Name	Auto Allowance ($)	401(k) Match ($)	Group Term Life Insurance ($)	Dividend Equivalent Units ($)(1)	Tax Gross-Ups ($)(2)	Relocation Expenses ($)(3)	Severance ($)(4)	Total ($)
Erik Gershwind	12,000	7,578	180	—	—	—	—	19,758
David Sandler	2,741	7,558	774	258,973	—	—	—	270,046
Jeffrey Kaczka	12,689	7,800	663	—	—	—	—	21,152
Douglas Jones	10,163	7,697	370	—	—	—	—	18,230
Thomas Cox	3,979	7,403	414	—	—	—	—	11,796
Eileen McGuire	12,207	3,434	156	—	8,245	15,000	491,698	530,740

(1)	The amount in this column for Mr. Sandler reflects dividend equivalent units on restricted stock units held by Mr. Sandler.
(2)	The amount in this column for Ms. McGuire reflects tax gross-up payments made to reimburse Ms. McGuire for the income taxes paid in respect of the compensation attributed to her for relocation-related reimbursements and allowances.
(3)	In furtherance of the co-location of our corporate headquarters in Davidson, North Carolina, the amount of $15,000 in this column for Ms. McGuire reflect reimbursements and allowances for certain relocation expenses incurred by her in connection with her relocation to the Davidson, North Carolina area.
(4)	The amount in this column for Ms. McGuire reflects amounts paid or accrued during fiscal year 2014 pursuant to her separation agreement, as follows: (i) $260,077 of cash severance and special recognition payments paid in fiscal year 2014, (ii) $80,767 representing her pro rata incentive bonus for fiscal year 2014, (iii) $6,806 representing COBRA health coverage premiums, (iv) a $120,000 lump sum payment for relocation costs, (v) $6,743 for continued use of a company-leased automobile, and (vi) $17,305 representing the value of a retirement gift. The amounts reported for Ms. McGuire under the Stock Awards and Option Awards columns of the Summary Compensation Table include the incremental fair values of restricted stock and options modified in connection with Ms. McGuire’s separation agreement and are discussed in footnotes 9 and 10 to the Summary Compensation Table. Please see “Potential Payments Upon Termination or Change in Control — Eileen McGuire Separation Agreement” for a description of Ms. McGuire’s separation agreement.

Fiscal Year 2014 Grants of Plan-Based Awards

The following table shows the stock option and restricted stock awards granted to our named executive officers in fiscal year 2014 (with respect to fiscal year 2013 performance) and the estimated possible payouts under the cash incentive awards granted to our named executive officers in respect of fiscal year 2014 performance. In fiscal year 2014, Mr. Sandler did not receive any grants of plan-based awards.

	Grant Date	Estimated Possible Payouts under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)		All Other Option Awards: Number of Securities Underlying Option (#)(3)		Exercise or Base of Option Awards ($/Sh)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name		Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)
Erik Gershwind	—	212,500	680,000	1,275,000	—		—		—	—
	10/23/2013	—	—	—	6,115		—		—	499,962
	10/23/2013	—	—	—	—		45,393		81.76	679,987
Jeffrey Kaczka	—	62,500	200,000	375,000	—		—		—	—
	10/23/2013	—	—	—	3,057		—		—	249,940
	10/23/2013	—	—	—	—		23,364		81.76	349,993
Douglas Jones	—	50,479	161,533	302,876	—		—		—	—
	10/23/2013	—	—	—	2,446		—		—	199,985
	10/23/2013	—	—	—	—		23,364		81.76	349,993
Thomas Cox	—	53,548	171,355	321,290	—		—		—	—
	10/23/2013	—	—	—	2,446		—		—	199,985
	10/23/2013	—	—	—	—		20,026		81.76	299,989
Eileen McGuire	—	50,479	161,533	302,876	—		—		—	—
	10/23/2013	—	—	—	3,180		—		—	259,997
	10/23/2013	—	—	—	—		16,021		81.76	239,995
	1/13/2014	—	—	—	11,128	(6)	—		—	949,775	(6)
	1/13/2014	—	—	—	—		4,093	(7)	54.52	126,187	(7)
	1/13/2014	—	—	—	—		6,690	(7)	66.69	124,835	(7)
	1/13/2014	—	—	—	—		11,757	(7)	69.46	186,819	(7)
	1/13/2014	—	—	—	—		16,021	(7)	81.76	57,515	(7)

(1)	These columns reflect the potential threshold, target and maximum annual cash incentive compensation payable to such named executive officer in respect of fiscal year 2014. Amounts actually earned in fiscal year 2014 are reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table. For additional information, see the section entitled “Compensation Discussion and Analysis — Fiscal Year 2014 Executive Compensation — Annual Incentive Bonus Program” on page 33 of this proxy statement. Annual bonus awards for the named executive officers (other than Mr. Sandler, who did not participate in the 2014 annual incentive bonus program) were made under our shareholder-approved 2005 Omnibus Incentive Plan in order to qualify as deductible performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986. Awards under the plan were made at levels of 1% of EBIT for our Chief Executive Officer and 0.6% of EBIT for other executive officers, subject to our Compensation Committee’s exercise of discretion to reduce the actual payouts. Consistent with our Compensation Committee’s policy, our Compensation Committee exercised its discretion to reduce the payouts under the awards so that actual payouts were equal to the payouts determined under our 2014 annual incentive bonus program.
(2)	The amounts in this column reflect restricted stock awards granted in fiscal year 2014 (with respect to fiscal year 2013 performance) pursuant to our 2005 Omnibus Incentive Plan. These restricted stock awards vest 50% on the third anniversary of the grant date, and 25% on each of the succeeding two anniversaries of the date of grant (with limited exceptions for termination of employment due to death, disability, retirement and change in control). These restricted stock awards have no performance criteria. For additional information, see the section entitled “Compensation Discussion and Analysis — Fiscal Year 2014 Executive Compensation — Long-Term Stock-Based Compensation” on page 36 of this proxy statement. For the restricted stock awards granted to our named executive officers with respect to fiscal year 2014 performance (although made in fiscal year 2015), see the Equity Awards Granted in the First Quarter of Fiscal Year 2015 table below.
(3)	This column reflects stock option awards granted in fiscal year 2014 (with respect to fiscal year 2013 performance) pursuant to our 2005 Omnibus Incentive Plan. The stock options granted to our named executive officers in fiscal year 2014 have a seven-year term and fully vest over four years, with 25% of the stock options vesting on each of the first four anniversaries of the date of grant (with limited exceptions for termination of employment due to death, disability, retirement and change in control). The stock options granted to our named executive officers have no performance criteria. For additional information, see the section entitled “Compensation Discussion and Analysis — Fiscal Year 2014 Executive Compensation — Long-Term Stock-Based Compensation” on page 36 of this proxy statement. For the stock options granted to our named executive officers with respect to fiscal year 2014 performance (although made in fiscal year 2015), see the Equity Awards Granted in the First Quarter of Fiscal Year 2015 table below.
(4)	Awards were issued with an exercise price equal to the fair market value on the grant date, which we determined based on the closing price of a share of our Class A common stock as quoted on the New York Stock Exchange on the date of the grant.
(5)	The amounts in this column do not reflect compensation actually received by the named executive officers nor do they reflect the actual value that will be recognized by the named executive officers. Instead, the amounts represent the full grant date fair value of awards as calculated in accordance with FASB ASC Topic 718. The grant date fair value is the amount that we will expense in our financial statements over the award’s vesting schedule. For restricted stock awards, fair value is the closing price of a share of our Class A common stock as quoted on the New York Stock Exchange on the date of the grant. The closing price of a share of our Class A common stock as quoted on the New York Stock Exchange on October 23, 2013 was $81.76. The fair values shown for stock options are accounted for in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions, please refer to Note 12 to our audited consolidated financial statements, included in our Annual Report on Form 10-K for the fiscal year ended August 30, 2014.
(6)	Represents restricted stock awards that were modified pursuant to Ms. McGuire’s separation agreement on January 13, 2014 to provide for continued vesting. The amount in the Grant Date Fair Value of Stock and Option Awards column reflects the incremental fair value resulting from the modification, calculated in accordance with FASB ASC Topic 718.

(7)	Represents unvested stock options that were modified pursuant to Ms. McGuire’s separation agreement on January 13, 2014 to provide for accelerated vesting. The amount in the Grant Date Fair Value of Stock and Option Awards column reflects the incremental fair value resulting from the modification, calculated in accordance with FASB ASC Topic 718, based.

Dividends declared from time to time on our outstanding shares of Class A common stock are paid on our restricted stock awards, including the portion on which the restrictions have not lapsed, since the shares are outstanding. The quarterly dividend rate for each quarter of fiscal year 2014 was $0.33 per share.

Equity Awards Granted in the First Quarter of Fiscal Year 2015

On October 22, 2014, we granted stock options and restricted stock to all of our current named executive officers, other than Mr. Sandler, with respect to fiscal year 2014 performance. These awards, which are not listed in the above tables, are as follows:

Name	Number of Stock Options Granted (#)(1)	Value of Stock Options Granted ($)(2)	Number of Restricted Shares Granted (#)(3)	Value of Restricted Shares Granted ($)(4)
Erik Gershwind	45,945	645,987	5,720	474,932
Jeffrey Kaczka	23,026	323,746	2,785	231,239
Douglas Jones	22,403	314,986	2,167	179,926

(1)	This column reflects stock option awards granted in the first quarter of fiscal year 2015 (with respect to fiscal year 2014 performance) pursuant to our 2005 Omnibus Incentive Plan. The stock options granted to our named executive officers in fiscal year 2015 have a seven-year term and fully vest over four years, with 25% of the stock options vesting on each of the first four anniversaries of the date of grant (with limited exceptions for termination of employment due to death, disability, retirement and change in control). The stock options granted to our named executive officers have no performance criteria. For additional information, see the section entitled “Compensation Discussion and Analysis — Fiscal Year 2014 Executive Compensation — Long-Term Stock-based Compensation” of this proxy statement.
(2)	The stock options granted were valued at $14.06 per share in accordance with FASB ASC Topic 718.
(3)	These amounts represent restricted stock awards granted in the first quarter of fiscal year 2015 (with respect to fiscal year 2014 performance) pursuant to our 2005 Omnibus Incentive Plan. These awards vest 50% on the third anniversary of the grant date, and 25% on each of the succeeding two anniversaries of the date of grant (with limited exceptions for termination of employment due to death, disability, retirement and change in control). The restricted stock granted to our named executive officers has no performance criteria. For additional information, see the section entitled “Compensation Discussion and Analysis — Fiscal Year 2014 Executive Compensation — Long-Term Stock-based Compensation” of this proxy statement.
(4)	These values are based upon the grant date fair value of $83.03 per share, which was the closing price of a share of our Class A common stock as quoted on the New York Stock Exchange on October 22, 2014, in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at 2014 Fiscal Year-End Table

The following table shows the amount of outstanding stock option, restricted stock and restricted stock unit awards previously granted and held by the named executive officers as of August 30, 2014.

The market value of the stock awards is based on the closing price of a share of our Class A common stock as of August 29, 2014, the last business day of our 2014 fiscal year, which was $90.14.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Name	Exercisable	Unexercisable
Erik Gershwind	18,928	—		44.17	10/12/2016	—		—
	24,557	8,186	(1)	54.52	10/18/2017	—		—
	13,379	13,379	(2)	66.69	10/20/2018	—		—
	7,838	23,514	(3)	69.46	10/23/2019	—		—
	—	45,393	(4)	81.76	10/22/2020	—		—
	—	—		—	—	798	(5)	71,932
	—	—		—	—	2,384	(6)	214,894
	—	—		—	—	3,898	(7)	351,366
	—	—		—	—	3,887	(8)	350,374
	—	—		—	—	6,115	(9)	551,206
David Sandler	—	—		—	—	—		—
	—	—		—	—	4,245	(5)	382,644
	—	—		—	—	198,060	(10)	17,853,129
Jeffrey Kaczka	—	9,904	(2)	66.69	10/20/2018	—		—
	5,715	17,145	(3)	69.46	10/23/2019	—		—
	—	23,364	(4)	81.76	10/22/2020	—		—
	—	—		—	—	2,248	(11)	202,635
	—	—		—	—	2,998	(7)	270,240
	—	—		—	—	2,879	(8)	259,513
	—	—		—	—	3,057	(9)	275,558
Douglas Jones	6,059	6,060	(1)	54.52	10/18/2017	—		—
	9,903	9,904	(2)	66.69	10/20/2018	—		—
	5,715	17,145	(3)	69.46	10/23/2019	—		—
	—	23,364	(4)	81.76	10/22/2020	—		—
	—	—		—	—	798	(5)	71,932
	—	—		—	—	1,834	(6)	165,317
	—	—		—	—	2,998	(7)	270,240
	—	—		—	—	2,879	(8)	259,513
	—	—		—		2,446	(9)	220,482
Thomas Cox	14,557	8,186	(1)	54.52	10/18/2017	—		—
	13,379	13,379	(2)	66.69	10/20/2018	—		—
	7,720	23,163	(3)	69.46	10/23/2019	—		—
	—	20,026	(4)	81.76	10/22/2020	—		—
	—	—		—	—	1,472	(5)	132,686
	—	—		—	—	2,384	(6)	214,894
	—	—		—	—	3,898	(7)	351,366
	—	—		—	—	3,743	(8)	337,394
	—	—		—	—	2,446	(9)	220,482
Eileen McGuire	—	—		—	—	489	(5)	44,078
	—	—		—	—	843	(6)	75,988
	—	—		—	—	1,409	(7)	127,007
	—	—		—	—	2,494	(12)	224,809
	—	—		—	—	2,119	(13)	191,007

(1)	These stock options became exercisable on October 19, 2014.
(2)	One-half of these stock options became exercisable on October 21, 2014 and an additional one-half of these stock options will become exercisable on October 21, 2015.
(3)	One-third of these stock options became exercisable on October 24, 2014. An additional one-third of these stock options will become exercisable on each of October 24, 2015 and October 24, 2016.
(4)	One-quarter of these stock options became exercisable on October 23, 2014. An additional one-quarter of these stock options will become exercisable on each of October 23, 2015, October 23, 3016 and October 23, 2017.
(5)	The restrictions on these shares lapsed on October 13, 2014.
(6)	The restrictions on one-half of these shares lapsed on October 19, 2014 and the restrictions on an additional one-half of these shares will lapse on October 19, 2015.
(7)	The restrictions on one-half of these shares lapsed on October 21, 2014. The restrictions on an additional one-quarter of these shares will lapse on each of October 21, 2015 and October 21, 2016.
(8)	The restrictions on one-half of these shares will lapse on October 24, 2015. The restrictions on an additional one-quarter of these shares will lapse on each of October 24, 2016 and October 24, 2017.
(9)	The restrictions on one-half of these shares will lapse on October 23, 2016. The restrictions on an additional one-quarter of these shares will lapse on each of October 23, 2017 and October 23, 2018.
(10)	This amount reflects 183,418 restricted stock units granted to Mr. Sandler and 14,642 dividend equivalent units accrued on the restricted stock units. In addition to a performance condition which has been satisfied, vesting of the RSU award is conditioned on Mr. Sandler continuing to provide services to our company, with (i) two-thirds of the award vesting if Mr. Sandler continues to serve as our Executive Vice Chairman of the Board through December 31, 2014; and (ii) the remaining one-third of the award vesting if Mr. Sandler continues to serve as Executive Vice Chairman for an additional period of two years.
(11)	The restrictions on one-half of these shares will lapse on each of March 29, 2015 and March 29, 2016.
(12)	The restrictions on one-half of these shares will lapse on October 24, 2015. The restrictions on an additional one-quarter of these shares will lapse on each of October 24, 2016 and February 28, 2017.
(13)	The restrictions on one-half of these shares will lapse on each of October 23, 2016 and February 28, 2017.

Fiscal Year 2014 Option Exercises and Stock Vested

The following table shows (i) the number of shares of our Class A common stock acquired upon the exercise of stock options by the named executive officers in fiscal year 2014, (ii) the number of shares of restricted stock held by the named executive officers which vested in fiscal year 2014, and (iii) the value realized upon the exercise of such stock options and the vesting of such shares, in each case before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Erik Gershwind	36,000	1,459,080	4,003	320,839
David Sandler	35,490	1,481,961	8,244	654,609
Jeffrey Kaczka	4,952	107,458	2,248	193,418
Douglas Jones	4,732	226,332	3,519	281,678
Thomas Cox	9,464	429,511	5,563	444,584
Eileen McGuire	95,375	2,624,140	3,017	241,113

(1)	The amounts in this column reflect the aggregate dollar amount realized upon exercise of the options determined by the difference between the market price of the underlying securities at exercise and the exercise price of the options.

(2)	The amounts in this column reflect the aggregate dollar amount realized upon the vesting of stock determined by multiplying the number of shares of stock by the market value of the underlying shares on the day before the vesting date.

Pension Benefits and Nonqualified Deferred Compensation

Our named executive officers do not receive any compensation in the form of pension benefits or nonqualified deferred compensation.

Potential Payments Upon Termination or Change in Control

Change in Control Agreements

Each of our current named executive officers, other than Mr. Sandler, has a written agreement that provides for payment to that named executive upon a qualifying termination following a change in control of the company. The terms of these agreements are outlined below. In addition to these agreements, each of our current named executive officers executed a confidentiality, non-solicitation and non-competition agreement under which each of them agreed not to use or disclose any confidential information relating to the company during his employment and after termination. Each of them also agreed not to compete with the company or to solicit any employees of the company during his employment and for two years following termination of his employment. All payments under the change in control arrangements are contingent on them complying with the foregoing obligations.

Under the terms of these agreements, “cause” is generally defined to include (i) the willful and continued failure by the executive to substantially perform his duties (other than any such failure resulting from his incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the executive by the company, (ii) the willful engaging by the executive in conduct which is demonstrably and materially injurious to the company, monetarily or otherwise, or (iii) the executive’s conviction of, or entering a plea of nolo contendere to, a felony. A change in the executive’s “circumstances of employment” will generally be deemed to have occurred if there is (a) a material reduction or change in the executive’s employment duties or reporting responsibilities, (b) a reduction in the executive’s annual base salary, (c) a material diminution in the executive’s status, working conditions or other economic benefits, or (d) the company requiring the executive to be based at any place outside a 30-mile radius from the company’s offices where the executive was based prior to a change in control.

In addition, a change in control of the company will generally be deemed to have occurred under these agreements if (i) a person or entity, other than members of the Jacobson or Gershwind families, acquires beneficial ownership of 50% or more of the combined voting power of the company’s voting securities, (ii) there is a change in the Board as a result of which the Board members cease to constitute a majority of the Board, (iii) there is a consummation of a merger or consolidation, other than a merger or consolidation that results in our shareholders holding more than 50% of the combined voting power of the voting securities of the surviving entity, (iv) there is a liquidation or dissolution approved by our shareholders, or (v) there is a consummation of a sale of all or substantially all of the company’s assets.

Erik Gershwind, Jeffrey Kaczka and Douglas Jones

Each of Messrs. Gershwind, Kaczka, and Jones has a change in control agreement with the company. These agreements were amended and restated in November 2014, and each has a term of three years. The term of each agreement automatically renews for successive three-year terms unless terminated by us, in our sole discretion, upon notification to the executive at least 18 months prior to the end of the then current term.

Each agreement provides that if, within two years after the occurrence of a change in control of the company, (a) we terminate the executive’s employment other than for cause or (b) the executive terminates his employment following a change in the executive’s “circumstances of employment,” then we will be obligated to pay the executive a severance payment equal to (i) two times the executive’s annual base salary, plus (ii) two times the executive’s targeted annual cash incentive bonus, plus (iii) the pro rata portion of the executive’s targeted annual cash incentive bonus. In addition, any unvested stock options and restricted shares would accelerate. As a condition to receiving his severance payments and benefits, the executive would be required to execute a general release in favor of the company.

In addition, if the executive’s employment is terminated after the occurrence of a change in control as described above, we are obligated to provide the executive with outplacement services for up to six months and healthcare coverage, if elected by the executive, for up to 18 months, and the executive is entitled to receive, at our expense, an automobile allowance for the lesser of two years or the remainder of the automobile lease in effect following the termination of his employment.

Under the change in control agreements, the amount of severance benefits for these executives would be subject to reduction to the extent that the after-tax payments would be increased as a result of the payments being classified as “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986.

David Sandler

David Sandler and the company were previously parties to an amended and restated change in control agreement, which terminated on December 31, 2012.

Although Mr. Sandler does not have an existing change in control agreement with the company, under Mr. Sandler’s RSU Award, in the event of a change in control of the company, the RSU Award will settle in cash and vest upon the earlier of the satisfaction of the service conditions or the termination of Mr. Sandler without cause or the termination by Mr. Sandler of his employment due to a change in the circumstances of employment (as such terms were defined in Mr. Sandler’s amended change in control agreement).

Thomas Cox and Eileen McGuire

Each of Ms. McGuire and Mr. Cox previously had a change in control agreement with the company. Ms. McGuire’s change in control agreement terminated upon her resignation in February 2014. Mr. Cox’s change in control agreement terminated upon his resignation in November 2014.

Equity Award Plans

The number of outstanding equity awards held by each named executive officer under our 2005 Omnibus Incentive Plan as of August 30, 2014 is listed above in the Outstanding Equity Awards at 2014 Fiscal Year-End table. All unvested equity awards at the end of fiscal year 2014 were granted to the named executive officers under our 2005 Omnibus Incentive Plan, which provides certain benefits to plan participants in the event of the termination of such participant’s employment or a change in control of the company. The terms of these benefits are described below.

In connection with their long-term incentive awards, the named executive officers are required to sign an agreement containing confidentiality and non-competition provisions designed to protect the company’s confidential and proprietary information and to preserve the company’s competitive advantages.

2005 Omnibus Incentive Plan

Our 2005 Omnibus Incentive Plan is a “double trigger” plan, meaning that unvested stock options and unvested restricted stock awards vest if there is a change in control of the company only if both a change in control occurs and such options or awards are not continued, assumed or substituted in connection with the transaction or if there is a termination of employment without cause or by the executive for good reason within two years following the change in control. A change in control of the company will be deemed to have occurred for purposes of the 2005 Omnibus Incentive Plan in the same circumstances as described above under the section entitled “— Change in Control Agreements.”

Pursuant to our 2005 Omnibus Incentive Plan, in the event that the employment of a named executive officer is terminated by reason of death, disability or retirement, all unvested stock options held by the named executive officer become immediately exercisable until the first anniversary of such termination or until the stock options expire by their terms, whichever is shorter, and the restrictions on outstanding restricted stock shall lapse and the shares shall become fully vested. An associate will be deemed to have retired if his or her employment is terminated without cause, death or disability, on or after age 65, provided the associate has a total of five years of service with the company.

Potential Payments Upon Termination or Change in Control Table as of August 29, 2014

The following table sets forth the estimated amounts that would be payable to each of our named executive officers (other than Ms. McGuire and Mr. Cox) upon the termination of his employment under certain circumstances or upon a change in control, assuming that the termination of employment or change in control had occurred on August 29, 2014, the last business day of our 2014 fiscal year, and that the price per share of our Class A common stock on that date was $90.14. The actual amounts payable can only be calculated at the time of the event. None of the named executive officers would have been eligible for retirement under the terms of our equity grant agreements as of August 29, 2014.

On November 17, 2014, we announced that Jeffrey Kaczka plans to retire and will continue in his current role as Chief Financial Officer until the earlier of the appointment of a successor Chief Financial Officer and August 29, 2015. For information regarding certain retention payments and benefits to be provided to Mr. Kaczka, see “— Jeffrey Kaczka Retirement and Transition Agreement” below. Ms. McGuire resigned from the company effective February 28, 2014 and Mr. Cox resigned from the company effective November 14, 2014. For information regarding Ms. McGuire’s and Mr. Cox’s severance benefits, see “— Eileen McGuire Separation Agreement” and “— Thomas Cox Separation Agreement” below.

Name and Benefits	Change In Control and Termination of Award ($)(1)	Change in Control and Termination of Employment ($)(2)(3)	Death, Disability or Retirement ($)(4)
Erik Gershwind
Severance	—	2,996,982	—
Auto Allowance	—	24,000	—
Outplacement Services	—	30,000	—
Medical Benefits	—	33,553	—
Accelerated Vesting of Stock Options	1,471,986	1,471,986	1,471,986
Accelerated Vesting of Restricted Stock	1,539,772	1,539,772	1,539,772
Total	3,011,758	6,096,293	3,011,758
David Sandler
Accelerated Vesting of Restricted Stock	—	382,644	382,644
Accelerated Vesting of Restricted Stock Unit Award	—	17,853,129	17,853,129
Total	—	18,235,773	18,235,773
Jeffrey Kaczka
Severance	—	1,347,328	—
Auto Allowance	—	9,136	—
Outplacement Services	—	30,000	—
Medical Benefits	—	30,629	—
Accelerated Vesting of Stock Options	782,598	782,598	782,598
Accelerated Vesting of Restricted Stock	1,007,946	1,007,946	1,007,946
Total	1,790,544	3,207,637	1,790,544
Douglas Jones
Severance	—	1,141,174	—
Auto Allowance	—	32,944	—
Outplacement Services	—	30,000	—
Medical Benefits	—	30,629	—
Accelerated Vesting of Stock Options	998,455	998,455	998,455
Accelerated Vesting of Restricted Stock	987,484	987,484	987,484
Total	1,985,939	3,220,686	1,985,939

Name and Benefits	Change In Control and Termination of Award ($)(1)	Change in Control and Termination of Employment ($)(2)(3)	Death, Disability or Retirement ($)(4)
Thomas Cox
Severance	—	1,138,704	—
Auto Allowance	—	32,117	—
Outplacement Services	—	30,000	—
Medical Benefits	—	30,629	—
Accelerated Vesting of Stock Options	1,252,152	1,252,152	1,252,152
Accelerated Vesting of Restricted Stock	1,256,822	1,256,822	1,256,822
Total	2,508,974	3,740,424	2,508,974

(1)	Unvested stock options and unvested restricted stock awards will vest if there is a change in control of the company only if such options or awards are not continued, assumed or substituted in connection with the transaction or if there is a termination of employment without cause or by the executive for good reason within two years following the change in control. The estimated values of the accelerated stock options and restricted stock listed in this column for each of the named executive officers are based on the closing price of a share of our Class A common stock as reported on the New York Stock Exchange on August 29, 2014, which was $90.14.
(2)	Each of the named executive officers executed a confidentiality, non-solicitation and non-competition agreement under which each executive agreed not to use or disclose any confidential information relating to the company during the executive’s employment and after termination. Each executive also agreed not to compete with the company or to solicit any employees of the company during his or her employment and for two years following termination of his or her employment. All payments under the change in control arrangements are contingent on the executives complying with the foregoing obligations and executing a general release in favor of the company.
(3)	The severance amounts in this column reflect estimated amounts payable upon the occurrence of (i) a change in control of the company and (ii) the termination of employment of the named executive officers within two years following such change in control, (a) by the company, without cause or (b) by the executive for good reason. The estimated severance amount listed in this column for each of the named executive officers was calculated using the named executive officer’s base salary that was in effect as of August 29, 2014. The estimated values of the accelerated stock options, restricted stock and restricted stock unit award listed in this column for each of the named executive officers are based on the closing price of a share of our Class A common stock as reported on the New York Stock Exchange on August 29, 2014, which was $90.14.
(4)	The amounts in this column reflect estimated amounts payable upon the death, disability or retirement of a named executive officer under the terms of our 2005 Omnibus Incentive Plan and Mr. Sandler’s RSU Awards. None of our named executive officers are currently eligible for retirement under the 2005 Omnibus Incentive Plan. The estimated values of the accelerated stock options, restricted stock and restricted stock unit awards listed in this column are based on the closing price of a share of our Class A common stock as reported on the New York Stock Exchange on August 29, 2014, which was $90.14.

Jeffrey Kaczka Retirement and Transition Agreement

On November 17, 2014, we announced that Jeffrey Kaczka plans to retire and will continue in his current role as Chief Financial Officer until the earlier of the appointment of a successor Chief Financial Officer and August 29, 2015. In connection with Mr. Kaczka’s retirement, we have entered into a Retirement and Transition Agreement with Mr. Kaczka. Under the terms of this agreement, provided that Mr. Kaczka continues to serve as Chief Financial Officer during this transition period and, in consideration for a general release and subject to compliance with non-competition, non-solicitation, confidentiality and cooperation provisions, we will pay Mr. Kaczka the following retention payments: (i) $360,000 upon the expiration of a seven-day revocation period following Mr. Kaczka’s retirement date; and (ii) $175,000 on each of the first and second anniversary dates of his retirement date. In addition, Mr. Kaczka will be entitled to continue to receive his current base salary through August 29, 2015, even if his retirement date occurs earlier, and if Mr. Kaczka’s retirement date occurs prior to March 29, 2015, the vesting of 1,124 restricted shares which are scheduled to vest on March 29, 2015 will be accelerated. All of Mr. Kaczka’s unvested options and restricted shares otherwise will terminate as of his retirement date, and Mr. Kaczka will have no right to receive any annual incentive bonus in respect of the company’s 2015 fiscal year.

Eileen McGuire Separation Agreement

On January 13, 2014, we announced that Ms. Eileen McGuire resigned from her position as Executive Vice President, Human Resources effective February 28, 2014. In connection with Ms. McGuire’s resignation, we entered into a separation agreement with Ms. McGuire. The following table sets forth the amounts payable to Eileen McGuire under her separation agreement. Ms. McGuire will receive these benefits in consideration for a general release and subject to compliance by Ms. McGuire with non-competition, non-solicitation, confidentiality and cooperation provisions:

Name	Severance and Special Recognition Payments ($)	Annual Incentive Bonus ($)	Auto Allowance ($)	Medical Benefits ($)	Continued Vesting of Restricted Stock ($)	Accelerated Vesting of Stock Options ($)	Relocation Expenses ($)	Total ($)
Eileen McGuire	1,560,460(1)	80,767(2)	35,962(3)	10,209	949,775(4)	495,357(5)	120,000(6)	3,252,530

(1)	Represents (i) cash severance of $1,060,460 and (ii) a special recognition payment of $500,000, payable over a three-period beginning after the separation date.
(2)	Represents a pro rata incentive bonus for fiscal year 2014 based on actual company performance.
(3)	Represents the value of the continued use of a leased company automobile.
(4)	Represents the value of restricted stock awards modified to provide for the continued vesting of the restricted stock, based on the closing price of the company’s Class A common stock on January 13, 2014, the date of the separation agreement.
(5)	Represents the intrinsic value of options modified to provide for accelerated vesting, based on the closing price of the company’s Class A common stock on January 13, 2014, the date of the separation agreement.
(6)	Represents a lump sum payment for relocation costs.

Thomas Cox Separation Agreement

On October 30, 2014, we announced that Mr. Thomas Cox resigned from his position as Executive Vice President, Sales, effective November 14, 2014. In connection with Mr. Cox’s resignation, we entered into a separation agreement with Mr. Cox. Under the terms of the separation agreement, in consideration for a general release and subject to compliance with non-competition, non-solicitation, confidentiality and cooperation provisions, Mr. Cox will receive (i) cash severance of $1,146,770, payable over a three-year period, (ii) a Board of Directors special recognition payment of $500,000 in recognition of Mr. Cox’s long-standing tenure and contribution, payable over a three-year period, (iii) continued vesting of outstanding restricted stock awards, (iv) acceleration of vesting of outstanding stock options, (v) COBRA health insurance coverage for up to 18 months and a company lump sum payment in the amount of 18 months of the COBRA monthly premium rate if Mr. Cox has not become eligible under a new employer’s group health plan, (vi) continued use of a company-leased automobile for three years, and (vii) outplacement services for up to six months.

Indemnification Agreements

We have entered into indemnification agreements with certain of our officers who serve as members of the Administrative Committee of our 401(k) plan. These indemnification agreements provide such officers with indemnification to the maximum extent permitted by law in connection with any actions or omissions such officers take or fail to take in their capacity as members of the Administrative Committee.

ADVISORY VOTE ON EXECUTIVE COMPENSATION
(PROPOSAL NO. 3)

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires that we provide our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

As described in greater detail in the section entitled “Compensation Discussion and Analysis,” our key compensation goals are to recruit, retain and motivate highly talented executives, align our executives’ interests with those of our shareholders and provide performance-based compensation that appropriately rewards our executives. Our compensation programs include a number of key features designed to accomplish these objectives.

Our Board urges shareholders to read the section entitled “Compensation Discussion and Analysis,” which describes in detail how our executive compensation practices operate and are designed to achieve our key compensation goals, as well as the Summary Compensation Table and other related compensation tables and narrative discussion appearing under “Executive Compensation,” which provide detailed information about the compensation of our named executive officers. Based on company and individual performance, the Compensation Committee believes that compensation levels for fiscal year 2014 were appropriate and consistent with the philosophy and objectives of the company’s compensation programs.

This vote is advisory, which means that this vote on executive compensation is not binding on the company, our Board or our Compensation Committee. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. To the extent there is any significant vote against our named executive officers’ compensation as disclosed in this proxy statement, our Compensation Committee will consider our shareholders’ concerns and evaluate whether any actions are necessary to address those concerns.

The affirmative vote of a majority of the votes cast in person or by proxy at the annual meeting is required to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement.

Accordingly, we ask our shareholders to vote on the following resolution at our 2015 annual meeting of shareholders:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2015 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

As previously disclosed, we plan to hold the say on pay advisory vote on an annual basis. The next shareholder advisory vote on executive compensation will occur at the company’s 2016 annual shareholders’ meeting.

The Board recommends a vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement.

APPROVAL OF THE 2015 OMNIBUS INCENTIVE PLAN
(PROPOSAL NO. 4)

Background

On November 13, 2014, our Board of Directors, upon the recommendation of the Compensation Committee (the “Committee”), adopted the MSC Industrial Direct Co., Inc. 2015 Omnibus Incentive Plan (the “2015 Omnibus Plan”), subject to the approval of our shareholders at this annual meeting. The 2015 Omnibus Plan, if approved by our shareholders, will become effective upon such approval and will replace our existing 2005 Omnibus Incentive Plan (the “Prior Plan”). Upon effectiveness of the 2015 Omnibus Plan, the Prior Plan (under which 997,791 shares currently remain available for additional awards) will be frozen and no new awards will be made under the Prior Plan. All outstanding awards under the Prior Plan will continue to be governed by the terms of the Prior Plan. We will not grant any awards under the 2015 Omnibus Plan prior to shareholder approval.

Shareholder approval of the 2015 Omnibus Plan is required (i) for purposes of complying with the shareholder approval requirements for the listing of our shares on the New York Stock Exchange, (ii) to allow the Committee the ability to grant cash incentive and stock awards intended to qualify as “performance-based” compensation under Section 162(m) of the Internal Revenue Code of 1986 (“the Code”), as discussed below under “— Performance-Based Compensation under Section 162(m),” and (iii) to allow the Committee to grant incentive stock options that comply with the rules under Section 422 of the Code.

Approval of the 2015 Omnibus Plan will require the affirmative vote of at least a majority of the votes cast in person or by proxy at the annual meeting, assuming the presence of a quorum. For this Proposal, abstentions will be counted as votes cast and therefore will have the same effect as votes cast against this Proposal. As further discussed in the section titled “What is a broker non-vote” on page 2 of this proxy statement, if you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this Proposal.

Overhang and Annual Share Usage

While the use of equity is an important part of our compensation program, we are mindful of our responsibility to our shareholders to exercise judgment in the granting of equity awards. As a result, we evaluated both our “overhang” and annual share usage, or “burn rate,” in considering the advisability of the 2015 Omnibus Plan and its potential impact on our shareholders.

Overhang.  As of the end of our 2014 fiscal year, we had 1.8 million shares subject to outstanding equity awards of which 1.2 million shares were subject to stock options and 0.6 million shares were subject to unvested restricted stock and restricted stock unit awards. Since the end of our 2014 fiscal year, we have granted an aggregate of 115,000 restricted stock and restricted stock unit awards and 421,000 options. As discussed below under “Summary of Principal Features of the 2015 Omnibus Plan — Shares Available for Awards,” we estimate that there will be approximately 5.4 million shares available for issuance under the 2015 Omnibus Plan (subject to the provisions discussed below in that section). The sum of our currently outstanding equity awards plus the number of shares available under the proposed 2015 Omnibus Plan represents a fully diluted overhang percentage of approximately 10.8%, which represents a fully diluted overhang between the median and 75th percentiles of our peer companies.

Annual Share Usage.  The annual share usage, or burn rate, under our equity compensation plans for the last three fiscal years is as follows:

	Fiscal Year 2014	Fiscal Year 2013	Fiscal Year 2012	Three-Year Average
(A) Stock Options Granted	399,000	360,000	308,000	356,000
(B) Restricted Stock Awards and Units Granted	125,000	145,000	135,000	135,000
(C) Total Options and Shares Granted (A+B)	524,000	505,000	443,000	491,000
(D) Weighted Average Common Shares Outstanding	62,026,000	62,695,000	62,434,000	62,385,000
(E) Annual Share Usage (C÷D)	0.8%	0.8%	0.7%	0.8%

As shown above, our burn rate for fiscal year 2014 was 0.8%, which was at the median of our peer companies, and our 3-year average burn rate for fiscal year 2012 through fiscal year 2014 was 0.8%, which was at the 25th percentile of our peer companies. Although our future annual share usage will depend upon and be influenced by a number of factors, such as the number of plan participants, acquisitions, the price per share of our Class A common stock and our equity award mix, the shares reserved for issuance under the 2015 Omnibus Plan will enable us to continue to utilize equity awards as an important component of our compensation program and help meet our objectives to attract, retain and incentivize talented personnel. Our determination of the share reserve for the 2015 Omnibus Plan took into account, among other things, assumptions regarding our stock price and volatility, our burn rate and overhang, the existing terms of our outstanding awards, and our proposed fungible share ratio of 3.0 to 1.0 for full value awards under the 2015 Omnibus Plan (as discussed below under “Summary of Principal Features of the 2015 Omnibus Plan — Shares Available for Awards”). In addition, the fungible design should permit a more efficient and effective use of the share reserve for future equity awards. The results of this analysis were presented to the Committee and our Board for their consideration. Upon approval of the proposed 2015 Omnibus Plan, based on the factors described above, we estimate that the shares available for awards under the plan would be sufficient for approximately six years.

Purpose; Eligible Participants

The Board of Directors believes that the 2015 Omnibus Plan will further the company’s compensation philosophy and programs. The 2015 Omnibus Plan was primarily established to attract and retain highly qualified associates, non-executive directors and consultants (“Eligible Participants”), promote the growth and success of the company’s business by providing incentives to such individuals for outstanding performance, and align the long-term interests of associates and non-executive directors with those of our shareholders. Eligible Participants will be identified by the Committee. As of November 26, 2014, approximately 680 associates, including eight executive officers, and six non-executive directors, would be eligible to participate in the 2015 Omnibus Plan.

Highlights of the 2015 Omnibus Plan

The 2015 Omnibus Plan includes terms that reflect our strong commitment to governance measures and plan design features considered important to shareholders. Among these features are the following:

•	No Repricing. The 2015 Omnibus Plan prohibits the repricing of options and stock appreciation rights without shareholder approval.
•	No Single Trigger Vesting Upon a Change in Control. The 2015 Omnibus Plan does not provide for “single trigger” acceleration of vesting of equity awards upon a change in control; the plan provides for “double trigger” vesting where there is both a change in control and either the awards are not assumed or substituted for or there is a termination of employment without cause.
•	Dividends and Dividend Equivalents on Awards Only Vest on the Same Basis as the Underlying Awards. Dividends and dividend equivalents credited in connection with an award that vests based on the achievement of performance goals are subject to the same vesting restrictions as the underlying award.

•	Awards to Executives Subject to Clawback Policy. Cash incentive and equity awards to our executive officers are subject to the company’s clawback policy, which is described on page 26 of this proxy statement.
•	Stock Ownership Guidelines Apply to Executives and Directors. Our executive officers and directors are subject to our stock ownership guidelines, which are described on pages 16 and 40 of this proxy statement.

Summary of Principal Features of the 2015 Omnibus Plan

The following is a summary of certain principal features of the 2015 Omnibus Plan. This summary is qualified in its entirety by reference to the complete text of the 2015 Omnibus Plan. Shareholders are urged to read the complete text of the 2015 Omnibus Plan, which is attached as Appendix A to this proxy statement. The closing price of our Class A common stock on November 26, 2014 was $78.28.

Types of Awards.  Awards under the 2015 Omnibus Plan may be made in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, other share-based awards, and performance cash, performance shares or performance units.

The Committee may, in its sole discretion, grant other types of awards, which awards may be payable in cash, stock, other property, or any combination thereof. Such awards may be paid in a lump sum or in installments or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A of the Code.

Shares Available for Awards.  If this proposal is approved by our shareholders, subject to adjustment in accordance with the 2015 Omnibus Plan, the maximum aggregate number of shares of our Class A common stock that may be issued under the 2015 Omnibus Plan will be 6,000,000 shares, minus (i) three (3.0) shares for each share subject to a full value award granted under the Prior Plan after August 30, 2014 and (ii) one (1.0) share for each share subject to an award, other than a full value award, granted under the Prior Plan after August 30, 2014 (such number is referred to as the “Share Authorization”). For these and other share counting purposes, “full value award” means an award other than an option or stock appreciation right, and which is settled by the issuance of shares. To the extent that a share is subject to a full value award, it shall reduce the Share Authorization by three (3.0) shares; and to the extent that a share is subject to an award other than a full value award, it shall reduce the Share Authorization by one (1.0) share. Since August 30, 2014, we have granted an aggregate of 115,000 restricted stock and restricted stock unit awards and 421,000 options, which would reduce the Share Authorization to 5,234,000 shares. After taking into account awards forfeited and shares withheld since August 30, 2014, we estimate that the Share Authorization would be approximately 5.4 million shares, subject to the provisions described below.

If any shares subject to an award are forfeited, an award expires or otherwise terminates without issuance of shares, or an award is settled for cash (in whole or in part) or otherwise does not result in the issuance of all or a portion of the shares subject to such award, such shares shall, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance, be added back to the Share Authorization on the same basis as provided above (i.e., three (3.0) shares for each share subject to a full value award and one (1.0) share for each share subject to an award other than a full value award). If, after August 30, 2014, any shares subject to an award under the Prior Plan are forfeited, an award under the Prior Plan expires or otherwise terminates without issuance of such shares, or an award under the Prior Plan is settled for cash (in whole or in part), or otherwise does not result in the issuance of all or a portion of the shares subject to such award, then the shares subject to the award under the Prior Plan shall, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance, also be added to the Share Authorization on the same basis.

In addition, other than in cases of options or stock appreciation rights, if shares are tendered or withheld to satisfy tax withholding obligations under the 2015 Omnibus Plan or, after August 30, 2014 with respect to awards under the Prior Plan, the Share Authorization will also be increased by the shares so tendered or withheld on the same basis described above. However, the following shares shall not be added to the Share Authorization: (A) shares tendered by an Eligible Participant or withheld by the company in payment of the exercise price of a stock option under the 2015 Omnibus Plan or, after August 30, 2014, an option under the

Prior Plan; (B) shares tendered by an Eligible Participant (either actually or by attestation) or withheld by the company to satisfy any tax withholding obligation with respect to a stock option or stock appreciation right under the 2015 Omnibus Plan or, after August 30, 2014, a stock option or stock appreciation right under the Prior Plan; (C) shares subject to a stock appreciation right under the 2015 Omnibus Plan or under the Prior Plan that are not issued in connection with the stock settlement of the stock appreciation right on exercise thereof; and (D) shares purchased on the open market with the cash proceeds from the exercise of stock options under 2015 Omnibus Plan or the Prior Plan.

Substitute awards granted in assumption of or substitution of awards granted by a company acquired by us will not be counted against the Share Authorization.

Limitations on Individual Awards; Incentive Stock Options.  The 2015 Omnibus Plan imposes individual limitations on the amount of certain awards, in part with the intent of complying with Section 162(m) of the Code. Under these limitations, no Eligible Participant may be granted (x) during any 12-fiscal month period, stock options or stock appreciation rights with respect to more than 500,000 shares, or (y) during any fiscal year, shares of restricted stock, restricted stock units, performance awards or other share-based awards that are intended to comply with the performance-based compensation exception under Section 162(m) of the Code under which more than 500,000 shares may be earned for any 12-fiscal month period in the performance period. These limitations are subject to adjustment in certain circumstances as discussed under “— Adjustments” below. In addition, no Eligible Participant may be granted performance awards that are intended to comply with the performance-based compensation exception under Section 162(m) of the Code and which are payable in cash where more than $5 million may be earned for any 12-fiscal month period in the performance period. Each of these limitations will be multiplied by two (2) with respect to awards granted to an Eligible Participant during the first calendar year in which such Eligible Participant commences employment with the company or any of its subsidiaries.

No director may be granted awards in any single fiscal year having an aggregate grant date fair value greater than $500,000.

The maximum number of shares that may be issued pursuant to incentive stock options granted under the 2015 Omnibus Plan will be 5,000,000.

Administration of the 2015 Omnibus Plan.  The 2015 Omnibus Plan will be administered by the Committee. To the extent not inconsistent with applicable law, including Section 162(m) of the Code, with respect to awards intended to comply with the performance-based compensation exception under Section 162(m) of the Code, or the rules and regulations of the principal U.S. national securities exchange on which the shares are traded, and subject to certain limitations, the Committee may delegate its authority under the 2015 Omnibus Plan to a committee of one or more directors of the company or one or more officers of the company. Among other matters, the Committee shall have authority to amend the terms and conditions of an award after the granting thereof, including accelerating the exercisability, vesting or payment of an award, to determine and set forth in award agreements whether an award will continue to be exercisable, continue to vest or be earned after the date that an Eligible Participant ceases to provide services to the company (whether by reason of death, disability, voluntary or involuntary termination of services, or otherwise), and to determine whether an award, other than a stock option or stock appreciation right, will have dividend equivalents.

Awards of Stock Options.

The Committee may grant stock options under the 2015 Omnibus Plan to Eligible Participants for the purchase of such number of shares at such times, and upon such terms and conditions, as the Committee may determine.

Types of Options.  Each option granted under the 2015 Omnibus Plan will be either an option intended to be treated as an incentive stock option within the meaning of Section 422 of the Code or an option that will not be treated as an incentive stock option, also known as a “nonqualified stock option.”

Exercise Price.  Incentive stock options and nonqualified stock options will have an exercise price equal to not less than 100% of the fair market value (generally the closing price of our Class A common stock on the New York Stock Exchange) of our Class A common stock on the date of grant.

Term of Options.  The term during which an option may be exercised will be such period of time as the Committee may determine, but not exceeding ten (10) years from the date of grant of the option.

Vesting of Options.  The Committee shall determine and provide in the award agreement the time or times at which or the circumstances under which an option may be exercised in whole or in part, including based on achievement of performance goals and/or future service requirements.

Exercise of Options.  Subject to the terms and conditions of the award, vested stock options may be exercised, in whole or in part, by giving notice of exercise to the company in such manner as may be prescribed and payment in full of the exercise price in cash or by use of such other instrument as the Committee may agree to accept. Payment in full may be made in the form of shares already owned by the Eligible Participant, which shares will be valued at fair market value on the date the option is exercised. The Committee will have the discretion to authorize or accept payment by other forms or methods or to establish a cashless exercise program, all within such limitations as may be imposed by the 2015 Omnibus Plan or applicable law.

Awards of Stock Appreciation Rights.

A stock appreciation right or “SAR” is an award that entitles an Eligible Participant to receive an amount of cash, shares, other property, or any combination thereof measured by the increase in fair market value of shares of our Class A common stock from the date of grant to the date of exercise.

Exercise Price.  SARs will have an exercise price equal to not less than 100% of the fair market value (generally the closing price of our Class A common stock on the New York Stock Exchange) of our Class A common stock on the date of grant.

Term of SARs.  The term during which an SAR may be exercised will be such period of time as the Committee may determine, but not exceeding ten (10) years from the date of grant of the SAR.

Vesting of SARs.  The Committee shall determine and provide in the award agreement the time or times at which or the circumstances under which an SAR may be exercised in whole or in part, including based on achievement of performance goals and/or future service requirements.

Exercise of SARs.  SARs may be exercised at the time, to the extent of and subject to the conditions applicable to the award. The amount paid to the Eligible Participant upon the exercise of an SAR will be the excess of (i) the fair market value of one share on the date of exercise over (ii) the grant price of the SAR.

Awards of Restricted Stock and Restricted Stock Units.

Restricted Stock.  Restricted stock is Class A common stock issued with the restriction that the holder may not sell, transfer, pledge or assign such stock and with such other restrictions as the Committee, in its sole discretion, may impose. During the time restricted stock remains subject to the relevant restrictions, the Eligible Participant will become a shareholder of the company with respect to all shares subject to the award agreement and will have all of the rights of a shareholder, including the right to vote such shares and the right to receive distributions made with respect to such shares (except as provided under “— Dividends and Dividend Equivalents” below).

Restricted Stock Units.  A restricted stock unit is an award that is valued by reference to a share, which value shall be paid to the Eligible Participant in shares upon the satisfaction of such vesting restrictions as the Committee may establish. An Eligible Participant who holds a restricted stock unit award will only have those rights specifically provided for in the award agreement; provided, however, in no event will the Eligible Participant have voting rights with respect to such award.

Vesting of Restricted Stock and Restricted Stock Units.  Restricted stock awards and restricted stock unit awards shall have such vesting periods as the Committee may establish at the time of the award and which may be different for different awards. The Committee may, in its sole discretion, waive the vesting restrictions and any other conditions set forth in any award agreement under such terms and conditions as the Committee shall deem appropriate, subject to the limitations imposed under Section 162(m) of the Code in the case of a restricted stock award or restricted stock unit award intended to comply with the performance-based exception under Section 162(m) of the Code.

Other Share-Based Awards.

Types of Other Share-Based Awards.  Other awards of shares and other awards that are valued in whole or in part by reference to, or are otherwise based on, shares or other property (“Other Share-Based Awards”), including deferred stock units, may be granted to Eligible Participants either alone or in addition to other awards granted under the 2015 Omnibus Plan.

Vesting of Other Share-Based Awards.  Other Share-Based Awards shall have such vesting periods as the Committee may establish at the time of the award and which may be different for different awards. The Committee may, in its sole discretion, waive the vesting restrictions and any other conditions set forth in any award agreement under such terms and conditions as the Committee shall deem appropriate, subject to the limitations imposed under Section 162(m) of the Code in the case of an Other Share-Based Award intended to comply with the performance-based exception under Section 162(m) of the Code.

Settlement of Other Share-Based Awards.  Except as may be provided in an award agreement, Other Share-Based Awards may be paid in cash and/or shares in the sole discretion of the Committee.  Other Share-Based Awards may be paid in a lump sum or in installments or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A of the Code.

Deferral of Director Fees.  Non-executive directors may elect to receive Other Share-Based Awards in the form of deferred stock units in lieu of all or a portion of their annual and committee retainers and meeting fees, provided that such election is made in accordance with the requirements of Section 409A of the Code.

Performance Awards.

General.  Performance awards may be granted in the form of performance cash, performance shares or performance units, as determined by the Committee in its sole discretion, for no consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other awards granted under the 2015 Omnibus Plan.

Performance Cash.  Performance cash is any cash incentive granted which is payable to the Eligible Participant upon the achievement of such performance goals as the Committee may establish.

Performance Shares.  A performance share is a grant of a unit valued by reference to a designated number of shares, which value is payable to the Eligible Participant upon the achievement of such performance goals as the Committee may establish.

Performance Units.  A performance unit is a grant of a unit valued by reference to a designated amount of cash or property other than shares, which value is payable to the Eligible Participant upon the achievement of such performance goals as the Committee may establish.

Vesting of Performance Awards.  The performance criteria to be achieved during any performance period and the length of the performance period will be determined by the Committee upon the grant of each performance award.

Settlement of Performance Awards.  Except as may be provided in an award agreement, performance awards may be paid in cash, shares, other property, or any combination thereof, in the sole discretion of the Committee. Performance awards may be paid in a lump sum or in installments following the close of the performance period or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A of the Code.

Performance-Based Compensation under Section 162(m).  The 2015 Omnibus Plan is designed to permit the Committee to grant awards that qualify as performance-based compensation for purposes of satisfying the conditions of Section 162(m) of the Code. Section 162(m) of the Code generally provides that no federal income tax business expense deduction is allowed for annual compensation in excess of $1 million paid by a publicly-held company to its principal executive officer or any of its three other most highly compensated officers (excluding the principal financial officer), as determined in accordance with applicable rules under the Exchange Act, who are referred to as “covered employees.” However, performance-based compensation is excluded from this limitation. Among the requirements for compensation to qualify as performance-based compensation under Section 162(m) is a requirement that the material terms pursuant to which the performance-based compensation is to be paid be disclosed to and approved by our shareholders. Accordingly, if the 2015 Omnibus Plan is approved by our shareholders and the other conditions of Section 162(m) relating to performance-based compensation are satisfied, qualified performance-based compensation paid to covered employees pursuant to the 2015 Omnibus Plan will not fail to be deductible due to the operation of Section 162(m). Although shareholder approval of the 2015 Omnibus Plan will provide the Committee flexibility to grant awards under the plan that are intended to qualify as performance-based compensation under Section 162(m), the Committee retains the ability to grant awards under the 2015 Omnibus Plan that do not qualify as performance-based compensation under Section 162(m).

The vesting or payment of awards that are intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code will be based on one or more of the following performance goals or any derivations of such goals: earnings per share or earnings per share growth; revenue or revenue growth; gross profit or gross profit margin; operating profit or operating profit margin; net income; incremental operating profit margin; total shareholder return; stock price appreciation; comparisons with stock market indices; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; asset reduction; operating expense targets; operating expense ratios; working capital targets; market share; economic value-added models; return on net assets, invested capital or equity; cash flow measures, including operating cash flow and free cash flow; cash flow per share; development and implementation of key projects, strategic plans and/or organizational goals; productivity goals; workforce management and succession planning goals; and measures of customer satisfaction, associate satisfaction, associate retention or staff development.

Such performance goals may be based solely by reference to the company’s performance on a consolidated basis or the performance of a subsidiary, division, business segment or business unit of the company or a subsidiary, or based upon performance relative to performance of a group of other companies comparable to the company or relative to a published or special index, as determined by the Committee. The Committee may provide for exclusion of the impact of an event or occurrence which the Committee determines should appropriately be excluded, including (a) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (b) an event either not directly related to the operations of the company, subsidiary, division, business segment or business unit or not within the reasonable control of management, (c) acquisitions or divestitures, (d) asset write-downs, (e) litigation or claim judgments or settlements, (f) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles, or (g) foreign exchange gains or losses.

The applicable performance goals (and any exclusions) will (i) be set by the Committee prior to the earlier of (i) 90 days after the commencement of the applicable performance period and the expiration of 25% of the performance period, and (ii) otherwise comply with the requirements of, Section 162(m) of the Code and the regulations thereunder.

The Committee may reduce any award below the maximum amount that could be paid based on the degree to which the performance goals related to such award were attained. However, the Committee may not increase any award that is intended to satisfy the Code Section 162(m) exception for “qualified performance-based compensation” above the maximum amount that could be paid based on the attainment of performance targets.

Change in Control.  Except as otherwise specifically provided in the applicable award agreement or other agreement approved by the Committee, in the event of a change in control (as described below), (i) each outstanding award that is assumed or substituted in connection with the change in control will become fully vested and exercisable, free of all applicable restrictions, and all applicable performance conditions will be deemed to be achieved at target levels, if the Eligible Participant’s employment is terminated without cause (as defined in the 2015 Omnibus Plan) within 12 months following the change in control; and (ii) each outstanding award that is not assumed or substituted in connection with the change in control will become fully vested and exercisable, free of all applicable restrictions, and all applicable performance conditions will be deemed to be achieved at target levels immediately upon the occurrence of the change in control. In the event of a change in control, the vesting of all awards held by non-executive directors shall accelerate. In addition, the Committee may, in its discretion, cancel outstanding awards in exchange for a payment in cash, shares, or any combination thereof, equal to the value of the award based on the fair market value of the Class A shares immediately prior to the change in control.

For purposes of the 2015 Omnibus Plan, a “change in control” means, in general, the occurrence of any of the following events: (i) a person or entity, other than members of the Jacobson or Gershwind families, acquires beneficial ownership of 50% or more of the combined voting power of the company’s voting securities; (ii) changes in the Board as a result of which the Board members cease to constitute a majority of the Board; (iii) consummation of a merger or consolidation, other than a merger or consolidation that results in our shareholders holding more than 50% of the combined voting power of the voting securities of the surviving entity; (iv) a liquidation or dissolution approved by our shareholders; or (v) consummation of a sale of all or substantially all of the company’s assets.

Dividends and Dividend Equivalents.  Any dividends or dividend equivalents provided with respect to performance awards or restricted stock, restricted stock units or Other Share-Based Awards that are subject to the attainment of performance goals will be subject to the same restrictions and risk of forfeiture as the underlying awards.

Term of 2015 Omnibus Plan.  The 2015 Omnibus Plan will be effective on the date of the approval of the 2015 Omnibus Plan by our shareholders. Awards may be granted under the 2015 Omnibus Plan at any time and from time to time on or prior to the tenth anniversary of the effective date of the 2015 Omnibus Plan, on which date the 2015 Omnibus Plan will expire except as to awards then outstanding under the 2015 Omnibus Plan. Such outstanding awards will remain in effect until they have been exercised or terminated, or have expired.

Adjustments.  In the event of any stock dividend, stock split, combination or exchange of shares, recapitalization or other change in the capital structure of the company, a split-up, spin-off, split-off or other distribution to company shareholders (other than a normal or special cash dividend), sale by the company of all or a substantial portion of its assets, reorganization, rights offering, partial or complete liquidation, merger or consolidation in which the company is the surviving corporation, or any other similar corporate transaction having an effect similar to any of the foregoing, the Committee shall make such substitution or adjustments in (a) the number and kind of shares that may be delivered under the 2015 Omnibus Plan, (b) the limits on the number of awards that any person may receive, (c) the maximum number of shares that may be issued pursuant to incentive stock options and, in the aggregate or to any Eligible Participant, (d) the number and kind of shares or other property, including cash, subject to outstanding awards, (e) the exercise price of outstanding options and stock appreciation rights and (f) other characteristics or terms of the awards, as necessary or appropriate to equitably reflect such corporate transaction or other event and to prevent dilution or enlargement of Eligible Participants’ rights under the 2015 Omnibus Plan.

Cancellation of Award; Forfeiture of Gain.  Unless otherwise provided in an award agreement, the Committee reserves the right to cancel all or any portion of any outstanding awards and cause a forfeiture of the gain realized by an Eligible Participant with respect to an award on account of actions taken by, or failed to be taken by, the Eligible Participant in violation or breach of, or in conflict with, any non-competition agreement, agreement prohibiting solicitation of employees or customers of the company, or non-disclosure covenant, or which otherwise are adverse to the interest of the company, as determined by the Committee.

2015 Omnibus Plan Amendment and Termination.  Generally, the Board may, at any time, alter, amend, suspend or terminate the 2015 Omnibus Plan as it shall deem advisable, subject to any requirement for shareholder approval imposed by applicable law, including the rules and regulations of the principal U.S. national securities exchange on which the shares are traded. The Board may not (except pursuant to substitute awards, adjustment in certain circumstances as discussed under “— Adjustments” above), without the approval of the company’s shareholders, cancel an Option or Stock Appreciation Right in exchange for cash when the exercise or grant price per share exceeds the fair market value of one share or take any action with respect to an Option or Stock Appreciation Right that would be treated as a repricing under the rules and regulations of the principal securities exchange on which the shares are traded. In addition, no amendments to, or termination of, the 2015 Omnibus Plan will impair the rights of an Eligible Participant in any material respect under any award previously granted without such Eligible Participant’s consent.

Section 409A Compliance.  The 2015 Omnibus Plan is intended to comply and will be administered in a manner that is intended to comply with Section 409A of the Code and will be construed and interpreted in accordance with such intent. To the extent that an award or the payment, settlement or deferral thereof is subject to Section 409A of the Code, the award will be granted, paid, settled or deferred in a manner that will comply with Section 409A of the Code, including regulations or other guidance issued with respect thereto, except as otherwise determined by the Committee.

Transfer Restrictions.  The rights of an Eligible Participant with respect to any award granted under the 2015 Omnibus Plan will be exercisable during the Eligible Participant’s lifetime only by the Eligible Participant and will not be transferable by the Eligible Participant other than by will or the laws of descent and distribution. The Committee may, however, permit transferability without consideration to certain family members, family trusts, or other family-owned entities, or for charitable donations, subject to any conditions and limitations that it imposes.

U.S. Federal Income Tax Consequences.  The following is a brief summary of certain U.S. federal income tax consequences of awards made under the 2015 Omnibus Plan based upon the laws in effect on the date of this proxy statement. The discussion is general in nature and does not take into account a number of considerations that may apply in light of the circumstances of a particular Eligible Participant under the 2015 Omnibus Plan. The income tax consequences under applicable state, local tax or foreign income tax laws may not be the same as those under U.S. federal income tax laws. Each Eligible Participant should consult his or her tax adviser as to the Federal, state, local, foreign, and other tax consequences of the grant or exercise of an award or the disposition of stock acquired as a result of an award.

Incentive Stock Options.  The grant of an incentive stock option will not be a taxable event for the Eligible Participant or for the company. In addition, an Eligible Participant generally will not recognize taxable income upon exercise of an incentive stock option. An Eligible Participant’s alternative minimum taxable income, however, will be increased by the amount by which the aggregate fair market value of shares of Class A common stock underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Any gain realized upon a disposition of the Class A common stock received pursuant to the exercise of an incentive stock option will be taxed as long-term capital gain if the Eligible Participant holds the shares for at least two years after the date of grant and for one year after the date of exercise (the “holding period requirement”). The company will not be entitled to any income tax deduction with respect to the exercise of an incentive stock option, except as discussed below.

If the holding period requirement mentioned above is not satisfied, the Eligible Participant will recognize ordinary income upon the disposition of the shares in an amount generally equal to the excess of the fair market value of the shares at the time the incentive stock option was exercised over the option exercise price (but not in excess of the gain realized on the sale). The balance of the realized gain, if any, will be capital gain. The company will be allowed an income tax deduction to the extent the Eligible Participant recognizes ordinary income, subject to the company’s compliance with Code Section 162(m) and to certain reporting requirements.

Nonqualified Stock Options.  The grant of a nonqualified stock option will not be a taxable event for the Eligible Participant or the company. Upon exercising a nonqualified stock option, an Eligible Participant will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the Class A common stock on the date of exercise, and such ordinary income will be subject to income tax withholding. Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a nonqualified stock option, the Eligible Participant will have taxable capital gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised). If the company complies with applicable reporting requirements and with the restrictions of Code Section 162(m), the company will be entitled to an income tax deduction in the same amount and generally at the same time as the Eligible Participant recognizes ordinary income.

Stock Appreciation Rights.  The grant of an SAR will not be a taxable event for the Eligible Participant or the company. Upon exercising an SAR, an Eligible Participant will recognize ordinary income in an amount equal to the fair market value of the Class A common stock and the value of cash (if the SARs are settled in whole or in part in cash) received by the Eligible Participant and such ordinary income will be subject to income tax withholding. If the company complies with applicable reporting requirements and with the restrictions of Code Section 162(m), the company will be entitled to an income tax deduction in the same amount and generally at the same time as the Eligible Participant recognizes ordinary income.

Restricted Stock.  An Eligible Participant who is awarded restricted stock will not recognize any taxable income for U.S. federal income tax purposes in the year of the award, provided that the shares of Class A common stock are subject to restrictions (that is, the restricted stock is nontransferable and subject to a substantial risk of forfeiture). However, the Eligible Participant may elect under Code Section 83(b) to recognize compensation income in the year of the award in an amount equal to the fair market value of the shares on the date of the award (less the purchase price, if any), determined without regard to the restrictions and such ordinary income will be subject to income tax withholding. If the Eligible Participant does not make such a Section 83(b) election, the fair market value of the shares on the date the restrictions lapse (less the purchase price, if any) will be treated as compensation to the Eligible Participant and will be taxable as ordinary income (and will be subject to income tax withholding) in the year the restrictions lapse. Similarly, if the Eligible Participant does not make a Section 83(b) election, dividends paid while the shares are subject to restrictions will be treated as compensation income to the Eligible Participant and will be taxable as ordinary income (and will be subject to income tax withholding). If the company complies with applicable reporting requirements and with the restrictions of Code Section 162(m), the company will be entitled to an income tax deduction in the same amount and generally at the same time as the Eligible Participant recognizes ordinary income.

Restricted Stock Units and Performance Awards.  The grant of an award of restricted stock units or a performance award will not be a taxable event for the Eligible Participant or the company. An Eligible Participant who is awarded restricted stock units or a performance award will be required to recognize ordinary income in an amount equal to the fair market value of shares and the value of the cash (if the restricted stock units or performance award are settled in whole or in part in cash) issued to such Eligible Participant at the end of the restriction period or, if later, the payment date and such ordinary income will be subject to income tax withholding. If the company complies with applicable reporting requirements and with the restrictions of Code Section 162(m), the company will be entitled to an income tax deduction in the same amount and generally at the same time as the Eligible Participant recognizes ordinary income.

Other Share-Based Awards.  The grant of Other Share-Based Awards generally will result in ordinary income to the Eligible Participant at the later of the time of delivery of cash, shares or other property, or, in the case of previously delivered shares or other property and in absence of an appropriate Section 83(b) election, the time that either the risk of forfeiture or restriction on transferability lapses. If the company complies with applicable reporting requirements, the company will generally be entitled to a tax deduction equal to the amount recognized as ordinary income by the Eligible Participant in connection with an award.

New Plan Benefits.  All awards under the 2015 Omnibus Plan will be approved by the Committee or its designee, in its sole discretion, except that awards to non-executive directors will be approved by the Board of Directors. For this reason, it is not possible to determine the benefits or amounts of the awards that will be received by any Eligible Participant in the future under the 2015 Omnibus Plan. No awards have yet been granted under the 2015 Omnibus Plan. However, upon re-election at the annual meeting, each of our non-executive officers, other than Mr. Jacobson, will be granted restricted shares having an aggregate fair market value of $115,000. Equity awards and cash incentive awards granted to our named executive officers during fiscal year 2014 and in October 2014 are set forth under “Executive Compensation — Fiscal Year 2014 Grants of Plan-Based Awards” and “— Equity Awards Granted in the First Quarter of Fiscal Year 2015.”

The Board recommends a vote “FOR”
the approval of our 2015 Omnibus Incentive Plan

EQUITY COMPENSATION PLAN INFORMATION

Information for our equity compensation plans in effect as of August 30, 2014 is as follows:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders:
Equity compensation plans (excluding Associate Stock Purchase Plan)	1,185,600	$68.24	1,541,373	(1)
Associate Stock Purchase Plan	—	—	17,213
Equity compensation plans not approved by security holders	—	—	—
Total	1,185,600	$68.24	1,558,586

(1)	Represents shares available for future issuance under our 2005 Omnibus Incentive Plan. Such shares may become subject to stock option grants or stock appreciation rights or may be issued directly as stock awards with such terms and conditions, performance requirements, restrictions, forfeiture provisions, contingencies and other limitations as determined by the plan administrator.

APPROVAL OF THE AMENDMENT AND RESTATEMENT OF
OUR ASSOCIATE STOCK PURCHASE PLAN
(PROPOSAL NO. 5)

Our Board has adopted, subject to shareholder approval, an amendment and restatement of our Associate Stock Purchase Plan, which we refer to below as the Stock Purchase Plan. We are asking our shareholders to approve the amendment and restatement of our Stock Purchase Plan to (i) increase the number of shares available for sale thereunder by 350,000 shares of our Class A common stock to an aggregate of 1,500,000 shares of our Class A common stock and (ii) extend the term of the plan by an additional six years, through October 31, 2024. The following summary of certain features of the Stock Purchase Plan is qualified in its entirety by reference to the full text of the Stock Purchase Plan, as amended and restated, which is attached to this proxy statement as Appendix B.

Approval of the Stock Purchase Plan will require the affirmative vote of at least a majority of the votes cast in person or by proxy at the annual meeting, assuming the presence of a quorum. For this Proposal, abstentions will be counted as votes cast and therefore will have the same effect as votes cast against this Proposal. As further discussed in the section titled “What is a broker non-vote” on page 2 of this proxy statement, if you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this Proposal.

Reasons for the Amendment and Restatement

The Committee, in consultation with our Board and senior management, has determined that the ability of our associates to purchase shares of our Class A common stock under the Stock Purchase Plan helps achieve our short and long-term compensation objectives. However, as of November 26, 2014, only 4,288 shares of our Class A common stock were available for future sale under the Stock Purchase Plan. Accordingly, on November 13, 2014, our Board adopted an amendment and restatement of the Stock Purchase Plan which will be effective, subject to shareholder approval, as of November 1, 2014. The amendment and restatement (i) increases the authorized but unissued shares of the Class A common stock of the company reserved for sale under the Stock Purchase Plan from 1,150,000 to 1,500,000 shares and (ii) extends the term of the Stock Purchase Plan for an additional six years, through October 31, 2024. If our shareholders do not approve the amendment and restatement, (i) the Stock Purchase Plan will remain in effect until it expires on October 31, 2018 in accordance with its terms and (ii) if we exhaust our remaining share reserve under the Stock Purchase Plan, we will be unable to use the Stock Purchase Plan to provide eligible associates with the opportunity to purchase shares of our Class A common stock through payroll deductions.

Purpose of the Stock Purchase Plan

The purpose of the Stock Purchase Plan is to provide our associates with an opportunity to purchase shares of our Class A common stock through payroll deductions. We intend that the Stock Purchase Plan qualify as an “employee stock purchase plan” under Section 423 of the Code. Accordingly, the provisions of the Stock Purchase Plan are to be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

Plan History

Our Board adopted the Stock Purchase Plan on May 4, 1998 and our shareholders approved the plan at the 1999 annual meeting of shareholders. The initial share reserve of the Stock Purchase Plan was 500,000 shares of our Class A common stock, which was increased by our shareholders on January 4, 2005, by 300,000 shares, to a total of 800,000 shares of our Class A common stock.

On October 29, 2003, our Board adopted amendments to the Stock Purchase Plan, approved by our shareholders on January 6, 2004, to:

•	modify the price at which shares of our Class A common stock could be purchased under the plan;
•	permit the purchase of fractional shares under the plan; and
•	prevent a participant from disposing of shares purchased under the plan for a period of 45 days following purchase.

The Board, on February 1, 2007 modified the price at which shares of our Class A common stock could be purchased under the plan to be 90% of the fair market value of the shares as of the date of purchase.

On October 16, 2008, our Board adopted amendments to the Stock Purchase Plan, approved by our shareholders on January 7, 2009, to:

•	increase the number of shares available for sale thereunder by 350,000 shares of our Class A common stock;
•	extend the term of the plan by an additional ten years, through October 31, 2018; and
•	provide our Board with the flexibility to change the discount under the plan, from time to time, subject to the discount limitations under Section 423 of the Code.

Administration

The Stock Purchase Plan is administered by the Committee.

Eligibility and Extent of Participation

Each of our associates who is customarily employed for at least 20 hours per week and for more than five months in a calendar year is eligible to participate in the Stock Purchase Plan, commencing on the first day of the month following the completion of both the month in which he or she was hired and the next full calendar month. Participation in the Stock Purchase Plan is further subject to certain limitations imposed by Section 423(b) of the Code. As of November 26, 2014, eight executive officers and approximately 6,200 other associates were eligible to participate in the Stock Purchase Plan.

An associate may become a participant in the Stock Purchase Plan by completing a subscription agreement authorizing payroll deductions on the form provided by us and filing it with the human resources department of the company prior to the first day of the offering period with respect to which it is to be effective.

Payroll deductions will be equal to the percentage of compensation (not to exceed 15%) specified by the participant. Once enrolled, a participant remains enrolled in each subsequent offering period of the Stock Purchase Plan at the designated payroll deduction unless the participant withdraws by providing us with written notice of withdrawal or files a new subscription agreement prior to the applicable offering date changing the associate’s designated payroll deduction.

Purchase of Shares

The maximum number of shares of our Class A common stock a participant may purchase during each offering period may not exceed 5,000 shares, subject to certain limitations set forth in the Code and the availability of shares under the Stock Purchase Plan.

Unless a participant withdraws from the Stock Purchase Plan during an offering period, his or her option to purchase shares will be exercised automatically at each exercise date (the last business day of the offering period), and the maximum number of full and fractional shares subject to the option will be purchased at the applicable purchase price with the accumulated payroll deductions in his or her account. A participant’s option to purchase shares under the Stock Purchase Plan may be exercised only by the participant.

Offering Periods

Options are granted under the Stock Purchase Plan to purchase shares of our Class A common stock in consecutive three-month offering periods, with a new offering period commencing on each November 1, February 1, May 1 and August 1, unless otherwise determined by our Board.

Purchase Price

The purchase price per share at which shares of our Class A common stock are sold under the Stock Purchase Plan is 90% of the fair market value of our Class A common stock as of the date options are exercised in each period to purchase shares of the company. Under our Stock Purchase Plan, our Board may, without shareholder approval, change the discount under the plan, from time to time, provided that the purchase price may not be less than the lesser of (a) 85% of the fair market value of our Class A common stock on the first day of an offering period, and (b) 85% of the fair market value of our Class A common stock on the exercise date.

Valuation

The fair market value of our Class A common stock on any relevant date under our Stock Purchase Plan is the closing sale price of a share of our Class A common stock on the New York Stock Exchange on such date. If there is no sale of our Class A common stock on the New York Stock Exchange on such date, the fair market value of the shares will be the average of the bid and asked prices on the exchange on such date. If our Class A common stock is no longer traded on the New York Stock Exchange, the fair market value will be determined by the plan administrator in its reasonable discretion. As of November 26, 2014, the closing price of our Class A common stock on the New York Stock Exchange was $78.28.

Transferability

Neither contributions credited to an associate’s account under the Stock Purchase Plan nor any option to purchase shares pursuant to the plan may be assigned in any way, except that contributions credited to his or her account may be transferred to a designated beneficiary upon such associate’s death.

Any shares acquired by a participant pursuant to the plan may not be assigned, transferred, pledged or otherwise disposed of in any way by the participant for a period of 45 days (or such other longer or shorter time period as may be established by our Board in its sole discretion) following the date on which the participant acquired such shares as a result of the exercise of such participant’s option.

Adjustments

In the event of any stock dividend, stock split, combination or exchange of shares, recapitalization or other change in the capital structure of the company, corporate separation or division of the company (including a split-up, spin-off, split-off or other distribution to our shareholders other than a normal or special cash dividend), sale by the company of all or a substantial portion of its assets, reorganization, rights offering, partial or complete liquidation, merger or consolidation in which the company is the surviving corporation, or any other corporate transaction or other event involving the company and having an effect similar to any of the foregoing, our Board shall make such substitution or adjustments in (i) the number and kind of shares made available for sale under the Stock Purchase Plan, (ii) the number and kind of shares or other property, including cash, subject to outstanding options under the Stock Purchase Plan, (iii) the purchase price for outstanding options under the Stock Purchase Plan and (iv) other characteristics or terms of the options, as necessary or appropriate to equitably reflect such corporate transaction or other event and to prevent dilution or enlargement of participants’ rights under the Stock Purchase Plan. In the event of the dissolution or liquidation of the company, or a merger, reorganization or consolidation in which the company is not the surviving corporation, our Board, in its discretion, may accelerate the exercise of each option and/or terminate the same within a reasonable time thereafter.

Withdrawal; Termination of Employment

A participant may withdraw all, but not less than all, of the payroll deductions credited to his or her account under the Stock Purchase Plan at any time prior to an exercise date by giving written notice to us on a form provided for such purpose. If the participant withdraws from the Stock Purchase Plan during an offering period, all of the participant’s payroll deductions credited to his or her account will be paid to the participant as soon as practicable after receipt of the notice of withdrawal and his or her option for the current offering period will be automatically canceled, and no further payroll deductions for the purchase of shares will be made during such offering period or subsequent offering periods, except pursuant to a new subscription agreement filed in accordance with the Stock Purchase Plan.

Upon the termination of a participant’s continuous status as an associate prior to an exercise date of an offering period for any reason, including retirement or death, he or she will be deemed to have elected to withdraw from the Stock Purchase Plan, the payroll deductions accumulated in his or her account will be returned to him or her as soon as practicable after such termination or, in the case of death, to his or her designated beneficiary, and his or her option to purchase shares will be automatically canceled.

All payroll deductions received or held by us under the Stock Purchase Plan may be used by us for any corporate purpose, and we are not obligated to segregate such payroll deductions.

Duration and Modification

The Stock Purchase Plan was set to expire on October 31, 2018 in accordance with its terms. However, on November 13, 2014, our Board approved an amendment and restatement of the Stock Purchase Plan, subject to shareholder approval, to extend the term of the plan by an additional six years, through October 31, 2024. If our shareholders approve the amendment and restatement of the Stock Purchase Plan, our Board may at any time and for any reason terminate or amend the plan as it may deem advisable. However, we must obtain shareholder approval of any amendment to the Stock Purchase Plan to the extent that such approval is necessary to comply with Section 423 of the Code or any other applicable rules and regulations.

Federal Income Tax Consequences

The following is a general summary as of the date of this proxy statement of the U.S. federal income tax consequences to the company and the associates participating in the Stock Purchase Plan. Federal tax laws may change and the federal, state and local tax consequences for any participating associate will depend upon his or her individual circumstances. Each participating associate has been and is encouraged to seek the advice of a qualified tax adviser regarding the tax consequences of participation in the Stock Purchase Plan. The following discussion relates only to the federal income tax consequences of plan participation. It does not, for example, describe state or local income tax consequences in the United States, employment tax or social insurance consequences, nor any income or other tax consequences for participants who are subject to tax in countries other than the United States.

The Stock Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Participant contributions to the Stock Purchase Plan that are deducted from compensation constitute taxable wages to the participant for which we are generally entitled to a tax deduction.

Generally, no income will be taxable to a participant when an option is exercised and the shares are purchased. Upon disposition of the shares, the participant will be subject to tax and the amount of the tax will depend on the length of time the participant held the shares. If the participant sells or disposes of the shares no earlier than two years after the beginning of an offering period and one year from the date the shares are purchased (a “qualifying disposition”) then in the year of the qualifying disposition, the participant (or the participant’s estate in the event of death) must recognize ordinary compensation income equal to the lesser of (a) the excess of the fair market value of the shares on the date the shares were purchased over the purchase price and (b) the excess of the amount realized upon disposition of the shares over the purchase price. Any additional gain or loss recognized on the disposition of the shares will be long-term capital gain or loss.

If the participant sells or disposes of the shares before the end of the above-described holding period (a “disqualifying disposition”) then in the year of the disqualifying disposition, the participant must recognize as ordinary compensation income an amount equal to the excess of the fair market value of the shares on the date the shares were purchased over the purchase price. Any additional gain or loss recognized on the disposition of the shares will be short or long-term capital gain or loss to the participant, depending upon the length of time that the participant holds the stock after the date the shares were purchased.

In general, we are entitled to take a deduction for federal income tax purposes for any amount that the associate realizes as ordinary compensation income.

Number of Shares Purchased by Certain Individuals and Groups

The following table sets forth (a) the number of shares of our Class A common stock that were purchased during fiscal 2014 under the Stock Purchase Plan, and (b) the weighted average per share purchase price paid for such shares, for each of our named executive officers, all current executive officers as a group, and all other associates who participated in the Stock Purchase Plan as a group.

Name of Individual or Identity of Group	Number of Shares Purchased (#)	Weighted Average Purchase Price Per Share ($)
Named Executive Officers:
Erik Gershwind President and Chief Executive Officer	—	—
David Sandler Executive Vice Chairman	—	—
Jeffrey Kaczka Executive Vice President and Chief Financial Officer	319	76.75
Douglas Jones Executive Vice President, Chief Supply Chain Officer	305	77.61
Thomas Cox Former Executive Vice President, Sales	—	—
Eileen McGuire Former Executive Vice President, Human Resources	28	72.85
All current executive officers, as a group	835	77.25
All directors, excluding executive officers, as a group(1)	—	—
All associates, excluding executive officers, as a group	51,942	75.72

(1)	Non-executive directors are not eligible to participate in the Stock Purchase Plan.

New Plan Benefits Under the Stock Purchase Plan

No options have been granted, and no shares have been issued, on the basis of the 350,000 share increase that we are requesting in this proposal. The total number of shares to be received by or allocated to eligible associates under the Stock Purchase Plan cannot be determined at this time because the amount of contributions set aside to purchase shares of our Class A common stock under the plan is within the discretion of each plan participant and the amount of shares which will be purchased is dependent on the fair market value of our Class A common stock on various future dates. Non-executive directors are not eligible to participate in the Stock Purchase Plan.

The Board recommends a vote “FOR”
the approval of the amendment and restatement of our Associate Stock Purchase Plan.

DIRECTOR COMPENSATION

Our Compensation Committee is responsible for reviewing and making recommendations with respect to the compensation of our non-executive directors. Our Compensation Committee’s policy is to engage a compensation consultant every year to conduct a full review and benchmarking (using the same peer group used to benchmark executive compensation) of the non-executive directors’ compensation in order to ensure that our directors’ compensation is in line with peer companies competing for director talent. In fiscal year 2014, our Compensation Committee engaged F.W. Cook as its compensation consultants.

The key objective of our non-executive directors’ compensation program is to attract and retain highly qualified directors with the necessary skills, experience and character to oversee our management. In addition, our compensation program is designed to align the interests of our Board with the long-term interests of our shareholders. The compensation program is also designed to recognize the time commitment, expertise and potential liability required of active Board membership. We compensate our non-executive directors with a mix of cash and equity-based compensation. Directors who are also executives of the company do not receive any compensation for their service on our Board.

Fiscal Year 2014 Compensation

For the fiscal year ended August 30, 2014, we paid each non-executive director the following compensation:

•	a retainer per director for service on our Board of $42,000 per year;
•	a fee for attendance at a Board meeting of $2,000 per meeting;
•	a fee for attendance at a committee meeting of $1,700 per meeting;
•	an additional retainer for the chairman of the Audit Committee of $15,000 per year;
•	an additional retainer for the chairman of the Compensation Committee of $10,000 per year;
•	an additional retainer for the chairman of the Nominating and Corporate Governance Committee of $7,500 per year; and
•	an annual grant of restricted shares of our Class A common stock consisting of such number of shares having an aggregate fair market value of $115,000 on the date of grant to each director upon his or her election or reelection to our Board; 50% of these shares vest on the first anniversary of the date of grant and 50% vest on the second anniversary of the date of grant.

Pursuant to our 2005 Omnibus Incentive Plan, in the event that a director ceases to provide services to the company by virtue of his or her death, disability or retirement (which means cessation of services with approval of the Board), all unvested stock options held by the director become immediately exercisable until the first anniversary of such termination or until the stock options expire by their terms, whichever is shorter, and the restrictions on outstanding restricted stock shall lapse and the shares shall become fully vested. In addition, in the event of a change in control of the company, the vesting of all outstanding and unvested stock options held by each director will accelerate and become immediately exercisable, the restrictions applicable to all outstanding shares of restricted stock held by the director will lapse, and all shares of restricted stock shall become fully vested and transferable. However, the vesting of such awards will not accelerate if the agreement that effects the change in control provides for the assumption or substitution of such awards, the continuation of the awards (if the company is the surviving company), or a specified cash payment in exchange for such awards. A change in control of the company for purposes of the 2005 Omnibus Incentive Plan is described above under the section entitled “Executive Compensation — Potential Payments Upon Termination or Change in Control — Employment and Change in Control Agreements.”

Director compensation is paid quarterly in arrears. The cash compensation of directors who serve less than a full quarter is pro-rated for the number of days actually served. Directors who are appointed between annual shareholder meetings receive a pro-rated equity award upon appointment to our Board. In addition, we reimburse our non-executive directors for reasonable out-of-pocket expenses incurred in connection with attending in-person board or committee meetings and for fees incurred in attending continuing education courses for directors that are approved in advance by the company.

Changes in 2015 Compensation

In October 2014, in consultation with F.W. Cook, our Compensation Committee recommended, and our Board approved, the following changes to non-executive director compensation, effective immediately following our 2015 annual meeting of shareholders:

•	increasing the additional retainer for the chairman of the Audit Committee to $20,000 per year; and
•	increasing the annual cash retainer fee for non-executive directors to $50,000 per year.

In October 2014, our Compensation Committee recommended, and our Board approved, a change in the non-executive compensation for Mr. Jacobson. Due to the level of Mr. Jacobson’s stock ownership, Mr. Jacobson and the company would need to make a filing and Mr. Jacobson would need to pay a filing fee under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 in connection with the annual restricted share grant. Under these circumstances, our Board, upon the recommendation of our Compensation Committee, decided that it was appropriate to pay Mr. Jacobson $115,000 in lieu of the annual grant of restricted shares upon his reelection to our Board, such amount to be paid quarterly in arrears.

Non-Executive Director Summary Compensation in Fiscal Year 2014

The following table presents the compensation paid to our non-executive directors in respect of fiscal year 2014 for their services as directors. Messrs. Gershwind and Sandler, who are also executive officers of the company, did not receive compensation for their services as directors of the company in fiscal year 2014.

Name of Director	Fees Earned in Cash ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation ($)(4)	Total ($)
Jonathan Byrnes(5)	86,900	115,029	—	201,929
Roger Fradin(5)	85,200	115,029	—	200,229
Louise Goeser(5)	94,400	115,029	—	209,429
Mitchell Jacobson(5)	58,569	115,029	291,777	465,375
Denis Kelly(5)	96,275	115,029	—	211,304
Philip Peller(5)	101,900	115,029	—	216,929

(1)	Reflects annual cash board and committee retainers, committee meeting fees and board meeting fees earned by our non-executive directors for services provided during fiscal year 2014.
(2)	The amounts in this column do not reflect compensation actually received by our non-executive directors nor do they reflect the actual value that will be recognized by the non-executive directors. Instead, the amounts reflect the grant date fair value of restricted share awards calculated in accordance with FASB ASC Topic 718. The grant date fair value of restricted share awards was calculated using the closing market price of our Class A common stock as reported on the New York Stock Exchange on the date of grant.
(3)	Ms. Goeser and Messrs. Byrnes, Fradin, Jacobson, Kelly and Peller each received a grant of 1,298 restricted shares on January 16, 2014 following our 2014 annual meeting of shareholders. The restricted share awards are subject to restrictions on transfer that terminate as follows: one-half of such shares may be sold on or after the first anniversary of the date of grant and the remaining shares may be sold on or after the second anniversary of the date of grant.
(4)	As our Non-executive Chairman of the Board, Mr. Jacobson continues to participate in our 401(k) plan (which includes company matching contributions of 50% up to the first 6% of his contributions) and our group term life insurance program. In addition, we provide Mr. Jacobson with access to an employee of the company to serve as his personal administrative assistant. We incurred payroll and fringe benefit costs for Mr. Jacobson’s personal assistant in fiscal year 2014 of $154,914 and made $135,484 in tax gross-up payments to Mr. Jacobson to reimburse him for income taxes in respect of the fiscal year 2014 compensation attributed to him for the use of the personal administrative assistant. Mr. Jacobson received $1,276 in 401(k) matching funds from the company and group term life insurance benefits of $103 during fiscal year 2014.
(5)	The table below shows the aggregate number of vested stock options and unvested restricted stock awards held by our non-executive directors as of August 30, 2014.

Name of Director	Stock Options (in number of shares)	Stock Awards (in number of shares)
Jonathan Byrnes	—	2,051
Roger Fradin	—	2,051
Louise Goeser	—	2,051
Mitchell Jacobson	—	2,051
Denis Kelly	—	2,051
Philip Peller	5,000	2,051

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Written Related Person Transactions Policy

We have adopted a written related person transactions policy detailing the policies and procedures relating to transactions that may present actual, potential or perceived conflicts of interest and may raise questions as to whether such transactions are consistent with the best interest of the company and our shareholders. The Nominating and Corporate Governance Committee must review and approve any related person transaction proposed to be entered into and if appropriate, ratify any such transaction previously commenced and ongoing. The Nominating and Corporate Governance Committee may delegate its authority under the policy to the Chairman of the Nominating and Corporate Governance Committee, who may act alone. The Chairman will report to the Nominating and Corporate Governance Committee at the next meeting any approval made pursuant to such delegated authority. Based on its consideration of all of the relevant facts and circumstances, the Nominating and Corporate Governance Committee will decide whether or not to approve any related person transaction.

Under our related person transactions policy, any relationship, arrangement or transaction between the company and (a) any director, executive officer or any immediate family member of either a director or an executive officer, (b) any beneficial owner of more than 5% of our Class A common stock or (c) any entity in which any of the foregoing is employed or is a partner, principal or owner of a 5% or more ownership interest, is deemed a related person transaction, subject to certain exceptions, including (i) transactions available to all associates generally, (ii) transactions involving less than $25,000 in any 12-month period when aggregated with all similar transactions during such period, (iii) transactions involving executive compensation approved by our Compensation Committee or director compensation approved by our Board and (iv) certain charitable contributions.

Related Person Transactions

Other than compensation agreements and other arrangements, including those described under the sections entitled “Executive Compensation” on page 44 of this proxy statement and “Director Compensation” on page 73 of this proxy statement, and the arrangements described below, since the beginning of fiscal year 2014, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we have been or will be a participant:

•	in which the amount involved exceeded or will exceed $120,000; and
•	in which any director, nominee, executive officer, holder of more than 5% of our Class A common stock or our Class B common stock or any member of their immediate family had or will have a direct or indirect material interest.

Real Estate Affiliate Transaction

We are affiliated with a real estate entity that leases a distribution center located in Atlanta, Georgia to Sid Tool, our operating subsidiary. The real estate entity is owned and controlled by our principal shareholders, Mitchell Jacobson, our Chairman, and one of his family related trusts, and by his sister, Marjorie Gershwind Fiverson. In addition, Mr. Gershwind, our President and Chief Operating Officer, previously served as an officer and director of the real estate entity. Mr. Gershwind resigned from his positions with the entity on October 1, 2013. The original square footage of the distribution center was approximately 529,000 square feet. The terms of the lease agreement were independently determined to be at fair market value at the time we entered into the lease. On April 1, 2008, we and the landlord entered into an amendment to the lease, which provided for a 172,000 square foot expansion of this facility and an extension of the lease term until 2030. Based on local market terms and data compiled by an independent real estate consultant, we believe the lease amendment to be on arm’s length terms. The total rent paid by Sid Tool under the foregoing lease agreement was $2,297,000 in fiscal year 2014. The aggregate rent to be paid by Sid Tool under the remaining lease term is approximately $39,062,492, including $2,314,407 to be paid in fiscal year 2015. Sid Tool is responsible for obtaining and maintaining property insurance for the distribution center as reasonably required by the real estate entity.

The arrangement described above, along with any changes thereto, is approved by the Nominating and Corporate Governance Committee of our Board on an annual basis. We believe that the terms of the arrangement described above were at least as favorable to the company as could have been obtained from unaffiliated third parties at the time the arrangement was entered into.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The information set forth in the following tables is furnished as of October 31, 2014, except as otherwise noted, regarding the beneficial ownership of our Class A common stock and our Class B common stock by:

•	each shareholder known to us to be the beneficial owner of more than 5% of our Class A common stock or Class B common stock;
•	each director and nominee for director of the company;
•	each of our named executive officers; and
•	all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC that deem shares to be beneficially owned by any person who has or shares voting or investment power with respect to such shares. Shares of Class A common stock subject to options that are exercisable as of October 31, 2014 or are exercisable within 60 days of October 31, 2014 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of calculating the percentage ownership of such person but are not treated as outstanding for the purpose of calculating the percentage ownership of any other person. In addition, since all of the shares of Class B common stock are convertible at the option of the holder into Class A common stock on a share-for-share basis, the beneficial owner of shares of Class B common stock is deemed to be a beneficial owner of the same number of shares of Class A common stock. In indicating below the amount and nature of a person’s beneficial ownership of Class A common stock and the percentage of the class owned by such person, it has been assumed that such person has converted into Class A common stock all shares of Class B common stock of which such person is a beneficial owner. Furthermore, such shares of Class A common stock are deemed outstanding for the purpose of calculating the percentage ownership of such person, but are not treated as outstanding for the purpose of calculating the percentage ownership of any other person.

In the tables below, percentage ownership is based on 48,396,891 shares of our Class A common stock and 13,295,747 shares of our Class B common stock outstanding as of October 31, 2014. Except as otherwise indicated, the persons listed in the tables below have advised us that they have sole voting and investment power with respect to the shares listed as owned by them.

Security Ownership of Certain Beneficial Owners

	Class A common stock			Class B common stock
Name and Address of Beneficial Owner	Amount & Nature of Beneficial Ownership		Percent of Class	Amount & Nature of Beneficial Ownership		Percent of Class	Percent Voting Power(1)
Mitchell Jacobson(2)	8,210,332	(3)	14.6%	7,836,579	(4)	58.9%	43.4%
Marjorie Gershwind Fiverson(5)	2,582,179	(6)	5.1%	2,516,288	(7)	18.9%	13.9%
Erik Gershwind(2)	1,663,020	(8)	3.3%	1,357,540	(9)	10.2%	7.7%
Stacey Bennett(5)	1,106,440	(10)	2.2%	1,077,540	(11)	8.1%	6.0%
Mitchell L. Jacobson 2005 GRAT #2 Trust(5)	2,017,783	(12)	4.0%	1,909,954	(13)	14.4%	10.6%
JP Morgan Chase & Co. and its Subsidiaries(14)	4,219,815		8.7%	—		—	2.3%
Entities associated with The Bank of New York Mellon Corporation(15)	3,700,169		7.7%	—		—	2.0%
The Vanguard Group(16)	2,902,357		6.0%	—		—	1.6%
Entities associated with BlackRock, Inc.(17)	2,796,485		5.8%	—		—	1.5%
Cramer Rosenthal McGlynn, LLC(18)	2,759,719		5.7%	—		—	1.5%

(1)	Voting power represents the combined voting power of Class A common stock and Class B common stock owned beneficially by such person. On all matters to be voted upon at the annual meeting and any adjournments or postponements thereof, the holders of the Class A common stock and the Class B common stock vote together as a single class, with each record holder of Class A common stock entitled to one vote per share of Class A common stock and each record holder of Class B common stock entitled to ten votes per share of Class B common stock. For the purpose of calculating the voting power of each beneficial owner, shares of Class A common stock subject to options that are exercisable as of October 31, 2014 or are exercisable within 60 days of October 31, 2014 are deemed to be outstanding and to be beneficially owned by the person holding such options (but are not treated as outstanding for the purpose of calculating the voting power of any other person) and shares of Class B common stock are included on a non-converted basis only.
(2)	This beneficial owner’s address is c/o MSC Industrial Direct Co., Inc., 75 Maxess Road, Melville, New York 11747.
(3)	This number includes (a) 2,051 unvested restricted shares of Class A common stock over which Mr. Jacobson has voting rights but which are subject to restrictions on transfer; (b) 148,257 shares of Class A common stock held by a family charitable foundation, of which Mr. Jacobson is a director, as to which shares Mr. Jacobson has shared voting and dispositive power (and which shares are also reported as beneficially owned by Mr. Gershwind); (c) 107,829 shares of Class A common stock held by a grantor retained annuity trust, of which Mr. Jacobson is the settlor and Mr. Jacobson’s spouse is a co-trustee and which shares are also reported as beneficially owned by the Mitchell L. Jacobson 2005 GRAT #2 Trust); and (d) 7,836,579 shares of Class B common stock, which are convertible into shares of our Class A common stock on a share-for-share basis at any time, and which are discussed in more detail in footnote 4 below. Mr. Jacobson disclaims beneficial ownership of 107,829 shares of Class A common stock, which are held by the trust, except to the extent of his pecuniary interest.
(4)	This number includes (a) 4,728,724 shares of Class B common stock owned directly by Mr. Jacobson; (b) 48,700 shares of Class B common stock held by a trust, of which Mr. Jacobson is the settlor and Mr. Jacobson’s spouse is a co-trustee; (c) 1,149,201 shares of Class B common stock held by grantor retained annuity trusts, of which Mr. Jacobson is the settlor, sole annuitant and trustee; and (d) 1,909,954 shares of Class B common stock held by a grantor retained annuity trust of which Mr. Jacobson is the settlor and his spouse is a co-trustee (and which shares are also reported as beneficially owned by the Mitchell L. Jacobson 2005 GRAT #2 Trust). Mr. Jacobson disclaims beneficial ownership of 3,107,855 shares of Class B common stock, which are held by various trusts, except to the extent of his pecuniary interest.
(5)	This beneficial owner’s address is c/o Jacobson Family Investments, Inc., Carnegie Hall Tower, 152 West 57th Street, New York, New York 10019.
(6)	This number includes (a) 927 shares of Class A common stock held by a family charitable foundation, of which Ms. Gershwind Fiverson is a director, as to which shares Ms. Gershwind Fiverson has shared voting and dispositive power (and which shares are also reported as beneficially owned by Mr. Gershwind and Ms. Bennett); and (b) 2,516,288 shares of Class B common stock, which are convertible into shares of our Class A common stock on a share-for-share basis at any time, and which are discussed in more detail in footnote 7 below.
(7)	This number includes (a) 2,200,131 shares of Class B common stock owned directly by Ms. Gershwind Fiverson; and (b) 316,157 shares of Class B common stock held by grantor retained annuity trusts of which Ms. Gershwind Fiverson is the settlor, sole annuitant and trustee. Ms. Gershwind Fiverson disclaims beneficial ownership of 316,157 of the shares of Class B common stock, which are held by various trusts, except to the extent of her pecuniary interest.
(8)	This number includes (a) 98,763 shares of Class A common stock issuable upon the exercise by Mr. Gershwind of stock options that are exercisable as of October 31, 2014 or exercisable within 60 days of October 31, 2014; (b) 18,863 unvested restricted shares of Class A common stock over which Mr. Gershwind has voting rights but which are subject to restrictions on transfer; (c) 149,184 shares of Class A common stock held by family charitable foundations, of which Mr. Gershwind is a director, as to which shares Mr. Gershwind has shared voting and dispositive power (and for which 148,257 shares are also reported as beneficially owned by Mr. Jacobson and 927 shares are also reported as beneficially owned by Ms. Gershwind Fiverson and Ms. Bennett); and

(d) 1,357,540 shares of Class B common stock, which are convertible into shares of our Class A common stock on a share-for-share basis at any time, and which are discussed in more detail in footnote 9 below.
(9)	This number includes 1,025,045 shares of Class B common stock owned directly by Mr. Gershwind; (b) 158,077 shares of Class B common stock held by grantor retained annuity trusts of which Mr. Gershwind is the settlor, sole annuitant and trustee; (c) 163,458 shares of Class B common stock, which are held by a trust of which Mr. Gershwind is co-trustee and beneficiary, as to which shares Mr. Gershwind has shared voting and dispositive power; and (d) 10,960 shares of Class B common stock, which are held by a trust of which Mr. Gershwind is a trustee. Mr. Gershwind disclaims beneficial ownership of 332,495 shares of Class B common stock, which are held by various trusts, except to the extent of his pecuniary interest.
(10)	This number includes (a) 927 shares of Class A common stock held by a family charitable foundation, of which Ms. Bennet is a director, as to which shares Ms. Bennet has shared voting and dispositive power (and which shares are also reported as beneficially owned by Ms. Gershwind Fiverson and Mr. Gershwind; and (b) 1,077,540 shares of Class B common stock, which are convertible into shares of our Class A common stock on a share-for-share basis at any time, and which are discussed in more detail in footnote 11 below.
(11)	This number includes (a) 745,045 shares of Class B common stock owned directly by Ms. Bennett; (b) 158,077 shares of Class B common stock held by grantor retained annuity trusts of which Ms. Bennett is the settlor, sole annuitant and trustee; (c) 163,458 shares of Class B common stock, which are held by a trust of which Ms. Bennett is a co-trustee; (d) 10,960 shares of Class B common stock, which are held by a trust of which Ms. Bennett is a trustee. Ms. Bennett disclaims beneficial ownership of 332,495 shares of Class B common stock, which are held by various trusts, except to the extent of her pecuniary interest.
(12)	This number includes 1,909,954 shares of Class B common stock, which are convertible into shares of our Class A common stock on a share-for-share basis at any time, and which are discussed in more detail in footnote 13 below.
(13)	This number includes 1,909,954 shares owned directly by the trust (which shares are also reported as beneficially owned by Mr. Jacobson).
(14)	Based on information supplied by JPMorgan Chase & Co. in an amended Schedule 13G filed with the SEC on January 17, 2014. The address of JPMorgan Chase & Co. is 270 Park Avenue, New York, NY 10017. JPMorgan Chase & Co. is deemed to have sole voting power over 4,178,679 of these shares, shared voting power over 51 of these shares, sole dispositive power over 4,219,764 of these shares and shared dispositive power over 51 of these shares.
(15)	Based on information supplied by The Bank of New York Mellon Corporation in an amended Schedule 13G filed with the SEC on January 28, 2014. The address of The Bank of New York Mellon Corporation is One Wall Street, 31st Floor, New York, NY 10286. The Bank of New York Mellon Corporation is deemed to have sole voting power over 2,937,384 of these shares and sole dispositive power over 3,460,109 of these shares.
(16)	Based on information supplied by The Vanguard Group in a Schedule 13G filed with the SEC on February 11, 2014. The address of The Vanguard Group is 100 Vanguard Blvd, Malvern, PA 19355. The Vanguard Group is deemed to have sole voting power over 29,751 of these shares, sole dispositive power over 2,875,906 of these shares and shared dispositive power over 26,451 of these shares.
(17)	Based on information supplied by BlackRock, Inc. in an amended Schedule 13G filed with the SEC on January 30, 2014. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022. BlackRock, Inc. is deemed to have sole voting power over 2,617,024 of these shares and sole dispositive power over 2,796,485 of these shares.
(18)	Based on information supplied by Cramer Rosenthal McGlynn, LLC in a Schedule 13G filed with the SEC on February 13, 2014. The address of Cramer Rosenthal McGlynn, LLC is 520 Madison Ave, New York, NY 10022. Cramer Rosenthal McGlynn, LLC is deemed to have sole voting power over 2,466,213 of these shares, shared voting power over 293,506 of these shares and sole dispositive power over 2,759,719 of these shares.

Security Ownership of Management

The address of each individual named below is as follows: c/o MSC Industrial Direct Co., Inc., 75 Maxess Road, Melville, New York 11747. All fractional shares reported in the table below have been rounded to the nearest whole share.

	Class A common stock			Class B common stock
	Amount & Nature of Beneficial Ownership		Percent of Class	Amount & Nature of Beneficial Ownership		Percent of Class	Percent Voting Power(1)
Mitchell Jacobson	8,210,332	(2)	14.6%	7,836,579	(3)	58.9%	43.4%
Erik Gershwind	1,663,020	(4)	3.3%	1,357,540	(5)	10.2%	7.7%
David Sandler	17,032		*	—		—	*
Jonathan Byrnes	7,428	(6)	*	—		—	*
Roger Fradin	31,642	(7)	*	—		—	*
Louise Goeser	9,642	(8)	*	—		—	*
Denis Kelly	8,451	(9)	*	—		—	*
Philip Peller	13,681	(10)	*	—		—	*
Douglas Jones	63,950	(11)	*	—		—	*
Jeffrey Kaczka	33,415	(12)	*	—		—	*
Thomas Cox	110,194	(13)	*	—		—	*
Eileen McGuire	15,357	(14)	*	—		—	*
All directors, nominees for director and executive officers as a group (12 persons)	10,184,144	(15)	17.9%	9,194,119	(16)	69.2%	51.1%

*	Less than 1%.
(1)	Voting power represents the combined voting power of Class A common stock and Class B common stock owned beneficially by such person. On all matters to be voted upon at the annual meeting and any adjournments or postponements thereof, the holders of the Class A common stock and the Class B common stock vote together as a single class, with each record holder of Class A common stock entitled to one vote per share of Class A common stock and each record holder of Class B common stock entitled to ten votes per share of Class B common stock. For the purpose of calculating the voting power of each beneficial owner, shares of Class A common stock subject to options that are exercisable as of October 31, 2014 or are exercisable within 60 days of October 31, 2014 are deemed to be outstanding and to be beneficially owned by the person holding such options (but are not treated as outstanding for the purpose of calculating the voting power of any other person) and shares of Class B common stock are included on a non-converted basis only.
(2)	See footnote 3 to the Security Ownership of Certain Beneficial Owners table, located on page 79 of this proxy statement.
(3)	See footnote 4 to the Security Ownership of Certain Beneficial Owners table, located on page 79 of this proxy statement.
(4)	See footnote 8 to the Security Ownership of Certain Beneficial Owners table, located on page 79 of this proxy statement.
(5)	See footnote 9 to the Security Ownership of Certain Beneficial Owners table, located on page 80 of this proxy statement.
(6)	Includes 2,051 unvested restricted shares of Class A common stock over which Dr. Byrnes has voting rights but which are subject to restrictions on transfer.
(7)	Includes 2,051 unvested restricted shares of Class A common stock over which Mr. Fradin has voting rights but which are subject to restrictions on transfer.
(8)	Includes 2,051 unvested restricted shares of Class A common stock over which Ms. Goeser has voting rights but which are subject to restrictions on transfer.

(9)	Includes 2,051 unvested restricted shares of Class A common stock over which Mr. Kelly has voting rights but which are subject to restrictions on transfer.
(10)	Includes 2,051 unvested restricted shares of Class A common stock over which Mr. Peller has voting rights but which are subject to restrictions on transfer.
(11)	Includes 44,245 shares of Class A common stock issuable upon the exercise by Mr. Jones of stock options that are exercisable as of October 31, 2014 or exercisable within 60 days of October 31, 2014. Also includes 9,908 unvested restricted shares of Class A common stock over which Mr. Jones has voting rights but which are subject to restrictions on transfer.
(12)	Includes 17,271 shares of Class A common stock issuable upon the exercise by Mr. Kaczka of stock options that are exercisable as of October 31, 2014 or exercisable within 60 days of October 31, 2014. Also includes 12,468 unvested restricted shares of Class A common stock over which Mr. Kaczka has voting rights but which are subject to restrictions on transfer.
(13)	Includes 100,410 shares of Class A common stock issuable upon the exercise by Mr. Cox of stock options that are exercisable as of October 31, 2014 or exercisable within 60 days of October 31, 2014 contingent upon conditions set forth in Mr. Cox’ separation agreement. Also includes 4,522 unvested restricted shares of Class A common stock over which Mr. Cox has voting rights but which are subject to restrictions on transfer.
(14)	Includes 5,739 unvested restricted shares of Class A common stock over which Ms. McGuire has voting rights but which are subject to restrictions on transfer.
(15)	Includes (a) 260,689 shares of Class A common stock issuable upon the exercise of stock options that are exercisable as of October 31, 2014 or exercisable within 60 days of October 31, 2014 and (b) 42,892 unvested restricted shares of Class A common stock over which the directors and executives have voting rights but which are subject to restrictions on transfer. Also includes 9,194,119 shares of Class B common stock beneficially owned or which may be deemed to be beneficially owned by Mr. Jacobson, our Chairman of the Board, or Mr. Erik Gershwind, our President and Chief Executive Officer and a director of the company, which are convertible into shares of our Class A common stock on a share-for-share basis at any time. See also footnotes 3 and 8 to the Security Ownership of Certain Beneficial Owners table, located on page 79 of this proxy statement.
(16)	Includes shares of Class B common stock beneficially owned or which may be deemed to be beneficially owned by Mr. Jacobson or Mr. Gershwind. See also footnotes 4 and 9 to the Security Ownership of Certain Beneficial Owners table, located on pages 79 and 80 of this proxy statement.

SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

Proposals of shareholders submitted under SEC Rule 14a-8 and intended for inclusion in our proxy statement for the annual meeting of shareholders in 2016 must be received by us no later than August 7, 2015. Any such shareholder proposals may be included in our proxy statement for the 2016 annual meeting of shareholders so long as they are provided to us on a timely basis and satisfy the other conditions set forth in the applicable rules and regulations of the SEC. For shareholder proposals submitted outside the processes of SEC Rule 14a-8 which are not included in our proxy statement and which may properly be presented for consideration at our 2016 annual meeting of shareholders, and in accordance with SEC Rule 14a-4(c), the proxy or proxies designated by us will have discretionary authority to vote on any such matter unless notice of the matter is received by us not later than October 21, 2015. Shareholder proposals should be directed to our Corporate Secretary at MSC Industrial Direct Co., Inc., 75 Maxess Road, Melville, New York 11747.

OTHER MATTERS

We will provide to each shareholder, without charge and upon written request, a copy of our Annual Report on Form 10-K for the fiscal year ended August 30, 2014 and any exhibit thereto. Any such written request should be directed to the office of our Chief Financial Officer, c/o MSC Industrial Direct Co., Inc., 75 Maxess Road, Melville, New York 11747.

It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. If you are a registered shareholder, we urge you to vote promptly by Internet, by telephone or by dating, signing and mailing a printed proxy card. If you are a beneficial shareholder, we urge you to vote promptly by following the instructions provided by your broker, bank, trustee or other nominee.

By Order of the Board of Directors,

Steve Armstrong
Senior Vice President, General Counsel and
Corporate Secretary

Melville, New York
December 5, 2014

APPENDIX A

MSC INDUSTRIAL DIRECT CO., INC.

2015 OMNIBUS INCENTIVE PLAN

MSC Industrial Direct Co., Inc. (the “Company”), a New York corporation, hereby establishes and adopts the following 2015 Omnibus Incentive Plan. Upon becoming effective, the Plan replaces, and no further awards shall be made under, the Prior Plan.

ARTICLE 1. PURPOSES OF THE PLAN

The purposes of the Plan are to (i) attract and retain highly qualified Associates, Non-Executive Directors and Consultants and (ii) promote the growth and success of the Company’s business by providing incentives to such individuals for outstanding performance which contributes to the success of the Company, and aligning the long-term interests of Associates and Non-Executive Directors with those of the Company’s shareholders.

ARTICLE 2. DEFINITIONS

For purposes of interpreting the Plan and related documents (including Award Agreements), the following definitions shall apply:

2.1. “Annual Incentive Award” shall mean a Performance Award in the form of Performance Cash with a Performance Period that is the Company’s fiscal year or other 12-month (or shorter) Performance Period as specified under the terms of the Award as approved by the Committee.

2.2. “Associate” shall mean any individual providing services as an employee of the Company or any Subsidiary and any prospective employee conditioned upon, and effective not earlier than, such person becoming an employee of the Company or any Subsidiary.

2.3. “Award” shall mean any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Other Share-Based Award, Performance Award or any other right, interest or option relating to Shares or other property (including cash) granted pursuant to the provisions of the Plan.

2.4. “Award Agreement” shall mean any agreement, contract or other instrument or document evidencing any Award hereunder, whether in writing or through an electronic medium, including any appendix containing terms for Participants residing outside the United States.

2.5. “Board” shall mean the board of directors of the Company.

2.6. “Business Combination” shall have the meaning set forth in Section 11.2.

2.7. “Cause” shall have the meaning specified in an Award Agreement and, unless otherwise provided in an Award Agreement, for purposes of Article 11 shall mean (i) the willful and continued failure by the Participant to substantially perform his or her duties with the Company and its Subsidiaries (other than any such failure resulting from his or her incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Participant by the Company which demand specifically identifies the manner in which the Company believes that the Participant has not substantially performed his or her duties, (ii) the willful engaging by the Participant in conduct which is demonstrably and materially injurious to the Company or its Subsidiaries, monetarily or otherwise, or (iii) the Participant’s conviction of, or entering a plea of nolo contendere to, a felony. For purposes of clauses (i) and (ii), no act or failure to act on the Participant’s part shall be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith or without reasonable belief that his or her action or omission was in the best interest of the Company and its Subsidiaries. Unless there has been a Change in Control, the determination of Cause shall be made by the Committee, in its sole discretion.

2.8. “Change in Control” shall have the meaning set forth in Section 11.2.

2.9. “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the rulings and regulations issued thereunder.

2.10. “Committee” shall mean the Compensation Committee of the Board or any subcommittee thereof formed by the Committee to act as the Committee hereunder. Each Committee shall consist of no fewer than two Directors, each of whom is (i) a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, (ii) an “outside director” within the meaning of Section 162(m) of the Code, and (iii) an “independent director” for purpose of the rules of the principal U.S. national securities exchange on which the Shares are traded, to the extent required by such rules; provided that any action taken by the Committee shall be valid and effective, whether or not one or more members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this definition or otherwise provided in the charter of the Committee.

2.11. “Consultant” shall mean any consultant or advisor who is a natural person and who provides services to the Company or any Subsidiary, so long as such person (i) renders bona fide services that are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction, (ii) does not directly or indirectly promote or maintain a market for the Company’s securities and (iii) otherwise qualifies as a consultant under the applicable rules of the SEC for registration of shares of stock on a Form S-8 registration statement.

2.12. “Covered Employee” shall mean an employee of the Company or its Subsidiaries who is a “covered employee” within the meaning of Section 162(m) of the Code.

2.13. “Dividend Equivalents” shall have the meaning set forth in Section 12.6.

2.14. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

2.15. “Fair Market Value” shall mean, with respect to Shares as of any date, (i) the closing price of the Shares as reported on the principal U.S. national securities exchange on which the Shares are listed and traded on such date, or, if there is no closing price on that date, then on the last preceding date on which such a closing price was reported; (ii) if the Shares are not listed on any U.S. national securities exchange but are quoted in an inter-dealer quotation system on a last sale basis, the closing price of the Shares reported on the inter-dealer quotation system on such date, or, if there is no such sale on such date, then on the last preceding date on which a sale was reported; or (iii) if the Shares are neither listed on a U.S. national securities exchange nor quoted on an inter-dealer quotation system on a last sale basis, the amount determined by the Committee to be the fair market value of the Shares as determined by the Committee in its sole discretion. In the case of an Award that is an Option or Stock Appreciation Right, the determination of Fair Market Value for purposes of the exercise price of such Award shall be determined in accordance with the requirements for exempt stock rights under Section 409A of the Code. The Fair Market Value of any property other than Shares shall mean the market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.

2.16. “Full Value Award” shall mean an Award other than an Option or Stock Appreciation Right, and which is settled by the issuance of Shares and, in the case of the Prior Plan, shall mean an award other than an option or stock appreciation right, and which is settled by the issuance of Shares.

2.17. “Incentive Stock Option” shall mean an Option which when granted is intended to qualify as an incentive stock option for purposes of Section 422 of the Code.

2.18. “Non-Executive Director” shall mean a member of the Board who is not an executive officer of the Company.

2.19. “Option” shall mean any right granted to a Participant under the Plan allowing such Participant to purchase Shares at such price or prices and during such period or periods as the Committee shall determine.

2.20. “Other Share-Based Award” shall have the meaning set forth in Section 8.1.

2.21. “Participant” shall mean an Associate, Non-Executive Director or Consultant who is selected by the Committee to receive an Award under the Plan.

2.22. “Performance Award” shall mean any Award of Performance Cash, Performance Shares or Performance Units granted pursuant to Article 9.

2.23. “Performance Cash” shall mean any cash incentives granted pursuant to Article 9 payable to the Participant based upon and with payout levels a function of the achievement of such performance goals during the Performance Period as the Committee shall determine, and includes an Annual Incentive Award.

2.24. “Performance Period” shall mean the period established by the Committee during which any performance goals specified by the Committee with respect to a Performance Award or an Award under Article 10 are to be measured.

2.25. “Performance Share” shall mean any grant pursuant to Article 9 of a unit valued by reference to a designated number of Shares, which value shall be payable to the Participant based upon and with payout levels a function of the achievement of such performance goals during the Performance Period as the Committee shall determine.

2.26. “Performance Unit” shall mean any grant pursuant to Article 9 of a unit valued by reference to a designated amount of cash or property other than Shares (for example, the Committee could grant units with a designated value of $1.00 per unit), which value shall be payable to the Participant based upon and with payout levels a function of the achievement of such performance goals during the Performance Period as the Committee shall determine.

2.27. “Plan” shall mean this 2015 Omnibus Incentive Plan, as amended from time to time.

2.28. “Prior Plan” shall mean the Company’s 2005 Omnibus Incentive Plan.

2.29. “Restricted Stock” shall mean any Share issued with the restriction that the holder may not sell, transfer, pledge or assign such Share and subject to such vesting restrictions as the Committee may determine, which restrictions may lapse separately or in combination at such time or times, under such circumstances (including based on the achievement of performance goals, which may be based on the criteria set forth in Section 10.2 or such other criteria as the Committee may determine, and/or future service requirements), in installments or otherwise, and in cases where vesting is based on the achievement of performance goals, with the levels of the lapsing of restrictions a function of the achievement of such performance goals, all as the Committee shall determine.

2.30. “Restricted Stock Award” shall have the meaning set forth in Section 7.1.

2.31. “Restricted Stock Unit” shall mean a bookkeeping unit representing the equivalent of, and the right to receive upon settlement, one Share and subject to such vesting restrictions as the Committee may determine, which restrictions may lapse separately or in combination at such time or times, under such circumstances (including based on the achievement of performance goals, which may be based on the criteria set forth in Section 10.2 or such other criteria as the Committee may determine, and/or future service requirements), in installments or otherwise, and in cases where vesting is based on the achievement of performance goals, with the levels of the lapsing of restrictions a function of the achievement of such performance goals, all as the Committee shall determine.

2.32. “Restricted Stock Unit Award” shall have the meaning set forth in Section 7.1.

2.33. “SEC” means the Securities and Exchange Commission.

2.34. “Share Authorization” shall have the meaning set forth in Section 3.1.

2.35. “Shares” shall mean the shares of Class A common stock of the Company, par value $0.001 per share.

2.36. “Stock Appreciation Right” shall mean a right granted to a Participant pursuant to Article 6.

2.37. “Subsidiary” shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the relevant time each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, and if specifically determined by the Committee in the context other than with respect to Incentive Stock Options, may include an entity in which the Company has a significant direct or indirect ownership interest or that is directly or indirectly controlled by the Company.

2.38. “Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company or other entity acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

2.39. “Vesting Period” shall mean the period of time specified by the Committee during which vesting restrictions for an Award are applicable.

ARTICLE 3. SHARES SUBJECT TO THE PLAN; LIMIT ON NON-EXECUTIVE DIRECTOR AWARDS

3.1. Share Authorization.  (a) Subject to adjustment as provided in Section 12.2, the number of Shares authorized for issuance under the Plan pursuant to Awards shall be 6,000,000 Shares, minus (i) three (3.0) Shares for each Share subject to a Full Value Award granted under the Prior Plan after August 30, 2014 and (ii) one (1.0) Share for each Share subject to an award, other than a Full Value Award, granted under the Prior Plan after August 30, 2014 (the “Share Authorization”). The Shares available for issuance under the Plan may be authorized and unissued Shares or treasury Shares.

3.2. Share Counting.  (a) To the extent that a Share is subject to a Full Value Award, it shall reduce the Share Authorization by three (3.0) Shares; and to the extent that a Share is subject to an Award other than a Full Value Award, it shall reduce the Share Authorization by one (1.0) Share.

(b) If (i) any Shares subject to an Award are forfeited, an Award expires or otherwise terminates without issuance of Shares, or an Award is settled for cash (in whole or in part) or otherwise does not result in the issuance of all or a portion of the Shares subject to such Award, such Shares shall, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance, be added to the Share Authorization on the same basis as provided in paragraph (a) above (i.e., three (3.0) Shares for each Share subject to a Full Value Award and one (1.0) Share for each Share subject to an Award other than a Full Value Award), or (ii) after August 30, 2014, any Shares subject to an award under the Prior Plan are forfeited, an award under the Prior Plan expires or otherwise terminates without issuance of such Shares, or an award under the Prior Plan is settled for cash (in whole or in part), or otherwise does not result in the issuance of all or a portion of the Shares subject to such award, then the Shares subject to the award under the Prior Plan shall, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance, be added to the Share Authorization on the same basis as provided in paragraph (a) above.

(c) In the event that withholding tax liabilities arising from any Award (other than an Option or Stock Appreciation Right) are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, then in each such case the Shares so tendered or withheld shall be added to the Share Authorization on the same basis as provided in paragraph (a) above. In the event that, after August 30, 2014, withholding tax liabilities arising from awards (other than options or stock appreciation rights) under the Prior Plan are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, then in each such case the Shares so tendered or withheld shall be added to the Share Authorization on the same basis as provided in paragraph (a) above. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Share Authorization: (A) Shares tendered by a Participant (either actually or by attestation) or withheld by the Company in payment of the exercise price of an Option or, after August 30, 2014, an option under the Prior Plan; (B) Shares tendered by a Participant (either actually or by attestation) or withheld by the Company to satisfy any tax withholding obligation with respect to an Option or Stock Appreciation Right or, after August 30, 2014, an option or stock appreciation right under the Prior Plan; (C) Shares subject to a Stock Appreciation Right or a stock appreciation right under the Prior Plan that are not issued in connection with the stock settlement of the Stock Appreciation Right or stock appreciation right (after August 30, 2014) on exercise thereof; and (D) Shares purchased on the open market with the cash proceeds from the exercise of Options or options (after August 30, 2014) under the Prior Plan.

(d) Substitute Awards shall not reduce the Share Authorization, nor shall Shares subject to a Substitute Award be added to the Share Authorization as provided in paragraphs (b) and (c) above. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination, and subject to adjustment as provided in Section 12.2) may be used for Awards under the Plan and shall not reduce the Share Authorization (and Shares subject to such Awards shall not be added to the Share Authorization); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Associates, Non-Executive Directors or Consultants prior to such acquisition or combination.

3.3. Limit on Awards to Non-Executive Directors.  Notwithstanding any other provision of the Plan to the contrary and excluding any Awards made pursuant to Section 8.5, the aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all Awards granted to any Non-Executive Director during any single fiscal year of the Company shall not exceed $500,000.

ARTICLE 4. ELIGIBILITY AND ADMINISTRATION; NO REPRICING

4.1. Eligibility.  Any Associate, Non-Executive Director or Consultant shall be eligible to be selected as a Participant.

4.2. Administration.  (a) The Plan shall be administered by the Committee. The Committee shall have full and plenary power and authority, subject to the provisions of the Plan and subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to: (i) select the Associates, Non-Executive Directors and Consultants to whom Awards may from time to time be granted hereunder; (ii) determine the type or types of Awards to be granted to each Participant hereunder; (iii) determine the number of Shares to be covered by an Award or the cash amount that may be payable under an Award; (iv) determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award granted hereunder; (v) determine whether, to what extent and under what circumstances Awards may be settled in cash, Shares or other property; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other property and other amounts payable with respect to an Award made under the Plan shall be deferred either automatically or at the election of the Participant; (vii) determine whether any Award, other than an Option or Stock Appreciation Right, will have Dividend Equivalents; (viii) amend the terms and conditions of an Award after the granting thereof to a Participant (including accelerating the exercisability, vesting or payment of an Award and/or extending the period of time for which an Option or Stock Appreciation Right is to remain exercisable following the Participant’s cessation of services); (ix) interpret and administer the Plan and any instrument or agreement entered into, under or in connection with the Plan, including any sub-plan or Award Agreement; (x) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent that the Committee shall deem desirable to carry it into effect; (xi) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (xii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(b) Any determination made by the Committee with respect to an Award will be made in its sole discretion at the time of grant of the Award or at any later time, and such determination of the Committee shall be final, conclusive and binding on all persons or entities, including the Company, any Participant, and any Subsidiary. A majority of the members of the Committee may determine its actions. Notwithstanding the foregoing, any action or determination by the Committee specifically affecting or relating to an Award to a Non-Executive Director shall require the prior approval of the Board.

(c) To the extent not inconsistent with applicable law, including Section 162(m) of the Code, with respect to Awards intended to comply with the performance-based compensation exception under Section 162(m), or the rules and regulations of the principal U.S. national securities exchange on which the Shares are traded, the Committee may (i) delegate to a committee of one or more directors of the Company any of the authority of the Committee under the Plan, including the right to grant Awards and (ii) authorize one or more executive officers to do one or more of the following with respect to Associates who are not directors or executive officers of the Company: (A) designate Associates to be recipients of Awards, and (B) determine the number of Shares subject to such Awards to be received by such Associates; provided that (x) any resolution of the Committee authorizing such officer(s) must specify the total number of Shares subject to Awards that such officer(s) may so award and (y) the Committee may not authorize any officer to designate himself or herself as the recipient of an Award.

4.3. No Repricing.  Notwithstanding any other provision of the Plan to the contrary and other than adjustments made pursuant to Section 12.2 or in connection with a Change in Control, without the approval of a majority vote of the Company’s shareholders, present in person or by proxy at any special or annual meeting of the shareholders, the Company may not (a) amend the terms of outstanding Options or Stock Appreciation Rights to reduce the exercise price of such outstanding Options or Stock Appreciation Rights; (b) cancel outstanding Options or Stock Appreciation Rights in exchange for Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights; or (c) cancel outstanding Options or Stock Appreciation Rights with an exercise price above the current stock price in exchange for cash, other securities or other Awards.

ARTICLE 5. OPTIONS

5.1. Grant.  Options may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan. Any Option shall be subject to the terms and conditions of this Article and to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee may determine.

5.2. Award Agreements.  All Options shall be evidenced by an Award Agreement in such form and containing such terms and conditions as the Committee may determine which are not inconsistent with the provisions of the Plan. The terms and conditions of Options need not be the same with respect to each Participant.

5.3. Exercise Price.  Other than in connection with Substitute Awards, the exercise price per each Share purchasable under any Option granted pursuant to this Article shall not be less than 100% of the Fair Market Value of one Share on the date of grant of such Option; provided, however, that in the case of an Incentive Stock Option granted to a Participant who, at the time of the grant, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Subsidiary, the exercise price per share shall be no less than 110% of the Fair Market Value of one Share on the date of grant.

5.4. Term of Options.  The term of each Option shall be fixed by the Committee; provided that no Option shall be exercisable after the expiration of ten (10) years from the date the Option is granted; provided, however, that the term of the Option shall not exceed five (5) years from the date the Option is granted in the case of an Incentive Stock Option granted to a Participant who, at the time of the grant, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Subsidiary. Notwithstanding the foregoing, in the event that on the last business day of the term of an Option (other than an Incentive Stock Option) (i) the exercise of the Option is prohibited by applicable law or (ii) Shares may not be purchased or sold by certain Associates or Non-Executive Directors of the Company due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Option shall be extended for a period of thirty (30) days following the end of the legal prohibition, black-out period or lock-up agreement.

5.5. Vesting of Options.  The Committee shall determine and provide in the Award Agreement the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements).

5.6. Exercise of Options.  (a) Vested Options granted under the Plan shall be exercised by the Participant (or the Participant’s executors, administrators, guardian or legal representative) as to all or part of the Shares covered thereby, by giving notice of exercise to the Company or its designated agent, specifying the number of Shares to be purchased. The notice of exercise shall be in such form, made in such manner, and shall comply with such other requirements consistent with the provisions of the Plan as the Committee may prescribe from time to time.

(b) Unless otherwise provided in an Award Agreement, full payment of such purchase price shall be made at the time of exercise and shall be made (i) in cash or cash equivalents (including certified check or bank check or wire transfer of immediately available funds), (ii) by tendering previously acquired Shares (either actually or by attestation) valued at their then Fair Market Value, (iii) with the consent of the Committee, by delivery of other consideration having a Fair Market Value on the exercise date equal to the total purchase price, (iv) with the consent of the Committee, by withholding Shares otherwise issuable in connection with the exercise of the Option, (v) through any other method specified in an Award Agreement (including through a broker-assisted cashless exercise program), or (vi) any combination of any of the foregoing; provided, however, to the extent required by applicable law, that the Participant must pay in cash an amount not less than the aggregate par value (if any) of the Shares being acquired. The notice of exercise and payment of the purchase price shall be made by physical or electronic delivery as the Committee may from time to time direct, and shall be in such form, containing such further provisions consistent with the provisions of the Plan, as the Committee may from time to time prescribe. In no event may any Option granted hereunder be exercised for a fraction of a Share.

(c) Notwithstanding the foregoing, an Award Agreement may provide that if on the last day of the term of an Option (as such term may be extended as provided in Section 5.4), the Fair Market Value of one Share exceeds the exercise price per Share, the Participant has not exercised the Option (or a tandem Stock Appreciation Right, if applicable) and the Option has not expired, the Option shall be deemed to have been exercised by the Participant on such day with payment made by withholding Shares otherwise issuable in connection with the exercise of the Option. In such event, the Company shall deliver to the Participant the number of Shares for which the Option was deemed exercised, less the number of Shares required to be withheld for the payment of the total purchase price and minimum statutory withholding taxes; provided, however, any fractional Share shall be settled in cash.

5.7. Incentive Stock Options.  The Committee may grant Incentive Stock Options to any employee of the Company or any Subsidiary, subject to the requirements of Section 422 of the Code. Solely for purposes of determining whether Shares are available for the grant of Incentive Stock Options under the Plan, the maximum aggregate number of Shares that may be issued pursuant to Incentive Stock Options granted under the Plan shall be 5,000,000 Shares, subject to adjustment as provided in Section 12.2. The aggregate Fair Market Value (determined as of the time the Option is granted) of all Shares with respect to which Incentive Stock Options are first exercisable by a Participant in any calendar year (under all plans of the Company) may not exceed $100,000 or such other limitation as imposed by Section 422(d) of the Code, or any successor provision. To the extent that Incentive Stock Options are first exercisable by a Participant in excess of such limitation, such Options shall be treated as non-qualified stock options. Any Option (or portion thereof) purported to be an Incentive Stock Option, which, for any reason, fails to meet the requirements of Section 422 of the Code shall be treated as a non-qualified stock option.

ARTICLE 6. STOCK APPRECIATION RIGHTS

6.1. Grant.  The Committee may grant Stock Appreciation Rights (a) in tandem with all or part of any Option granted under the Plan or at any subsequent time during the term of such Option, (b) in tandem with all or part of any Award (other than an Option) granted under the Plan or at any subsequent time during the term of such Award, or (c) without regard to any Option or other Award, in each case upon such terms and conditions as the Committee may determine. Upon the exercise of a Stock Appreciation Right, the holder shall have the right to receive the excess of (i) the Fair Market Value of one Share on the date of exercise over (ii) the exercise price of the Stock Appreciation Right. The Committee shall determine and provide in the Award Agreement whether payment on exercise of a Stock Appreciation Right shall be made in cash, in whole Shares or other property, or any combination thereof.

6.2. Award Agreements.  All Stock Appreciation Rights shall be evidenced by an Award Agreement in such form and containing such terms and conditions as the Committee shall determine which are not inconsistent with the provisions of the Plan. The terms and conditions of Stock Appreciation Rights need not be the same with respect to each Participant.

6.3. Exercise Price.  A Stock Appreciation Right shall have an exercise price per Share of not less than 100% of the Fair Market Value of one Share on the date of grant or, if applicable, on the date of grant of an Option with respect to a Stock Appreciation Right granted in exchange for or in tandem with, but subsequent to, the Option (subject to the requirements of Section 409A of the Code) except in the case of Substitute Awards or in connection with an adjustment provided in Section 12.2.

6.4. Term.  The term of each Stock Appreciation Right shall be fixed by the Committee; provided that no Stock Appreciation Right shall be exercisable after the expiration of ten (10) years from the date the Stock Appreciation Right is granted. Notwithstanding the foregoing, in the event that on the last business day of the term of a Stock Appreciation Right (i) the exercise of the Stock Appreciation Right is prohibited by applicable law or (ii) Shares may not be purchased or sold by certain Associates or Non-Executive Directors of the Company due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term shall be extended for a period of thirty (30) days following the end of the legal prohibition, black-out period or lock-up agreement.

6.5. Vesting.  The Committee shall determine and provide in the Award Agreement the time or times at which or the circumstances under which a Stock Appreciation Right may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements).

6.6. Exercise of Stock Appreciation Rights.   (a) Vested Stock Appreciation Rights granted under the Plan shall be exercised by the Participant (or the Participant’s executors, administrators, guardian or legal representative) as to all or part of the Stock Appreciation Rights covered thereby, by giving notice of exercise to the Company or its designated agent. The notice of exercise shall be in such form, made in such manner, and shall comply with such other requirements consistent with the provisions of the Plan as the Committee may prescribe from time to time.

(b) An Award Agreement may provide that if on the last day of the term of a Stock Appreciation Right (as such term may be extended as provided in Section 6.4), the Fair Market Value of one Share exceeds the exercise price per Share of the Stock Appreciation Right, the Participant has not exercised the Stock Appreciation Right or the tandem Option (if applicable), and the Stock Appreciation Right has not otherwise expired, the Stock Appreciation Right shall be deemed to have been exercised by the Participant on such day. In such event, the Company shall make payment to the Participant in accordance with this Section, reduced by the number of Shares (or cash) required for withholding taxes; any fractional Share shall be settled in cash.

ARTICLE 7. RESTRICTED STOCK AND RESTRICTED STOCK UNITS

7.1. Grants.  Awards of Restricted Stock and of Restricted Stock Units may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan (a “Restricted Stock Award” or “Restricted Stock Unit Award,” respectively), and such Restricted Stock Awards and Restricted Stock Unit Awards shall also be available as a form of payment of Performance Awards and other earned cash-based incentive compensation. The Committee shall determine whether any consideration (other than services) is to be received by the Company or any Subsidiary as a condition precedent to the grant of Restricted Stock or Restricted Stock Units, subject to such minimum consideration as may be required by applicable law.

7.2. Award Agreements.  The terms of any Restricted Stock Award or Restricted Stock Unit Award granted under the Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan. The terms of Restricted Stock Awards and Restricted Stock Unit Awards need not be the same with respect to each Participant.

7.3. Rights of Holders of Restricted Stock and Restricted Stock Units.  Unless otherwise provided in the Award Agreement, beginning on the date of grant of the Restricted Stock Award and subject to execution of the Award Agreement, the Participant shall become a shareholder of the Company with respect to all Shares subject to the Award Agreement and shall have all of the rights of a shareholder, including the right to vote such Shares and the right to receive distributions made with respect to such Shares, except as otherwise provided in this Section. A Participant who holds a Restricted Stock Unit Award shall only have those rights specifically provided for in the Award Agreement, which may include the right to receive Dividend Equivalents (subject to the requirements of Section 409A of the Code); provided, however, in no event shall the Participant have voting rights with respect to such Award. Notwithstanding the foregoing provisions of this Section (and subject to the requirements of Section 409A of the Code), cash dividends, stock and any other property (other than cash) distributed as a dividend or otherwise with respect to any Restricted Stock Award or Restricted Stock Unit Award that vests based on achievement of performance goals either (i) shall not be paid or credited or (ii) shall be accumulated, subject to restrictions and risk of forfeiture to the same extent as the Restricted Stock or Restricted Stock Units with respect to which such cash, stock or other property has been distributed, and paid at the time or times such restrictions and risk of forfeiture lapse.

7.4. Vesting Period.  Restricted Stock Awards and Restricted Stock Unit Awards shall have such Vesting Periods as the Committee may establish at the time of the Award and which may be different for different Awards. The Committee may, in its sole discretion, waive the vesting restrictions and any other conditions set forth in any Award Agreement under such terms and conditions as the Committee shall deem appropriate, subject to the limitations imposed under Section 162(m) of the Code in the case of a Restricted Stock Award or Restricted Stock Unit Award intended to comply with the performance-based exception under Section 162(m) of the Code.

7.5. Issuance of Shares.  Any Restricted Stock granted under the Plan may be evidenced in such manner as the Board may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company. Any such certificate or certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the restrictions applicable to such Restricted Stock.

ARTICLE 8. OTHER SHARE-BASED AWARDS

8.1. Grants.  Other Awards of Shares and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Shares (“Other Share-Based Awards”), including deferred stock units, may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan. Other Share-Based Awards shall also be available as a form of payment of other Awards granted under the Plan and other earned cash-based compensation.

8.2. Award Agreements.  The terms of Other Share-Based Awards granted under the Plan shall be set forth in an Award Agreement, which may include the right to receive Dividend Equivalents (subject to the requirements of Section 409A of the Code) and shall contain provisions determined by the Committee and not inconsistent with the Plan. The terms of such Awards need not be the same with respect to each Participant. Other Share-Based Awards may be subject to such vesting restrictions as the Committee may impose, which restrictions may lapse separately or in combination at such time or times, under such circumstances (including based on the achievement of performance goals, which may be based on the criteria set forth in Section 10.2 or such other criteria as the Committee may determine, and/or future service requirements), in installments or otherwise, as the Committee may provide. Dividend Equivalents with respect to the Shares covered by an Other Share-Based Award that vests based on achievement of performance goals shall be subject to restrictions and risk of forfeiture to the same extent as the Shares covered by an Other Share-Based Award with respect to which such Dividend Equivalents have been credited.

8.3. Vesting Period.  Other Share-Based Awards shall have such Vesting Periods as the Committee may establish at the time of the Award and which may be different for different Awards. The Committee may, in its sole discretion, waive the vesting restrictions and any other conditions set forth in any Award Agreement under such terms and conditions as the Committee shall deem appropriate, subject to the limitations imposed under Section 162(m) of the Code in the case of an Other Share-Based Award intended to comply with the performance-based exception under Section 162(m) of the Code.

8.4. Payment.  Upon settlement, Other Share-Based Awards may be paid in cash and/or Shares, as provided in the Award Agreement. Other Share-Based Awards may be paid in a lump sum or in installments or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A of the Code.

8.5. Deferral of Non-Executive Director Fees.  Non-Executive Directors shall be eligible to elect to defer their cash fees or retainers and receive Other Share-Based Awards in the form of deferred stock units (based on the Fair Market Value of a Share) in lieu of all or a portion of their annual retainer, any chair retainer, any committee chair retainer, or meeting (Board or committee) fees. The Committee shall establish such rules and procedures as it deems appropriate for such elections and for payment in deferred stock units, subject to the requirements of Section 409A of the Code.

ARTICLE 9. PERFORMANCE AWARDS

9.1. Grants.  Performance Awards in the form of Performance Cash, Performance Shares or Performance Units, as determined by the Committee, may be granted hereunder to Participants, for no consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. The performance goals to be achieved for each Performance Period shall be determined by the Committee and may be based upon the criteria set forth in Section 10.2 or such other criteria as the Committee may determine.

9.2. Award Agreements.  The terms of any Performance Award granted under the Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan, including whether such Awards shall have Dividend Equivalents (subject to the requirements of Section 409A of the Code). The terms of Performance Awards need not be the same with respect to each Participant. Dividend Equivalents with respect to the Shares covered by a Performance Award that vests based on achievement of performance goals shall be subject to restrictions and risk of forfeiture to the same extent as the Shares covered by a Performance Award with respect to which such Dividend Equivalents have been credited.

9.3. Terms and Conditions.  The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award. The Committee may, in its sole discretion waive the vesting restrictions and any other conditions set forth in any Award Agreement under such terms and conditions as the Committee shall deem appropriate, subject to the limitations imposed under Section 162(m) of the Code in the case of a Performance Award intended to comply with the performance-based exception under Section 162(m) of the Code.

9.4. Payment.  Upon settlement, Performance Awards shall be paid in cash, Shares, other property, or any combination thereof, as may be established by the Committee at the time of an Award or thereafter. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A of the Code.

ARTICLE 10. CODE SECTION 162(m) PROVISIONS

10.1. Covered Employees.  Notwithstanding any other provision of the Plan, if the Committee determines at the time a Restricted Stock Award, a Restricted Stock Unit Award, a Performance Award or an Other Share-Based Award is granted to a Participant who is or may be, as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a Covered Employee, then the Committee may provide that this Article 10 is applicable to such Award. The Committee’s decision to make, or not to make, Awards within the meaning of this Article 10 shall not in any way prejudice the qualification of any other Awards as performance- based compensation under Section 162(m) of the Code. In particular, Awards of Options and Stock Appreciation Rights may, pursuant to applicable regulations promulgated under Section 162(m) of the Code, be qualified as performance-based compensation for Section 162(m) purposes without regard to this Article 10.

10.2. Performance Goals.  If the Committee determines that a Restricted Stock Award, a Restricted Stock Unit, a Performance Award or an Other Share-Based Award is intended to be subject to this Article 10, the lapsing of restrictions thereon, if applicable, and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement of one or more objective performance goals established by the Committee, which shall be based on the attainment of specified levels of one or any combination of the following performance goals or any derivations of such goals:

(a) earnings per share or earnings per share growth;

(b) revenue or revenue growth;

(c) gross profit or gross profit margin;

(d) operating profit or operating profit margin;

(e) net income;

(f) incremental operating profit margin;

(g) total shareholder return;

(h) stock price appreciation;

(i) comparisons with stock market indices;

(j) earnings before interest and taxes;

(k) earnings before interest, taxes, depreciation and amortization;

(l) asset reduction;

(m) operating expense targets;

(n) operating expense ratios;

(o) working capital targets;

(p) market share;

(q) economic value-added models;

(r) return on net assets, invested capital or equity;

(s) cash flow measures, including operating cash flow and free cash flow;

(t) cash flow per share;

(u) development and implementation of key projects, strategic plans and/or organizational goals;

(v) productivity goals;

(w) workforce management and succession planning goals; and

(x) measures of customer satisfaction, associate satisfaction, associate retention or staff development.

Such performance goals may be based solely by reference to the Company’s performance on a consolidated basis or the performance of a Subsidiary, division, business segment or business unit of the Company or a Subsidiary, or based upon performance relative to performance of a group of other companies comparable to the Company or relative to a published or special index, as determined by the Committee. The Committee may provide for exclusion of the impact of an event or occurrence which the Committee determines should appropriately be excluded, including (a) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (b) an event either not directly related to the operations of the Company, Subsidiary, division, business segment or business unit or not within the reasonable control of management, (c) acquisitions or divestitures, (d) asset write-downs, (e) litigation or claim judgments or settlements, (f) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles, or (g) foreign exchange gains or losses. Such performance goals (and any exclusions) shall (i) be set by the Committee prior to the earlier of (i) 90 days after the commencement of the applicable Performance Period and the expiration of 25% of the Performance Period, and (ii) otherwise comply with the requirements of Section 162(m) of the Code.

10.3. Adjustments; Certification.  Notwithstanding any provision of the Plan (other than Article 11 and Section 12.2), with respect to any Restricted Stock Award, Restricted Stock Unit Award, Performance Award or Other Share-Based Award that is subject to this Article 10, the Committee may adjust downwards, but not upwards, the amount payable pursuant to such Award. The Committee may also provide, in an Award Agreement or otherwise, that the achievement of specific performance goals in connection with an Award subject to this Article may be waived upon death or disability or under any other circumstance with respect to which the possible waiver will not cause the Award to fail to qualify as performance-based compensation for purposes of Section 162(m) of the Code. The Committee must certify in writing the amount of the Award for each Participant for any applicable Performance Period before payment under the Award is made.

10.4. Restrictions; Interpretation.  The Committee shall have the power to impose such other restrictions on Awards subject to this Article as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code. If any provision of the Plan or any Award Agreement relating to an Award subject to this Article does not comply or is inconsistent with the requirements of Section 162(m) of the Code, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

10.5. Limitations on Grants to Individual Participants.  Subject to adjustment as provided in Section 12.2, no Participant may be granted (i) Options or Stock Appreciation Rights during any 12-fiscal month period with respect to more than 500,000 Shares or (ii) Restricted Stock Awards, Restricted Stock Unit Awards, Performance Awards and/or Other Share-Based Awards during any fiscal year that are intended to comply with the performance-based exception under Code Section 162(m) and are denominated in Shares under which more than 500,000 Shares may be earned for any twelve (12) fiscal month period in the Vesting Period or Performance Period. During any fiscal year, no Participant may be granted Performance Awards that are intended to comply with the performance-based exception under Code Section 162(m) and are denominated in cash under which more than $5 million may be earned for any twelve (12) fiscal month period in the Performance Period. Each of the limitations in this section shall be multiplied by two (2) with respect to Awards granted to a Participant during the first fiscal year in which the Participant commences employment with the Company and its Subsidiaries. If an Award is cancelled, the cancelled Award shall continue to be counted toward the applicable limitation in this Section. For purposes of this Section, each Share subject to an Award (including a Full Value Award) shall be counted as one Share against the Award limits set forth above.

ARTICLE 11. CHANGE IN CONTROL PROVISIONS

11.1. Impact of Certain Change in Control Events.  (a) Notwithstanding any other provision of the Plan to the contrary and except as otherwise provided in an Award Agreement or other agreement approved by the Committee, in the event of a Change in Control resulting from a Business Combination: (i) subject to clause (iii) of this paragraph (a), the vesting and exercisability of any Options and Stock Appreciation Rights outstanding immediately prior to the date such Change in Control is determined to have occurred and not then vested and exercisable shall become fully vested and exercisable and shall thereafter terminate upon such Change in Control if not exercised; (ii) subject to clause (iii) of this paragraph (a), any restrictions applicable to Restricted Stock Awards, Restricted Stock Unit Awards, Performance Share Awards and Other Share-Based Awards shall lapse and the Shares relating to such Awards shall become free of all restrictions and fully vested and transferable, and any performance conditions imposed with respect to such Awards shall be deemed to be achieved at target performance levels or as otherwise provided in an Award Agreement, which may provide that the Award shall be deemed to be earned or shall vest on a pro rata basis based on achievement of the performance goals through the period immediately prior to the Change in Control; provided, however, that, other than with respect to Awards held by Non-Executive Directors as to which the provisions of clauses (i) and (ii) of this paragraph (a) shall govern, (iii) Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Unit Awards, Performance Share Awards and Other Share-Based Awards shall be subject to any agreement relating to a Business Combination that effects a Change in Control and shall not be subject to clauses (i) and (ii) of this paragraph (a), if such agreement provides for: (A) the continuation of the outstanding Awards by the Company, if the Company is the surviving corporation, (B) the assumption of the outstanding Awards by the surviving corporation or its parent or subsidiary, (C) the substitution by the surviving corporation or its parent or subsidiary of equivalent awards for outstanding Awards; or (D) subject to Section 409A of the Code, settlement of each Share subject to an outstanding Award for the Fair Market Value of a Share immediately prior to the Change in Control (less, to the extent applicable, the per share exercise price, or, if the per share exercise price equals or exceeds such Fair Market Value, the outstanding Award shall terminate and be cancelled).

(b) For the purposes of this Section 11.1, an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Performance Share Award or Other Share-Based Award shall be considered assumed or substituted for if following the Change in Control the Award confers the right to purchase or receive, for each Share subject to the Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Performance Share Award or Other Share-Based Award immediately prior to the Change in Control, the consideration (whether stock, cash or other securities or property) received in the transaction constituting the Change in Control by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the transaction constituting a Change in Control is not solely common stock of the successor company, the Committee may, with the consent of the successor company, provide that the consideration to be received upon the exercise or vesting of an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Performance Share Award or Other Share-Based Award, for each Share subject thereto, will be solely common stock of the successor company with a fair market value substantially equal to the per Share consideration received by holders of Shares in the transaction constituting a Change in Control. The determination of whether fair market value is substantially equal shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding. In cases where an Award includes performance conditions, such Award shall be considered assumed or substituted for if following the Change in Control the Award is converted into restricted stock or restricted stock units assuming achievement of the performance conditions at target levels or as otherwise provided in the Award Agreement, which may provide that the Award shall convert on a pro rata basis based on achievement of the performance goals through the period immediately prior to the Change in Control.

(c) Except as otherwise provided in an Award Agreement or other agreement approved by the Committee, in the event of a Change in Control (whether or not resulting from a Business Combination), if a Participant's employment is terminated without Cause within 12 months following such Change in

Control (whether by the Company or by any other surviving corporation in any Business Combination or any affiliate of the Company or such surviving corporation), any Options or Stock Appreciation Rights held by such Participant (including any assumed or substituted options or stock appreciation rights) shall become fully vested and exercisable and shall remain exercisable for a period of three (3) months following such termination (but not later than the expiration date of such Award), and any restrictions applicable to Restricted Stock Awards, Restricted Stock Unit Awards, Performance Share Awards and Other Share-Based Awards held by such Participant (including assumed or substituted restricted stock, restricted stock units, performance shares and other share-based awards) shall lapse and the Shares (or other securities) relating to such Awards (or awards) shall become free of all restrictions and fully vested and transferable, and any performance conditions imposed with respect to such Awards (or awards) shall be deemed to be achieved at target performance levels, or as otherwise provided in an Award Agreement, which may provide that the Award shall be deemed to be earned or shall vest on a pro rata basis based on achievement of the performance goals through the period immediately prior to the termination.

(d) The Committee, in its discretion, may determine that, upon the occurrence of a Change in Control of the Company, each Option and Stock Appreciation Right outstanding shall terminate within a specified number of days after notice to the Participant, and/or that each Participant shall receive, with respect to each Share subject to such Option or Stock Appreciation Right, an amount equal to the excess of the Fair Market Value of such Share immediately prior to the occurrence of such Change in Control over the exercise price per Share of such Option and/or Stock Appreciation Right; such amount to be payable in cash, in one or more kinds of stock or property (including the stock or property, if any, payable in the transaction) or in a combination thereof, as the Committee, in its discretion, shall determine; provided that if the per Share exercise price of any Option or Stock Appreciation Right equals or exceeds such Fair Market Value, then the Option or Stock Appreciation Right shall terminate without any payment.

11.2. Definition of Change in Control.  For purposes of the Plan, unless otherwise provided in an Award Agreement, Change in Control means the occurrence of any one of the following events:

(a) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”), other than Mitchell Jacobson or Marjorie Gershwind or a member of the Jacobson or Gershwind families or any trust established principally for members of the Jacobson or Gershwind families or an executor, administrator or personal representative of an estate of a member of the Jacobson or Gershwind families and/or their respective affiliates, becomes the beneficial owner, directly or indirectly, of fifty percent (50%) or more of the combined voting power of the Company’s outstanding voting securities ordinarily having the right to vote for the election of directors of the Company; provided, however, that for purposes of this paragraph (a), the following acquisitions shall not constitute a Change in Control: any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of paragraph (c) of this Section 11.2;

(b) during any twenty-four (24) month period, individuals who, at the beginning of such period, constitute the Board, together with any new director(s) (other than (i) a director designated by a Person who shall have entered into an agreement with the Company to effect a transaction described in paragraphs (a) or (c) of this Section 11.2 and (ii) a director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of the Company) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the twenty-four (24) month period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof;

(c) consummation of a reorganization, merger or consolidation involving the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were beneficial owners of the Company’s outstanding voting securities ordinarily having the right to vote for the election of directors of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities ordinarily having the right to vote for the election of directors of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportion as their ownership, immediately prior to such Business Combination, of the Company’s outstanding voting securities, (ii) no Person (excluding any corporation resulting from such Business Combination) other than Mitchell Jacobson or Marjorie Gershwind or a member of the Jacobson or Gershwind families or any trust established principally for members of the Jacobson or Gershwind families or an executor, administrator or personal representative of an estate of a member of the Jacobson or Gershwind families and/or their respective affiliates, beneficially owns, directly or indirectly, 50% or more of the combined voting power of the then outstanding voting securities of the corporation resulting from such Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the incumbent Board of Directors of the Company at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination;

(d) a liquidation or dissolution of the Company approved by the shareholders; or

(e) consummation of a sale of all or substantially all of the assets of the Company.

11.3. Payments upon a Change in Control.  Notwithstanding any provision of this Plan to the contrary, to the extent an Award subject to Section 409A of the Code shall be deemed to be vested or restrictions lapse, expire or terminate upon the occurrence of a Change in Control and such Change in Control does not constitute a “change in the ownership or effective control” or a “change in the ownership or a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code, then even though such Award may be deemed to be vested or restrictions lapse, expire or terminate upon the occurrence of the Change in Control or any other provision of this Plan, payment will be made, to the extent necessary to comply with the provisions of Section 409A of the Code, to the Participant on the date payment otherwise would have been made pursuant to the regular payment terms of the Award in the absence of any provisions in this Plan to the contrary.

ARTICLE 12. GENERALLY APPLICABLE PROVISIONS

12.1. Amendment and Termination of the Plan.  The Board may, from time to time, alter, amend, suspend or terminate the Plan as it shall deem advisable, subject to any requirement for shareholder approval imposed by applicable tax or securities laws, including the rules and regulations of the principal U.S. national securities exchange on which the Shares are traded; provided that the Board may not, without the approval of the Company’s shareholders to the extent required by such applicable law, amend the Plan to (a) increase the number of Shares that may be the subject of Awards under the Plan (except for adjustments pursuant to Section 12.2), (b) expand the types of awards available under the Plan, (c) materially expand the class of persons eligible to participate in the Plan, (d) amend Section 4.3’s prohibition on repricing, (e) amend Section 5.3 or Section 6.3 to eliminate the requirements relating to minimum exercise price, (f) increase the maximum permissible term of any Option specified by Section 5.4 or the maximum permissible term of a Stock Appreciation Right specified by Section 6.4, (g) add performance goals to Section 10.2, (h) increase any of the limitations in Section 10.5, or (i) extend the term of the Plan. In addition, no amendments to, or termination of, the Plan shall impair the rights of a Participant in any material respect under any Award previously granted without such Participant’s consent.

12.2. Adjustments.  In the event of any Company stock dividend, stock split, combination or exchange of shares, recapitalization or other change in the capital structure of the Company, corporate separation or division of the Company (including, but not limited to, a split-up, spin-off, split-off or other distribution to Company shareholders, other than a normal or special cash dividend), sale by the Company of all or a substantial portion of its assets (measured on either a stand-alone or consolidated basis), reorganization, rights offering, partial or complete liquidation, merger or consolidation in which the Company is the surviving corporation, or any other corporate transaction or other event involving the Company and having an effect similar to any of the foregoing, the Committee shall make such substitution or adjustments in (a) the number and kind of shares that may be delivered under the Plan, (b) the limitations in Section 10.5 (other than to Awards denominated in cash), (c) the maximum number of Shares that may be issued pursuant to Incentive Stock Options and, in the aggregate or to any Participant, (d) the number and kind of shares or other property, including cash, subject to outstanding Awards, (e) the exercise price of outstanding Options and Stock Appreciation Rights and (f) other characteristics or terms of the Awards, as necessary or appropriate to equitably reflect such corporate transaction or other event and to prevent dilution or enlargement of Participants’ rights under the Plan; provided, however, that the number of shares subject to any Award shall always be a whole number; provided, further, that any adjustment pursuant to this Section 12.2 with respect to any Option or Stock Appreciation Right shall be made in accordance with Section 409A of the Code and, with respect to Incentive Stock Options, such adjustment shall be made in accordance with Section 424 of the Code.

12.3. Transferability of Awards.  No right or interest of a Participant in any Award may be pledged, encumbered, or hypothecated to or in favor of any party, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company. Except as otherwise provided by the Committee, no Award shall be assigned, transferred, or otherwise disposed of by a Participant other than by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved from time to time by the Committee (or the Board in the case of Awards granted to Non-Executive Directors). An Award may be exercised during the life of a Participant only by the Participant or the Participant’s guardian or legal representative. The Committee by express provision in the Award Agreement or an amendment thereto may, subject to applicable laws, permit an Award (other than an Incentive Stock Option) to be transferred to, exercised by and paid to certain persons or entities related to the Participant, including, but not limited to, members of the Participant’s family, charitable institutions, or trusts or other entities whose beneficiaries or beneficial owners are members of the Participant’s family and/or charitable institutions, or to such other persons or entities as may be expressly approved by the Committee, pursuant to such conditions and procedures as the Committee may establish (including that no such transfer may be made for consideration) and on a basis consistent with the Company’s lawful issuance of securities.

12.4. Termination of Services.  The Committee shall determine and set forth in each Award Agreement whether any Awards granted in such Award Agreement will continue to be exercisable, continue to vest or be earned and the terms of such exercise, vesting or earning, on and after the date that a Participant ceases to provide services to the Company or any Subsidiary (including as a Non-Executive Director), whether by reason of death, disability, voluntary or involuntary termination of employment or services, or otherwise.

12.5. Deferral.  The Committee shall be authorized to establish procedures pursuant to which the payment of any Award may be deferred. Any Award deferred pursuant to this Section 12.5 shall be deferred in accordance with the requirements of Section 409A of the Code.

12.6. Dividend Equivalents.  Subject to the provisions of the Plan and any Award Agreement, and subject to the requirements of Section 409A of the Code, the recipient of an Award other than an Option or Stock Appreciation Right may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, cash, stock or other property equal in value to dividends paid on Shares (“Dividend Equivalents”) with respect to the number of Shares covered by the Award, as determined by the Committee. The Committee may provide that the Dividend Equivalents (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested and may provide that the Dividend Equivalents are subject to the same vesting or performance conditions as the underlying Award. Notwithstanding the foregoing, Dividend Equivalents credited in connection with an Award that vests based on the achievement of performance goals shall be subject to restrictions and risk of forfeiture to the same extent as the Award with respect to which such Dividend Equivalents have been credited.

12.7. No Pledging or Hedging.  All Shares from Awards are subject to the prohibitions in the Company’s policies on hedging of Shares (including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds) and pledging of Shares (including holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan).

ARTICLE 13. MISCELLANEOUS

13.1. Effective Date of Plan; Termination of Plan.  The Plan shall be effective on the date of the approval of the Plan by the holders of the shares entitled to vote at a duly constituted meeting of the shareholders of the Company. The Plan shall be null and void and of no effect if the foregoing condition is not fulfilled. Awards may be granted under the Plan at any time and from time to time on or prior to the tenth anniversary of the effective date of the Plan, on which date the Plan will expire except as to Awards then outstanding under the Plan; provided, however, in no event may an Incentive Stock Option be granted more than ten (10) years after the earlier of (i) the date of the adoption of the Plan by the Board or (ii) the effective date of the Plan as provided in the first sentence of this Section. Such outstanding Awards shall remain in effect until they have been exercised or terminated, or have expired.

13.2. Award Agreements.  Each Award Agreement shall either be (a) in writing in a form approved by the Committee and executed by the Company by an officer duly authorized to act on its behalf, or (b) an electronic notice in a form approved by the Committee and recorded by the Company (or its designee) in an electronic recordkeeping system used for the purpose of tracking one or more types of Awards as the Committee may provide; in each case and if required by the Committee, the Award Agreement shall be executed or otherwise electronically accepted by the recipient of the Award in such form and manner as the Committee may require. The Committee may authorize any officer of the Company to execute any or all Award Agreements on behalf of the Company. The Award Agreement shall set forth the material terms and conditions of the Award as established by the Committee consistent with the provisions of the Plan.

13.3. Tax Withholding.  The Company shall have the right to make all payments or distributions pursuant to the Plan to a Participant net of any applicable federal, state and local taxes required to be paid or withheld as a result of (a) the grant of any Award, (b) the exercise of an Option or Stock Appreciation Right, (c) the delivery of Shares or cash, (d) the lapse of any restrictions in connection with any Award or (e) any other event occurring pursuant to the Plan. The Company or any Subsidiary shall have the right to withhold from wages or other amounts otherwise payable to a Participant such withholding taxes as may be required by law, or to otherwise require the Participant to pay such withholding taxes. If the Participant shall fail to make such tax payments as are required, the Company or its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant or to take such other action as may be necessary to satisfy such withholding obligations. The Committee shall be authorized to establish procedures for election by Participants to satisfy such obligation for the payment of such taxes by tendering previously acquired Shares (either actually or by attestation, valued at their then Fair Market Value), or by directing the Company to retain Shares (up to the minimum required tax withholding rate for the Participant or such other rate that will not cause an adverse accounting consequence or cost) otherwise deliverable in connection with the Award.

13.4. Right of Discharge Reserved; Claims to Awards.  Nothing in the Plan nor the grant of an Award hereunder shall confer upon any Associate, Non-Executive Director or Consultant the right to continue in the employment or service of the Company or any Subsidiary or affect any right that the Company or any Subsidiary may have to terminate the employment or service of (or to demote or to exclude from future Awards under the Plan) any such Associate, Non-Executive Director or Consultant at any time for any reason. The Company shall not be liable for the loss of existing or potential profit from an Award granted in the event of termination of an employment or other relationship. No Associate, Non-Executive Director or Consultant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Associates, Non-Executive Directors or Consultants under the Plan.

13.5. Substitute Awards.  Notwithstanding any other provision of the Plan, the terms of Substitute Awards may vary from the terms set forth in the Plan to the extent the Committee deems appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted.

13.6. Cancellation of Award; Forfeiture of Gain.  Notwithstanding anything to the contrary contained herein, unless otherwise provided in an Award Agreement, if a Participant, without the consent of the Company, while providing services to the Company or any Subsidiary or after cessation of such service, violates a non-competition, non-solicitation or non-disclosure covenant or agreement or otherwise engages in activity that is in conflict with or adverse to the interest of the Company or any Subsidiary, as determined by the Committee in its sole discretion, then (i) any outstanding, vested or unvested, earned or unearned portion of the Award may, at the Committee’s discretion, be canceled and (ii) the Committee, in its discretion, may require the Participant or other person to whom any payment has been made or Shares or other property have been transferred in connection with the Award to forfeit and pay over to the Company, on demand, all or any portion of the gain (whether or not taxable) realized upon the exercise of any Option or Stock Appreciation Right and the value realized (whether or not taxable) on the vesting or payment of any other Award during the time period specified in the Award Agreement or otherwise specified by the Committee. Notwithstanding the foregoing, in the event of a Change in Control, the Company’s right to cancel Awards or to require forfeiture or repayment, as provided above, shall terminate without prejudice to any rights that the Company otherwise may have under applicable law.

13.7. Stop Transfer Orders.  All certificates for Shares delivered under the Plan pursuant to any Award shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the SEC, any stock exchange upon which the Shares are then listed, and any applicable federal or state securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

13.8. Nature of Payments.  Any income or gain realized pursuant to Awards under the Plan constitutes a special incentive payment to the Participant and shall not be taken into account as compensation for purposes of any of the employee benefit plans of the Company or any Subsidiary except as may be determined by the Committee or by the Board or board of directors of the applicable Subsidiary (or as may be required by the terms of such plan).

13.9. Other Plans.  Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

13.10. Severability.  The provisions of the Plan shall be deemed severable. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction or by reason of change in a law or regulation, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction or any governmental regulatory agency, or impermissible under the rules of any securities exchange on which the Shares are listed, such unlawfulness, invalidity, unenforceability or impermissibility shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or impermissible, then such unlawfulness, invalidity or impermissibility shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or impermissible and the maximum payment or benefit that would not be unlawful, invalid or impermissible shall be made or provided under the Plan.

13.11. Construction.  As used in the Plan, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

13.12. Unfunded Status of the Plan.  The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver the Shares or payments in lieu of or with respect to Awards hereunder; provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

13.13. Governing Law.  The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of New York, without reference to principles of conflict of laws, and construed accordingly.

13.14. Foreign Associates and Consultants.  Awards may be granted to Participants who are foreign nationals or providing services outside the United States, on such terms and conditions different from those applicable to Awards to Associates or Consultants providing services in the United States as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for Associates or Consultants on assignments outside their home country.

13.15. Compliance with Section 409A of the Code.  (a) This Plan is intended to comply and shall be administered in a manner that is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. To the extent that an Award or the payment, settlement or deferral thereof is subject to Section 409A of the Code, the Award shall be granted, paid, settled or deferred in a manner that will comply with Section 409A of the Code, except as otherwise determined by the Committee. Any provision of this Plan that would cause the grant of an Award or the payment, settlement or deferral thereof to fail to satisfy Section 409A of the Code shall be amended to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with Section 409A of the Code.

(b) Notwithstanding anything in the Plan or any Award Agreement to the contrary, in the event that a Participant is identified as a “specified employee” (as such term is defined in Section 409A of the Code) as of the date of such Participant’s separation from service, any Awards subject to Section 409A of the Code and payable upon the Participant’s separation from service, shall be paid on the first payroll date after the six-month anniversary of the Participant’s separation from service, or if earlier, the date of the Participant’s death.

13.16. No Representations or Covenants with Respect to Tax Qualification.  Although the Company may endeavor to (i) qualify an Award for favorable U.S. or foreign tax treatment or (ii) avoid adverse tax treatment (e.g., under Section 409A of the Code), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment.

13.17. No Constraint on Corporate Action.  Nothing in this Plan shall be construed to: (i) limit, impair, or otherwise affect the Company’s or a Subsidiary’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or, (ii) limit the right or power of the Company or a Subsidiary to take any action which such entity deems to be necessary or appropriate.

13.18. No Registration Rights; No Right to Settle in Cash.  The Company has no obligation to register with any governmental body or organization (including, without limitation, the SEC) any of (a) the offer or issuance of any Award, (b) any Shares issuable upon the exercise or vesting of any Award, or (c) the sale of any Shares issued upon the exercise or vesting of any Award, regardless of whether the Company in fact undertakes to register any of the foregoing. In particular, in the event that any of (x) any offer or issuance of any Award, (y) any Shares issuable upon the exercise or vesting of any Award, or (z) the sale of any Shares issued upon the exercise or vesting of any Award are not registered with any governmental body or organization (including, without limitation, the SEC), the Company will not under any circumstance be required to settle its obligations, if any, under this Plan in cash.

13.19. Data Privacy.  As a condition of acceptance of an Award, the Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this Section by and among, as applicable, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that the Company and its Subsidiaries hold certain personal information about the Participant, including the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company or any Subsidiary, details of all Awards or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (the “Data”), for the purpose of implementing, managing and administering the Plan. The Participant further understands that the Company and its Subsidiaries may transfer the Data amongst themselves as necessary for the purpose of implementation, management and administration of the Participant’s participation in the Plan, and that the Company and its Subsidiaries may each further transfer the Data to any third parties assisting the Company in the implementation, management, and administration of the Plan. The Participant understands that these recipients may be located in the Participant’s country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Participant’s country. The Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Participant, through participation in the Plan and acceptance of an Award under the Plan, authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Participant may elect to deposit any Shares. The Participant understands that the Data will be held only as long as is necessary to implement, manage, and administer the Participant’s participation in the Plan. The Participant understands that if he or she resides outside the United States, he or she may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data, or refuse or withdraw the consents herein in writing, in any case without cost, by contacting in writing his or her local human resources representative. Further, the Participant understands that he or she is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke his or her consent, the Participant’s employment status and position with the Company or its Subsidiary will not be affected; the only adverse consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant the Participant Awards or administer or maintain such Awards. Therefore, the Participant understands that refusing or withdrawing the Participant’s consent may affect his or her ability to participate in the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.

13.20. Indemnity.  To the extent allowable pursuant to applicable law, each member of the Committee or of the Board and any person to whom the Committee has delegated any of its authority under the Plan shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Certificate of Incorporation or By-laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

13.21. Captions.  The captions in the Plan are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.

APPENDIX B

MSC INDUSTRIAL DIRECT CO., INC.

AMENDED AND RESTATED ASSOCIATE STOCK PURCHASE PLAN

The following are the provisions of the Amended and Restated MSC Industrial Direct Co., Inc. Associate Stock Purchase Plan (the “Plan”).

1. Purpose.

The purpose of the Plan is to provide Associates of MSC Industrial Direct Co., Inc. (the “Company”) and its Subsidiaries with an opportunity to purchase shares of the Company's Class A Common Stock. The Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. The provisions of the Plan will be construed so as to extend and limit participation consistent with the requirements of the Code.

2. Definitions.

(a) “Associate” shall mean any person, including an officer, who is customarily employed by the Company or one of its Designated Subsidiaries, for at least twenty (20) hours per week and more than five (5) months in a calendar year.

(b) “Board” shall mean the Board of Directors of the Company.

(c) “Class A Common Stock” shall mean the Class A Common Stock, $.001 par value, of the Company.

(d) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(e) “Compensation” shall mean all regular straight time gross earnings and commissions, and shall include payments for overtime, shift premium, incentive compensation, incentive payments, bonuses and other compensation.

(f) “Continuous Status as an Associate” shall mean the absence of any interruption or termination of service as an Associate. Continuous Status as an Associate shall not be considered interrupted in the case of a leave of absence agreed to in writing by the Company or a Subsidiary, provided that such leave is for a period of not more than 90 days or re-employment upon the expiration of such leave is guaranteed by contract or statute.

(g) “Contributions” shall mean all amounts credited to the account of a participant pursuant to the Plan.

(h) “Designated Subsidiaries” shall mean the Subsidiaries which have been designated by the Board in its sole discretion as eligible to participate in the Plan.

(i) “Exercise Date” shall mean the last business day of each Offering Period of the Plan.

(j) “Fair Market Value” shall mean as of any date (i) the closing sale price of the Class A Common Stock on the New York Stock Exchange on such date or, if such day is not a business day, as of the immediately preceding business day, (ii) if there is no sale of the Class A Common Stock on such Exchange on such business day, the average of the bid and asked prices on such Exchange at the close of the market on such business day, and (iii) if the Class A Common Stock is no longer traded on such Exchange, as determined by the Board in its reasonable discretion.

(k) “Offering Date” shall mean the first day of each Offering Period of the Plan.

(l) “Offering Period” shall mean a period of three (3) months commencing on the following dates of each year except as otherwise determined by the Company:

(i) November 1,

(ii) February 1,

(iii) May 1, and

(iv) August 1.

(m) “Purchase Price” shall mean 90% of the Fair Market Value of the Class A Common Stock on the Exercise Date, unless otherwise determined by the Board in its discretion. Subject to Section 19 hereof, the Board may from time to time, in its discretion and without shareholder approval, change the method for calculating the Purchase Price, provided that the Purchase Price may not be less than the lesser of (a) 85% of the Fair Market Value of the Company’s Class A Common Stock on the Offering Date and (b) 85% of the Fair Market Value on the Exercise Date.

(n) “Subsidiary” shall mean a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

3. Eligibility.

(a) All Associates are eligible to participate in such Offering Period under the Plan commencing on the first day of the month following the completion of both the month in which he or she was hired and the next full calendar month, subject to the requirements of Section 5 and the limitations imposed by Section 423(b) of the Code.

(b) An Associate shall not be granted an option under the Plan, if:

(i) immediately after the grant, the Associate (or any other person whose stock would be attributed to such Associate pursuant to Section 424(d) of the Code) would own shares and/or hold outstanding options to purchase shares possessing five percent (5%) or more of the total combined voting power or value of all classes of shares of the Company; or

(ii) the rate of withholding under such option would permit the Associate's rights to purchase shares under all “employee stock purchase plans” (described in Section 423 of the Code) of the Company and its Subsidiaries to accrue (i.e., become exercisable) at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) of Fair Market Value of such shares (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

4. Offering Periods.

(a) The Plan shall be implemented by consecutive Offering Periods with a new Offering Period to begin on or about November 1, February 1, May 1 and August 1 of each year (or at such other time or times as may be determined by the Board). The first Offering Period shall begin on November 1, 1998.

(b) The Board will have the power to change the duration and/or the frequency of an Offering Period with respect to any future offerings without shareholder approval if such change is announced at least fifteen (15) days prior to the scheduled beginning of the first Offering Period to be affected.

5. Participation.

(a) An eligible Associate may become a participant in the Plan by completing a subscription agreement provided by the Company, designating a percentage, between one percent (1%) and fifteen percent (15%) of such Associate's Compensation, to be withheld as a payroll deduction and paid as his or her Contribution to the Plan, and submitting the subscription agreement to the Company’s human resources department, or such other person or group as designated by the Company, prior to the applicable Offering Date. Once enrolled, the Associate shall remain enrolled in each subsequent Offering Period of the Plan at the designated payroll deduction unless the Associate withdraws from an Offering Period by providing the Company with a written notice of withdrawal in accordance with Section 10 or files a new subscription agreement prior to the applicable Offering Date changing the Associate's designated payroll deduction.

(b) Payroll deductions begin on the first payroll date during the applicable Offering Period and end on the last payroll date on or prior to the Exercise Date of the Offering Period to which the subscription agreement is applicable, unless sooner terminated by the participant as provided in Section 10.

6. Method of Payment of Contributions.

(a) Payroll deductions shall be made on each payroll date during the Offering Period in an amount between one percent (1%) and fifteen percent (15%) (in whole number increments) of a participant's Compensation on each such payroll date.

(b) All payroll deductions made by a participant will be credited to his or her account under the Plan.

(c) A participant may not make any additional payments into the account.

(d) A participant may discontinue his or her participation in the Plan as provided in Section 10, or may change the rate of his or her payroll deduction during an Offering Period by completing and filing with the Company a new authorization for payroll deduction, provided that the Board may, in its discretion, impose reasonable and uniform restrictions on a participant's ability to change the rate of payroll deductions. The change in rate shall be effective no later than fifteen (15) days following the Company's receipt of the new authorization. A participant may decrease or increase the amount of his or her payroll deductions as of the beginning of an Offering Period by completing and filing with the Company, at least fifteen (15) days prior to the beginning of such Offering Period, a new payroll deduction authorization.

(e) Notwithstanding the foregoing, to the extent necessary, but only to such extent, to comply with Section 423(b)(8) of the Code and Section 3(b) herein, a participant's payroll deductions may be automatically decreased to zero percent (0%) at any time during any Offering Period. Payroll deductions shall commence at the rate provided in such participant's subscription agreement at the beginning of the next succeeding Offering Period, unless terminated by the participant as provided in Section 10.

7. Grant of Option.

(a) An eligible Associate participating in an Offering Period may purchase shares of the Company's Class A Common Stock on the Exercise Date with the Contributions accumulated on or prior to such Exercise Date.

(b) The number of whole and fractional shares to be purchased on the Exercise Date shall be determined by dividing the Purchase Price into the Contributions accumulated in the participant's account as of the Exercise Date.

(c) The maximum number of shares of the Class A Common Stock which may be purchased during each Offering Period by a participant shall not exceed 5,000 shares, and the purchase is subject to the limitations set forth in Sections 3(b) and 12.

8. Exercise of Option.

(a) Unless a participant withdraws from the Plan as provided in Section 10, the Associate's option for the purchase of shares will be exercised automatically on the Exercise Date of each Offering Period.

(b) The maximum number of whole and fractional shares will be determined based on the Purchase Price and the accumulated Contributions in the participant's account.

(c) The shares purchased will be issued to the participant as promptly as practicable after the Exercise Date.

(d) The option to purchase shares hereunder is exercisable only by the participant.

(e) Notwithstanding anything in the Plan to the contrary, any shares acquired by a participant hereunder after the first Offering Date subsequent to January 6, 2004 may not be assigned, transferred, pledged or otherwise disposed of in any way by the participant for a period of forty-five (45) days (or such other longer or shorter time period (including 0 days) as may be established by the Board in its sole discretion) following the date on which the participant acquired such shares as a result of the exercise of such participant's option.

9. Delivery.

As promptly as practicable after the Exercise Date of each Offering Period, the Company shall arrange the delivery of shares to each participant by means of direct deposit into the participant's brokerage account.

10. Voluntary Withdrawal; Termination of Employment.

(a) A participant may withdraw all, but not less than all, of the payroll deductions credited to his or her account and not yet used to exercise his or her option under the Plan at any time prior to an Exercise Date by giving written notice to the Company on a form provided for such purpose. If the participant withdraws from an Offering Period, all of the participant's payroll deductions credited to his or her account will be paid to the participant as promptly as practicable after receipt of the notice of withdrawal, his or her option for such Offering Period will be automatically canceled, and no further payroll deductions for the purchase of shares will be made during such Offering Period or subsequent Offering Periods, except pursuant to a new subscription agreement filed in accordance with Section 5 hereof.

(b) Upon termination of the participant's Continuous Status as an Associate prior to an Exercise Date of an Offering Period for any reason, including retirement or death, the payroll deductions accumulated in his or her account will be returned to him or her as promptly as practicable after such termination or, in the case of death, to the person or persons entitled thereto under Section 14, his or her option will be automatically canceled and he or she will be deemed to have elected to withdraw from the Plan.

(c) A participant's withdrawal from an Offering Period will not have any effect upon his or her eligibility to participate in a succeeding Offering Period or in any similar plan that may hereafter be adopted by the Company; provided, that the Board may, in its discretion and subject to compliance with Section 423 of the Code (or any successor rule or provision or any applicable law or regulation), impose reasonable and uniform restrictions on a participant's ability to participate in succeeding Offering Periods.

11. Interest.

No interest shall accrue on the Contributions of a participant in the Plan.

12. Stock.

(a) The maximum number of shares of the Company's Class A Common Stock made available for sale under the Plan is 1,500,000 and is subject to adjustment upon changes in the capitalization of the Company.

(b) If the total number of shares subject to options granted exceeds the number of shares available under the Plan, the Company will make a pro rata allocation of the shares remaining available for option grant in a practical and equitable manner. A written notice will be distributed to each Associate stating the reduction of the number of shares due to the adjustment and the corresponding reduction in the Contribution.

(c) The participant will have no interest or voting right in shares covered by his or her option until such option has been exercised.

(d) Shares to be delivered to a participant under the Plan will be registered in the name of the participant.

13. Administration.

The Board, or a committee appointed by the Board, will:

(a) Supervise and administer the Plan and will have full power to adopt, amend and rescind any rules deemed desirable and appropriate and consistent for the administration of the Plan.

(b) Construe and interpret the Plan in its sole and absolute discretion, and make all other determinations necessary or advisable for the administration of the Plan.

14. Designation of Beneficiary.

(a) A participant may file a written designation of a beneficiary who is to receive cash, if any, from the participant's account under the Plan in the event of such participant's death.

(b) Designation of a beneficiary may be changed by the participant at any time by written notice.

(c) In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant's death, the Company will deliver the cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), then the Company, in its discretion, may deliver the cash to the spouse or to any one or more dependents or relatives of the participant.

15. Transferability.

a) Neither Contributions credited to a participant's account nor any rights with regard to an option to purchase shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (except as provided in Section 14).

b) Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 10.

16. Use of Funds.

All Contributions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such Contributions.

17. Reports.

An individual Account Statement will be given to participating Associates promptly following each Exercise Date. The Account Statement will report:

(a) amount of Contributions,

(b) per share Purchase Price,

(c) number of shares purchased, and

(d) remaining cash balance (if any).

18. Adjustments Upon Changes in Capitalization; Corporate Transactions.

In the event of any stock dividend, stock split, combination or exchange of shares, recapitalization or other change in the capital structure of the Company, corporate separation or division of the Company (including, but not limited to, a split-up, spin-off, split-off or other distribution to Company stockholders, other than a normal or special cash dividend), sale by the Company of all or a substantial portion of its assets (measured on either a stand-alone or consolidated basis), reorganization, rights offering, partial or complete liquidation, merger or consolidation in which the Company is the surviving corporation, or any other corporate transaction or other event involving the company and having an effect similar to any of the foregoing, the Board shall make such substitution or adjustments in (a) the number and kind of shares made available for sale under the Plan, (b) the number and kind of shares or other property, including cash, subject to outstanding options, (c) the Purchase Price for outstanding options under the Plan and (d) other characteristics or terms of the options, as necessary or appropriate to equitably reflect such corporate transaction or other event and to prevent dilution or enlargement of participants’ rights under the Plan.

In the event of the dissolution or liquidation of the Company, or a merger, reorganization or consolidation in which the Company is not the surviving corporation, the Board, in its discretion, may accelerate the exercise of each option and/or terminate the same within a reasonable time thereafter.

19. Amendment or Termination.

The Board may at any time terminate or amend the Plan in whole or part. Except as provided in Section 18 or as necessary to comply with applicable law, stock exchange rules or accounting rules, no such termination may affect options to purchase shares previously granted, nor may an amendment make any change in any option which has been granted which adversely affects the rights of any participant. In addition, to the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any applicable law or regulation), the Company shall obtain shareholder approval in such manner as required.

20. Notices.  All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21. Conditions Upon Issuance of Shares.

(a) Shares shall not be issued with respect to an option to purchase, unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed.

(b) As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

(c) Each participant agrees, by entering the Plan, to promptly give the Company notice of any disposition of shares purchased under the Plan where such disposition occurs within two (2) years after the date of grant of the option pursuant to which such shares were purchased.

22. Term of Plan; Effective Date.

The Plan shall continue in effect for a term of ten (10) years from November 1, 2014, unless sooner terminated under Section 19. Continuance of the Plan shall be subject to approval by the shareholders of the Company at the Company’s 2015 Annual Meeting of Shareholders. Such shareholder approval shall be obtained in the manner required under the New York Business Corporation Law.

23. No Rights to Continued Employment.

Neither this plan, nor the grant of any option hereunder, shall confer any right on any Associate or restrict the right of the Company or any Subsidiary to terminate such Associate’s employment or service to the Company or such Subsidiary.

24. Responsibility.

Neither the Company, the Board, any Subsidiary, nor any director, officer or employee of the Company or any Subsidiary shall be liable to any Associate under the Plan for any mistake of judgment or omission or wrongful act unless resulting from willful misconduct or intentional misfeasance.

25. Governing Law.

The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the internal laws of the State of New York and any applicable United States federal laws.

MSC Industrial Supply Co.

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MSC INDUSTRIAL DIRECT CO., INC.

The Board of Directors recommends a vote FOR the listed director nominees to serve for one-year terms:

Proposal No. 1: Election of Directors

	For All	Withhold All	For All Except
Proposal No. 1	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Mitchell Jacobson
02) David Sandler
03) Erik Gershwind
04) Jonathan Byrnes
05) Roger Fradin
06) Louise Goeser
07) Denis Kelly
08) Philip Peller

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
Proposal No. 2: Ratification of Ernst & Young LLP as our Independent Registered Public Accounting Firm for Fiscal Year 2015 To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2015.	☐	☐	☐
Proposal No. 3: Advisory Vote on Executive Compensation To approve, on an advisory basis, the compensation of our named executive officers.	☐	☐	☐
Proposal No. 4: To Approve the MSC Industrial Direct Co., Inc. 2015 Omnibus Incentive Plan.	☐	☐	☐
Proposal No. 5: To Approve the Amendment and Restatement of the MSC Industrial Co., Inc. Associate Stock Purchase Plan.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournments or postponements thereof.

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NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your complete title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date